     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 2002


                                                      REGISTRATION NO. 333-76552
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           TEXAS STANDARD OIL COMPANY
             (Exact name of registrant as specified in its charter)

                 TEXAS                                     1311                                  76-0675803
    (State or other jurisdiction of            (Primary standard industrial                   (I.R.S. Employer
     incorporation or organization)            classification code number)                  Identification No.)

              6371 RICHMOND AVENUE, SUITE 100                                       CHIP LANGSTON
                    HOUSTON, TEXAS 77057                                   6371 Richmond Avenue, Suite 100
                       (713) 655-1195                                            Houston, Texas 77057
    (Address, including zip code, and telephone number,                             (713) 655-1195
                         including                            (Name, address, including zip code, and telephone number,
  area code, of Registrant's principal executive offices)             including area code, of agent for service)

                                   COPIES TO:

                              GEORGE G. YOUNG III
                             HAYNES AND BOONE, LLP
                       1000 LOUISIANA STREET, SUITE 4300
                              HOUSTON, TEXAS 77002
                                 (713) 547-2000
                           (713) 547-2600 (FACSIMILE)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
               TITLE OF SHARES                    AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
              TO BE REGISTERED                     REGISTERED             SHARE                PRICE         REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share(1)...       748,770               $1.20               $898,524              $82.66
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Texas Standard common stock, par value $0.01 per share, estimated to be issuable upon the consummation of the exchange offer for units of the Freeport-McMoRan Oil and Gas Realty Trust. The proposed maximum offering price per share was calculated pursuant to Rule 457(f) of the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, based on the average of the high and low sales price of $.06 on January 7, 2002 of a unit of the Freeport-McMoRan Oil and Gas Royalty Trust multiplied by 20 units.

(2) A filing fee of $222.47 has been previously paid.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           TEXAS STANDARD OIL COMPANY


                               OFFER TO EXCHANGE
                   COMMON STOCK OF TEXAS STANDARD OIL COMPANY
                                      FOR
            UNITS OF THE FREEPORT-MCMORAN OIL AND GAS ROYALTY TRUST


     Expiration Date. The exchange offer expires at 5:00 p.m., New York City time, on May 6, 2002, unless extended. Units tendered pursuant to the offer may be withdrawn at any time prior to the expiration of the offer.



     Exchange Ratio. We will issue one share of our common stock in exchange for every 20 units of the Freeport-McMoRan Oil and Gas Royalty Trust tendered to us by holders of record of units of the Trust. We will not issue any fractional shares. We will determine the number of shares of common stock to be issued to each tendering holder by dividing the number of units tendered by 20 and rounding up to the nearest whole number.


     Conditions. Our obligation to complete the exchange offer is conditioned on at least 50% of the total outstanding units being tendered for exchange and not withdrawn.

                             ---------------------

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                             ---------------------

     THESE ARE SPECULATIVE SECURITIES. YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


                  The date of this Prospectus is April 3, 2002

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS.......................................   iv
SUMMARY.....................................................    1
  Information about Texas Standard and the Trust............    1
  The Exchange Offer........................................    2
  Our Plans for the Future..................................    2
  Risk Factors..............................................    2
  Method of Determining Exchange Values.....................    3
  Appraisal Rights; Investor Lists..........................    3
  Shareholder Approval and Regulatory Requirements..........    3
  Accounting Treatment......................................    4
  Tax Consequences..........................................    4
  Recommendation of the Trustee.............................    4
  Comparative Rights of Security Holders....................    4
  Unaudited Pro Forma Financial Data........................    4
  Market Price Information..................................    4
  Comparative Per Share Data................................    5
FORWARD-LOOKING STATEMENTS..................................    6
RISK FACTORS................................................    7
  Risks Related to the Transaction..........................    7
  Risk Factors Relating to Our Business.....................    8
  Risk Factors Related to Our Common Stock..................   14
BACKGROUND AND REASONS FOR THE EXCHANGE OFFER...............   16
  Background of the Trust...................................   16
  Background of the Exchange Offer..........................   16
  Reasons for the Exchange Offer............................   21
  Other Transactions and Relationships......................   21
  Alternatives to the Exchange Offer........................   22
THE EXCHANGE OFFER..........................................   22
  Terms of the Exchange Offer...............................   22
  Issuance of Shares; Fractional Shares.....................   22
  Expiration Date; Extensions; Amendments...................   23
  Procedures for Tendering..................................   23
  Withdrawal of Tenders.....................................   25
  Conditions................................................   26
  Exchange Agent............................................   27
  Solicitation of Tenders; Fees and Expenses................   27
  Accounting Treatment......................................   28
  No Consents or Authorizations.............................   28
  Regulatory Requirements...................................   28
  No Independent Representative or Fairness Opinion.........   28

                                                              PAGE
                                                              ----
MATERIAL FEDERAL INCOME TAX CONSEQUENCES....................   29
  General...................................................   29
  Assumptions and Representations...........................   29
  No Tax Rulings............................................   29
  Substance Over Form Principles............................   30
  Royalty Partnership.......................................   30
  Royalty Trust.............................................   31
  Unitholders...............................................   31
RIGHTS OF DISSENTING SHAREHOLDERS...........................   31
  Access to Investor List...................................   32
METHOD OF DETERMINING EXCHANGE VALUES.......................   32
RECOMMENDATION OF THE TRUSTEE...............................   32
SELECTED FINANCIAL DATA OF THE TRUST........................   32
TEXAS STANDARD'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATION OF THE FREEPORT-MCMORAN
  OIL AND GAS ROYALTY TRUST.................................   33
  Comparison of Results of Operations for the Years Ended
     December 31, 2001 and 2000.............................   33
  Comparison of Results of Operations for the Years Ended
     December 31, 2000 and 1999.............................   34
  Liquidity and Capital Resources...........................   34
  Legal Proceedings.........................................   34
  Accountants...............................................   34
PLAN OF OPERATION...........................................   35
  Results of Operations.....................................   35
  Liquidity and Capital Resources...........................   36
BUSINESS AND PROPERTIES.....................................   37
  Properties................................................   37
  Oil and Gas Reserves......................................   38
  Productive Wells..........................................   39
  Leasehold Acreage.........................................   40
  Major Customers...........................................   40
  Title to Properties.......................................   40
  Competition...............................................   40
  Markets...................................................   41
  Corporate Offices.........................................   41
  Employees.................................................   42
  Legal Proceedings.........................................   42
  Environmental Regulations.................................   42
MANAGEMENT..................................................   45
  Officers and Directors....................................   45
EXECUTIVE COMPENSATION......................................   46
  Summary Compensation Table................................   46
  Employment Agreements, Termination of Employment and
     Change-in-Control Arrangements.........................   46
  Stock-Based Plans.........................................   46
  Option/SAR Grants in Last Fiscal Year.....................   47

                                                              PAGE
                                                              ----
  Aggregate Option/SAR Exercise in Last Fiscal Year and
     Fiscal Year-End Option/SAR Values......................   47
  Long Term Incentive Plan Awards...........................   47
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK....................   47
CERTAIN TRANSACTIONS........................................   48
  Working Capital Loans.....................................   48
  Services Agreements and Purchase of Assets................   48
  Goliad County Well........................................   48
COMPARISON OF SECURITY HOLDER RIGHTS AND CERTAIN CHANGES IN
  THE RIGHTS OF UNITHOLDERS.................................   49
DESCRIPTION OF CAPITAL STOCK................................   59
  Preferred Stock...........................................   59
  Common Stock..............................................   59
  Texas Anti-Takeover Law and Articles of Incorporation and
     Bylaw Provisions.......................................   60
  Limitation of Liability; Indemnification..................   60
  Transfer Agent and Registrar..............................   61
MARKET FOR THE TRUST'S UNITS................................   61
MARKET FOR OUR COMMON STOCK AND SHARES ELIGIBLE FOR FUTURE
  SALE......................................................   61
LEGAL MATTERS...............................................   62
INDEPENDENT AUDITORS........................................   62
RESERVE ENGINEERS...........................................   62
WHERE YOU CAN FIND MORE INFORMATION ABOUT TEXAS STANDARD....   62
GLOSSARY OF OIL AND GAS TERMS...............................   63
INDEX TO FINANCIAL STATEMENTS...............................  F-1



     THE EXCHANGE OFFER IS EXPECTED TO EXPIRE ON MAY 6, 2002. YOU MUST MAKE YOUR EXCHANGE DECISION BY THIS EXPIRATION DATE.


     THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES COMMISSIONER OF THE STATE OF LOUISIANA. THE SECURITIES COMMISSIONER, BY ACCEPTING REGISTRATION, DOES NOT IN ANY WAY ENDORSE OR RECOMMEND THE PURCHASE OF ANY OF THESE SECURITIES.

     The common stock of Texas Standard may not be sold to residents of the state of Florida because Texas Standard is unable to qualify under the Florida Securities and Investor Protection Act (the Florida blue sky laws). Accordingly, the offer is not being made to residents of the state of Florida, and Florida residents may not participate in the offer.

     You should rely only on the information contained in this prospectus or, with respect to the Trust, incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in Florida or any other state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                             QUESTIONS AND ANSWERS

Q: WHAT IS BEING PROPOSED?

A: We are offering to exchange one share of our common stock for every 20 units of the Freeport-McMoRan Oil and Gas Royalty Trust tendered by record holders of units of the Trust.

Q: WHY IS TEXAS STANDARD OIL COMPANY MAKING THE EXCHANGE OFFER?

A: On October 11, 2001, we acquired the sole asset of the Trust other than cash, a royalty that burdens oil and gas properties located in federal waters offshore Texas and Louisiana. In connection with our purchase of the royalty, we agreed to use commercially reasonable efforts to make this exchange offer. The terms of this exchange offer were described in a letter from us to the Trustee of the Trust that is included in this prospectus. The Trustee included a copy of this letter in the proxy statement circulated by the Trust relating to the dissolution of the Trust.

Q: WHO IS ELIGIBLE TO PARTICIPATE IN THE EXCHANGE OFFER?

A: All unitholders are entitled to participate in the exchange offer.

Q: WHAT ARE THE CONDITIONS TO CONSUMMATION OF THE EXCHANGE OFFER?

A: Units representing at least 50% of the total outstanding units must be tendered and not withdrawn in order for us to consummate the exchange offer.

Q: WHAT IS THE EXPIRATION DATE OF THE EXCHANGE OFFER?


A: The expiration date is May 6, 2002, unless extended.


Q: WHEN DO YOU EXPECT THE EXCHANGE OFFER TO BE COMPLETED?

A: We expect to consummate the exchange offer one day after the expiration date of the exchange offer. We will not complete the exchange offer if the requisite number of units are not tendered. Although we have the right to extend the exchange offer, we do not intend to extend the exchange offer unless we determine that an extension is necessary to comply with legal requirements.

Q: WHAT IF I DO NOT WANT TO PARTICIPATE IN THE EXCHANGE OFFER?

A: If you do not tender your units in the exchange offer, you will continue to own your beneficial interest in the Trust. On October 5, 2001, the unitholders of the Trust voted to sell the Trust's royalty interest, its sole asset other than cash, to us. As part of this sale, we agreed to use our commercially reasonable efforts to effect this exchange offer. The Trust Agreement provides that the Trustee is required to terminate the Trust upon the sale of the Trust's sole asset. On December 26, 2001, the Trustee of the Trust issued a press release stating that it will not terminate the Trust until the earlier of the completion of our exchange offer or the depletion of the Trust's expense reserve. The Trustee stated that it did not expect to make a liquidating distribution to unitholders when the Trust is liquidated.

Q: HOW DO I PARTICIPATE IN THE EXCHANGE OFFER?

A: In order to participate in the exchange offer, you must deliver to the exchange agent on or before the expiration date:

   - a completed and signed letter of transmittal, along with certificates for the units you are tendering and any other required documentation; or

   - a computer-generated message, known as an agent's message, transmitted by means of the Depository Trust Company's (DTC) Automated Tender Offer Program (ATOP) system that, when received by the exchange agent will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal and a timely confirmation of book-entry transfer of your units into the exchange agent's account at DTC.

   If you own your units in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the units you own. The record holder must participate in the exchange offer on your behalf for the units you wish to tender. If you wish to participate in the exchange offer, please contact the record holder as soon as possible and instruct them to tender on your behalf and comply with the instructions in this prospectus.

Q: WHEN AND HOW CAN I WITHDRAW TENDERED UNITS?


A: You may withdraw units you tendered by furnishing a notice of withdrawal to the exchange agent at any time before 5:00 p.m., New York City time, on the expiration date, and, unless we have previously accepted your units, they may be withdrawn at any time after June 6, 2002. The written notice of withdrawal must contain your name and address, the number of units to be withdrawn, the certificate number of the units to be withdrawn, and the name of the registered holder who tendered the units.


Q: WHO CAN HELP ANSWER ADDITIONAL QUESTIONS THAT I MAY HAVE?

A: Securities Transfer Corporation is serving as exchange agent for the exchange offer. The address for the exchange agent is 2591 Dallas Parkway, Suite 102, Frisco, Texas, 75034. If you would like more information about the exchange offer, you should call the exchange agent at 1-888-328-6381. The facsimile for the exchange agent is (469) 633-0088.

                                    SUMMARY

     The following summary highlights material information from this prospectus. To understand all of the terms of this exchange offer and for a more complete understanding of our business, you should carefully read this entire prospectus and the documents to which we have referred you, particularly the section entitled "Risk Factors." When we use the terms "Texas Standard," "we," "us" or "our," we are referring to Texas Standard Oil Company, unless the context otherwise requires. If you are not familiar with the terms used to describe the quantities, present value and other information about oil and gas reserves, please see "Glossary of Oil and Gas Terms."

INFORMATION ABOUT TEXAS STANDARD AND THE TRUST

                           TEXAS STANDARD OIL COMPANY
                        6371 RICHMOND AVENUE, SUITE 100
                              HOUSTON, TEXAS 77057
                             PHONE: (713) 655-1195

     Texas Standard Oil Company was incorporated in Texas in March 2001. We were formed to acquire from the Trust the net overriding royalty interests on three properties located in federal waters offshore Louisiana and to acquire the working interests burdened by the royalty interests from IMC Global, Inc. We acquired the royalty interests and related working interests in October 2001. As of September 30, 2001, there were eight productive oil wells and five productive gas wells on these properties. In addition, in October, 2001, we acquired a 21% working interest in a gas well onshore Texas which is currently not producing and is scheduled to be plugged and abandoned. These are the only oil and gas properties we own. As of September 30, 2001, our estimated net proved reserves, on a pro forma basis, were 938,134 barrels of oil equivalent, or BOE, all of which were proved developed.

                   FREEPORT-MCMORAN OIL AND GAS ROYALTY TRUST
                      C/O CHASE MANHATTAN BANK, AS TRUSTEE
                             700 LAVACA, 5TH FLOOR
                              AUSTIN, TEXAS 77002
                             PHONE: (512) 479-2562

     The Freeport-McMoRan Oil and Gas Royalty Trust was formed in September 1983. The Trust owned, through a general partnership, a net overriding royalty interest that burdened working interests in offshore oil and gas properties. The Trust is a passive entity. Chase Manhattan Bank is the Trustee and has only such powers as are necessary for the collection and distribution of revenues attributable to the royalty, the payment of Trust liabilities and the protection of Trust assets. The Trustee cannot allow the Trust to engage in any business or investment activity and cannot acquire any assets other than its interest in the partnership and cash being held for payment of liabilities or distribution to unitholders.

     The Trusts sole activity was to receive royalty payments attributable to the sale of production from the working interests burdened by the net overriding royalty interest held by the Trust, and distribute these royalty payments to owners of units of beneficial interest in the Trust. The royalty owned by the Trust entitled the Trust to receive 90% of the "net proceeds" attributable to sale of oil and gas from the burdened working interests. Net proceeds means the gross proceeds received for sale of oil and gas less "production costs." Production costs include all cost attributable to the working interest, including capital costs to develop the properties. If production costs exceed gross proceeds, the working interest owner is required to pay the excess cost. The royalty provides that the working interest owner may recover these excess costs, with interest, from the future proceeds of the sale of oil and gas. Because of substantial development expenditures during the early 1990s, production costs substantially exceeded gross proceeds from the sale of oil and gas.

     Because of the substantial production costs incurred, the Trust has not receive any royalty payments or made any distributions to holders of units since 1995. The Trust Agreement originally stated that the Trustee must sell the Trust's interest in the partnership or cause the partnership to sell the royalty and liquidate the Trust if the amount of cash per year received by the Trust for each of three successive years was less than $3 million. This condition was satisfied at the end of 1998. However, at a special meeting of the unitholders held on March 12, 1999, the unitholders approved a unitholder proposal to amend the Trust Agreement to extend the life of the Trust for at least another two years. The Trust did not receive any royalty payments in 1999 or 2000. Therefore, the Trust Agreement required the Trustee to sell the Trust's interest in the partnership or to cause the partnership to sell the royalty. On October 5, 2001, the unitholders of the Trust approved the sale of the royalty, the sole asset of the Trust, to us for $1,000. On October 11, 2001, we purchased the royalty from the Trust. As part of our agreement to purchase the royalty, we agreed to make this exchange offer.


THE EXCHANGE OFFER (SEE PAGES 22-28)


     We are offering to exchange one share of our common stock for every 20 units of the Trust tendered by record holders of units of the Trust. Assuming all unitholders participate in the exchange offer, we will issue 748,770 shares of our common stock, representing 37% of our outstanding shares immediately following consummation of the exchange offer. If the conditions to the exchange offer are satisfied, we will accept for exchange any and all units that are properly tendered before the expiration date. If we close the exchange offer, certificates representing shares of our common stock will be delivered promptly following the expiration date. If we do not close the exchange offer, we will promptly return any units tendered.


OUR PLANS FOR THE FUTURE (SEE PAGES 35-37)


     Our current plans are to operate as an independent oil and gas company. We will use our cash flows and, if available, borrowings, to seek to acquire working interests in oil and gas properties to increase our reserves and cash flows.

RISK FACTORS (SEE PAGES 7-15)

     There are numerous risks associated with the exchange offer which are summarized below. For a more complete description of these risk factors, please see "Risk Factors".

  RISKS RELATED TO THE EXCHANGE OFFER

     - We may not be required to file reports with the SEC in the future, which would substantially reduce the availability of information about us to you.

     - Because the number of shares of our common stock to be exchanged for Trust units was determined by our existing shareholders, and was not based on the relative values of the common stock and Trust units, it is difficult to evaluate whether or not the consideration offered by us in the exchange offer is adequate.

     - It is impossible to objectively compare the consideration paid for our common stock by our existing shareholders and that to be paid by holders of units who accept the exchange offer.


     - Because the Trustee did not participate in the preparation of the Trust's financial statements and other information regarding the Trust included in this prospectus, such information may differ from that which would have been disclosed by the Trust.


  RISKS RELATED TO OUR BUSINESS


     - Our limited operating history and accumulated shareholders' deficit make it difficult to assess our ability to successfully operate our company.

     - As a consequence of our management's lack of technical training in the oil and gas industry, we may miss business opportunities that technically trained managers would recognize.


     - Because our CEO and Chairman of the Board is also President and sole owner of a private oil and gas company, he may be subject to conflicts of interests.


     - Oil and natural gas prices fluctuate widely, and a decrease in oil and gas prices may adversely affect our results of operations and financial condition.

     - A significant part of the value of our production and reserves is concentrated in a single offshore property, and any production problems, adverse weather conditions or inaccuracies in reserve estimates related to those properties would adversely impact our business.

     - Unless we are able to replace reserves that we have produced, our cash flows and production will decrease over time.

     - Because we do not control operations on any of our properties, we have limited influence over their development.

     - Our reserve information represents estimates that may turn out to be incorrect if the assumptions upon which these estimates are based are inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

  RISKS RELATED TO OUR COMMON STOCK

     - We do not expect an active market to develop for our common stock.

     - No assurances can be made regarding the value of our common stock.

     - We have never paid dividends on our common stock and do not anticipate paying dividends in the foreseeable future.

     - Timothy M. Roberson and Joseph F. Langston, Jr. will control us and we will not be able to take any actions without their approval.

     - Because our common stock will trade at a market price of less than $5 per share, it will be deemed a "penny stock" and you may be unable to resell it in the secondary market.


METHOD OF DETERMINING EXCHANGE VALUES (SEE PAGE 32)


     We were willing to offer unitholders up to 36% of our common stock in order to induce unitholders to approve the sale of the royalty to us. We did not use any valuation formula to determine the number of shares of common stock to be offered to unitholders. The exchange ratio of one share of our common stock for every 20 units tendered was selected primarily because it would result in the issuance of approximately one-third of the shares of our common stock to unitholders, if all unitholders accepted the offer. Our decision was not based on an analysis of the relative value of our stock and the Trust's units or of the value of our assets and the Trust's assets. Therefore, the exchange ratio could be deemed arbitrary.


APPRAISAL RIGHTS; INVESTOR LISTS (SEE PAGES 31-32)


     Under Texas law, unitholders are not entitled to any appraisal or dissenters' rights.

     A unitholder may inspect the list of unitholders of the Trust during reasonable business hours at the offices of the Trustee located at 700 Lavaca, 5th Floor, Austin, Texas 77002.


SHAREHOLDER APPROVAL AND REGULATORY REQUIREMENTS (SEE PAGE 28)


     The proposed exchange offer does not require the approval of our shareholders or the Trust's unitholders. Other than compliance with federal and state securities laws, we are not required to comply with any other federal or state regulatory requirements and no other federal or state regulatory approvals are required in connection with the consummation of the exchange offer.


ACCOUNTING TREATMENT (SEE PAGE 28)


     The exchange offer will be accounted for as an acquisition of oil and gas interests in exchange for an issuance of equity, using the purchase method of accounting.


TAX CONSEQUENCES (SEE PAGES 29-31)


     We believe that, for federal income tax purposes, the shares we are issuing pursuant to the exchange offer are, in substance, part of the consideration for the royalty we purchased from the partnership on October 5, 2001. The partnership is the entity that held the royalty for the Trust. The shares we are issuing in the exchange offer should be treated as if they were issued to the partnership and ultimately distributed to the unitholders in liquidation of the partnership. As a result, the partnership, and ultimately the unitholders, should recognize any gain or loss upon the transfer of the royalty to us. Any gain or loss recognized by the unitholders should be treated as long-term capital gain or loss. However, the unitholders must treat a portion of such gain, if any, as ordinary income to recapture prior depletion. Based upon treating the shares received in the exchange offer as consideration paid to the partnership for the royalty, a unitholder should not recognize any gain or loss upon the exchange of such holder's units for our common stock. You should consult your own tax advisor regarding the specific consequences of any federal, state, local or other tax applicable to you and any tax return filing or other reporting requirements that you may have.

RECOMMENDATION OF THE TRUSTEE (SEE PAGE 32)

     The Trust is a passive entity and does not engage in an active business. The Trust Agreement does not require the Trustee to accept or reject the exchange offer or take any actions with respect to the offer. The Trustee, therefore, has not expressed an opinion regarding the exchange offer or made a recommendation regarding the acceptance of the offer.


COMPARATIVE RIGHTS OF SECURITY HOLDERS (SEE PAGES 49-58)


     For a comparison of the rights of our shareholders under Texas law and our articles of incorporation and bylaws with rights of the unitholders of the Trust under Texas law and the Trust Agreement, please see "Comparison of Security Holder Rights and Certain Changes in the Rights of Unitholders."

UNAUDITED PRO FORMA FINANCIAL DATA (SEE PAGES F-14 - F-18)

     Unaudited pro forma financial information based on our historical financial statements, adjusted to give effect to our acquisition of the working interests from IMC Global, is included at pages F-14 through F-18. The pro forma financial data is not necessarily indicative of results that actually would have occurred if we had owned the working interests on the dates indicated or which may be obtained in the future. The exchange offer will not affect our financial statements.


MARKET PRICE INFORMATION (SEE PAGES 61-62)



     Our common stock is privately held, and is not listed on any securities exchange, the NASDAQ stock market or otherwise publicly traded. We do not expect a market for our shares to develop. On April 2, 2001, the last trading day prior to the public announcement of the terms of our proposed exchange offer, units in the Trust were trading at $.08 per unit. Units of the Trust were trading at $.05 per unit on April 2, 2002.

COMPARATIVE PER SHARE DATA

     The following table sets forth pro forma per share data for us giving effect to our acquisition of the working interests from IMC Global, historical per unit data for the Trust, and unaudited pro forma per share data for us after giving effect to the closing of the exchange offer.

                                                    NINE MONTHS ENDED    THREE MONTHS ENDED
                                                    SEPTEMBER 30, 2001   DECEMBER 31, 2001
                                                    ------------------   ------------------
Pro Forma -- Texas Standard Earnings (Loss) Per
  Share:
     Basic........................................       $ 22.05               $  .09
     Diluted......................................       $ 22.05               $  .09
  Book Value Per Share -- Diluted.................       $(14.66)              $(1.41)

                                                          YEAR ENDED          YEAR ENDED
                                                      DECEMBER 31, 2000    DECEMBER 31, 2001
                                                      ------------------   -----------------
Historical -- Freeport-McMoRan Oil and Gas Royalty
  Trust Earnings (Loss) Per Unit:
     Basic..........................................       $  (.02)             $  (.04)
     Diluted........................................       $  (.02)             $  (.04)
  Book Value Per Unit -- Diluted....................       $   .04              $     *

                                                    NINE MONTHS ENDED    THREE MONTHS ENDED
                                                    SEPTEMBER 30, 2001   DECEMBER 31, 2001
                                                    ------------------   ------------------
Pro Forma Combined -- Texas Standard Earnings
  (Loss) Per Share:
     Basic........................................       $  1.84               $ (.15)
     Diluted......................................       $  1.84               $ (.15)
  Book Value Per Share -- Diluted.................       $   .99               $ 1.91

---------------

* less than $.01

     We have not paid any dividends since our incorporation in March 2001 and the Trust has not made a distribution to unitholders since 1995.

                           FORWARD-LOOKING STATEMENTS

     In this prospectus, we make many forward-looking statements. We cannot assure you that the plans, intentions or expectations upon which our forward-looking statements are based will occur. Our forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed elsewhere in this prospectus. Some of the risks which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

     - the uncertainty of our ability to attract capital;

     - the volatility of oil and natural gas prices;

     - the uncertainty of estimates of oil and natural gas reserves;

     - the impact of competition;

     - difficulties encountered during the exploration for and production of oil and natural gas;

     - the difficulties encountered in delivering oil and natural gas to commercial markets;

     - changes in customer demand;

     - changes in the extensive government regulations regarding the oil and natural gas business; and

     - compliance with environmental regulations.

     The information contained in this prospectus, including the information set forth under the heading "Risk Factors," identifies additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

     Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

                                  RISK FACTORS

     Investing in our common stock will provide you with an equity ownership in our company. As one of our shareholders, you will be subject to risks inherent in our business. The value of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to participate in the exchange offer.

RISKS RELATED TO THE TRANSACTION

  WE MAY NOT BE REQUIRED TO FILE REPORTS WITH THE SEC IN THE FUTURE WHICH WOULD SUBSTANTIALLY REDUCE THE INFORMATION AVAILABLE TO YOU ABOUT US.

     We will be required to file annual, quarterly and current reports with the SEC following the consummation of the exchange offer. However, our obligation to file reports with the SEC will cease if, one year following the consummation of our exchange offer, we have fewer than 300 shareholders. If all of the Trust's unitholders participate in the exchange offer, we expect to have more than 8,000 shareholders following the consummation of the exchange offer. If our reporting obligations cease, you will have little or no access to information about us and our financial condition and will lose legal remedies available to you under the Exchange Act of 1934.

  BECAUSE THE NUMBER OF SHARES OF OUR COMMON STOCK TO BE EXCHANGED FOR TRUST UNITS WAS DETERMINED BY OUR EXISTING SHAREHOLDERS, AND WAS NOT BASED ON THE RELATIVE VALUES OF THE COMMON STOCK AND TRUST UNITS, IT IS DIFFICULT TO EVALUATE WHETHER OR NOT THE CONSIDERATION OFFERED BY US IN THE EXCHANGE OFFER IS ADEQUATE.

     As described under "Background and Reasons for the Exchange
Offer -- Background of the Exchange Offer", in March 2001, the Trustee agreed to submit our offer to purchase the net profits royalty interest owned by the Trust to unitholders for approval. To induce unitholders to approve the sale of the royalty to us, we offered to exchange our common stock for units of the Trust. We did not use any valuation formula to determine the number of shares of common stock to be offered to unitholders. The decision to offer one share of common stock for every 20 units tendered was made primarily because it would result in the issuance of approximately one-third of the shares of our common stock to unitholders, if all unitholders accepted the offer. We believed that this was a sufficient interest in the company to induce unitholders to approve the sale of the royalty to us.


     We did not employ a more objective valuation criteria because it was not practical to place a meaningful value on the units or our common stock for purposes of establishing an exchange ratio for Trust units.



     As a result, it is difficult for you to objectively evaluate whether the exchange ratio of one share of common stock for 20 Trust units is an appropriate exchange ratio. See "Method of Determining Exchange Values."


  IT IS IMPOSSIBLE TO OBJECTIVELY COMPARE THE CONSIDERATION PAID FOR COMMON STOCK BY OUR EXISTING SHAREHOLDERS AND THAT TO BE PAID BY HOLDERS OF UNITS WHO ACCEPT THE EXCHANGE OFFER.

     Neither our existing shareholders nor unitholders who tender their units will have paid material cash consideration for our common stock. Our existing shareholders paid an immaterial amount for their common stock. Similarly, because it is unlikely that unitholders will receive any additional distributions from the Trust, the units tendered by unitholders in exchange for our common stock have no value to us. It is therefore impossible to objectively determine whether unitholders are paying more or less for their common stock than was paid by our initial shareholders.

  BECAUSE THE TRUSTEE DID NOT PARTICIPATE IN THE PREPARATION OF THE TRUST'S FINANCIAL STATEMENTS AND OTHER INFORMATION REGARDING THE TRUST INCLUDED IN THIS PROSPECTUS, SUCH INFORMATION MAY DIFFER FROM THAT WHICH WOULD HAVE BEEN DISCLOSED BY THE TRUST.



     We retained our own auditors to audit the Trust's financial statements for the year ended December 31, 2001. The information necessary to audit the financial statements of the Trust was provided to our auditors by the Trustee. However, our auditors did not have the degree of access to the employees of the Trustee who manage the Trust that is normally provided to independent auditors. In addition, the Discussion and Analysis of Financial Condition and Results of Operation with respect to the Trust included in this prospectus was prepared by us, not the Trustee. Although Texas Standard is responsible for the disclosures contained in this prospectus, as a result of the Trustee's lack of participation in the preparation of this information, information regarding the Trust contained in this prospectus may differ from the information that would have been disclosed by the Trustee if it had participated in the preparation of this prospectus.


RISK FACTORS RELATING TO OUR BUSINESS


  OUR LIMITED OPERATING HISTORY AND ACCUMULATED SHAREHOLDERS' DEFICIT MAKE IT DIFFICULT TO ASSESS OUR ABILITY TO SUCCESSFULLY OPERATE OUR COMPANY.



     We are a newly formed entity created in March 2001 for the purpose of acquiring and combining the working interests owned by IMC Global and the royalty interests burdening the properties operated by the working interests. See "Plan of Operation" and "Business and Properties." Consequently, we have no operating history on which you can base your investment decision regarding whether to accept shares of our common stock in the exchange offer. As of September 30, 2001, we had an accumulated shareholders' deficit of $381,006. Further, our management team has not worked together for an extended period of time. In addition, period-to-period comparisons of our operating results to date may not be meaningful. You should not rely on our results of operations for any prior period as an indication of our future performance or prospects.


     As a newly-formed company in the highly competitive oil and gas industry, we are subject to risks and uncertainties inherent in companies at such an early stage of development, including:

     - the risks associated with operating in markets that are subject to a high degree of competition;

     - the risk that we will have inadequate management resources to capitalize on market opportunities and execute our strategy;

     - the risk that we will be unable to execute successfully each portion of our business strategy on schedule;

     - the risk that we may not identify prospects with sufficient reserves to justify our investment in those prospects; and

     - the risk that adequate capital may not be available to fund our continued development.

 AS A CONSEQUENCE OF OUR MANAGEMENT'S LACK OF TECHNICAL TRAINING IN THE OIL AND GAS INDUSTRY, WE MAY MISS BUSINESS OPPORTUNITIES THAT TECHNICALLY TRAINED MANAGERS WOULD RECOGNIZE.

     None of the members of our management team possess technical training in the oil and gas industry. This lack of technical training may cause them to fail to recognize the full potential of prospects or other opportunities that technically trained managers would recognize. Because our management team lacks technical training, they will be forced to rely on the opinions of operators of our properties or to pay consultants that may not be completely familiar with our properties. The lack of our management's technical training may negatively impact our operations and financial success.

  BECAUSE OUR CEO AND CHAIRMAN OF THE BOARD IS ALSO PRESIDENT AND SOLE OWNER OF A PRIVATE OIL AND GAS COMPANY, HE MAY BE SUBJECT TO CONFLICTS OF INTERESTS.



     Mr. Roberson, our CEO and Chairman of the Board, is also President and sole owner of Roberson Oil Company. As a result he owes fiduciary duties to both us and Roberson Oil Company. Mr. Roberson's duties to us may conflict with his duties to Roberson Oil Company. For a period of two years after the consummation of the exchange offer, we will not enter into any transactions with Roberson Oil Company unless such transactions are approved by at least two independent, disinterested directors. However, we do not currently anticipate appointing any independent directors during such period and consequently will not enter into any transactions with Roberson Oil Company unless and until such independent directors are appointed. Our interests could otherwise conflict with the interests of Roberson Oil Company, and in such case our directors will have a fiduciary duty to resolve such conflicts in a manner that is in our best interest.


  OIL AND NATURAL GAS PRICES FLUCTUATE WIDELY, AND A DECREASE IN OIL AND GAS PRICES MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     Our revenues, profitability and future growth are highly dependent on prices for oil and gas, which are extremely volatile. For example based on Koch's Crude Oil Postings, the price for West Texas intermediate crude oil has decreased from approximately $26.40 per barrel in January 2001 to approximately $16.52 per barrel in January 2002. Over the same time period, the spot price for natural gas delivered to Texas Eastern Transmission Corp.'s West Louisiana zone has decreased from approximately $9.80 per Mcf to approximately $2.52 per Mcf. Any substantial or extended decline in the price of oil or gas would have a material adverse effect on us. Oil and gas markets are both seasonal and cyclical. The prices of oil and gas depend on factors we cannot control, such as:

     - the level of consumer product demand;

     - weather conditions;

     - domestic and foreign governmental regulations;

     - the price and availability of alternative fuels;

     - political conditions in oil and gas producing regions;

     - the domestic and foreign supply of oil and gas;

     - the price of foreign imports; and

     - overall economic conditions.

     Prices of oil and gas will affect the following aspects of our business:

     - our revenues, cash flows and earnings;

     - the amount of oil and gas that we are economically able to produce;

     - our ability to attract capital to finance our operations and our cost of that capital;

     - the value of our oil and gas properties; and

     - the profit or loss we incur in exploring for and developing our reserves.

  WEATHER, UNEXPECTED SUBSURFACE CONDITIONS, AND OTHER UNFORESEEN OPERATING HAZARDS MAY ADVERSELY IMPACT OUR ABILITY TO CONDUCT BUSINESS.

     There are many operating hazards in exploring for and producing oil and gas, including:

     - our drilling operations may encounter unexpected formations or pressures which could cause damage to equipment or reservoirs, or personal injury;

     - we may experience equipment failures which curtail or stop production;
       and

     - we could experience blowouts or other damages to the productive formations that may require a well to be re-drilled or other corrective action to be taken.

     In addition, any of the foregoing may result in environmental damages for which we will be liable. Moreover, a substantial portion of our operations are offshore and are subject to a variety of risks peculiar to the marine environment such as capsizing, collisions, hurricanes and other adverse weather conditions. These conditions can cause substantial damages to facilities and interrupt production. Offshore operations are also subject to more extensive governmental regulation.

     For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect our operations.

  A SIGNIFICANT PART OF THE VALUE OF OUR PRODUCTION AND RESERVES IS CONCENTRATED IN A SINGLE OFFSHORE PROPERTY, AND ANY PRODUCTION PROBLEMS, ADVERSE WEATHER CONDITIONS OR INACCURACIES IN RESERVE ESTIMATES RELATED TO THOSE PROPERTIES WOULD ADVERSELY IMPACT OUR BUSINESS.

     For 2001, all of our pro forma daily production came from our two properties in the Gulf of Mexico. This concentration of activity makes us more vulnerable than many of our competitors to the risks associated with the Gulf of Mexico, including delays and increased costs relating to offshore operations. Moreover, one property, West Cameron 498, consisting of ten wells, accounted for 95% of our production during this period. As of September 30, 2001, one well on this property comprised more than half of the oil production from the property. If mechanical problems, storms or other events curtailed a substantial portion of this production, our results of operations would be adversely affected.

     In addition, at September 30, 2001, on a pro forma basis, all of our proved reserves were located in two fields in the Gulf of Mexico. If the actual reserves associated with any one of these two properties are less than our estimated reserves, our results of operations and financial condition could be adversely affected.

  UNLESS WE ARE ABLE TO REPLACE RESERVES THAT WE HAVE PRODUCED, OUR CASH FLOWS AND PRODUCTION WILL DECREASE OVER TIME.

     Our future success depends upon our ability to find, develop and acquire oil and gas reserves that are economically recoverable. Production of reserves from reservoirs in the Gulf of Mexico generally declines more rapidly than from reservoirs in many other producing regions of the world. This rapid decline results in our recovery of a relatively higher percentage of reserves from properties in the Gulf of Mexico during the initial few years of production. As a result, we must continually locate and develop or acquire new oil and gas reserves to replace those being depleted by production. In addition, our oil and gas properties are mature properties that do not have significant development opportunities. Therefore, our current properties will decline in production and revenues. Without successful exploration or acquisition activities, our reserves, production and revenues will decline rapidly.

     The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. The costs of exploitation and development may materially exceed initial estimates. As a result, we may not recover the purchase price of a property from the sale of production from the property, or may not recognize an acceptable return from properties we acquired.

     We intend to finance any capital expenditures necessary to develop our existing reserves and the capital expenditures necessary to discover new oil and gas reserves primarily with cash from operations, proceeds from bank borrowings and proceeds from the sale of debt and equity securities. We also intend to make offers to acquire oil and gas properties in the ordinary course of our business. If these offers are accepted, our capital needs may increase substantially. We cannot be certain that additional financing will be available to us on acceptable terms or at all. In the event additional capital resources are unavailable, we may curtail our drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

  BECAUSE WE DO NOT CONTROL OPERATIONS ON ANY OF OUR PROPERTIES, WE HAVE LIMITED INFLUENCE OVER THEIR DEVELOPMENT.

     We do not operate any of our properties and have limited influence over the operations of some of these properties. Our lack of control could result in the following:

     - the operator may initiate exploration or development on a faster or slower pace than we prefer;

     - the operator may propose to drill more wells or build more facilities on a project than we have funds for or than we deem appropriate, which may mean that we are unable to participate in the project or share in the revenues generated by the project even though we paid our share of exploration costs;

     - if an operator refuses to initiate a project, we may be unable to pursue the project; and

     - an operator could elect to abandon a property sooner than we have anticipated or budgeted, resulting in our incurring plugging and abandonment liabilities that may exceed the amount of funds that we have available to pay such expenses or that may require us to forego other planned capital expenditures in order to pay such expenses.

Any of these events could materially reduce the value of our properties.

  COMPETITIVE INDUSTRY CONDITIONS MAY NEGATIVELY AFFECT OUR ABILITY TO CONDUCT OPERATIONS.


     We operate in the highly competitive areas of oil and gas exploration, development and production. See "Business and Properties -- Competition." We expect to compete with independent oil and gas companies for property acquisitions. We also compete for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than us. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and productive oil and gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for oil and gas prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, most of our competitors have been operating in the oil and gas business for a much longer time than we have and have demonstrated the ability to operate through industry cycles.


  OUR COMPETITORS WILL USE SUPERIOR TECHNOLOGY THAT WE WILL BE UNABLE TO AFFORD OR THAT WOULD REQUIRE COSTLY INVESTMENT BY US IN ORDER TO COMPETE.

     Our industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As our competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, our competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. One or more of the technologies that we currently use or that we may implement in the future may become obsolete, and our operating results may be adversely affected.

  OUR RESERVE INFORMATION REPRESENTS ESTIMATES THAT MAY TURN OUT TO BE INCORRECT IF THE ASSUMPTIONS UPON WHICH THESE ESTIMATES ARE BASED ARE INACCURATE. ANY MATERIAL INACCURACIES IN THESE RESERVE ESTIMATES OR UNDERLYING ASSUMPTIONS WILL MATERIALLY AFFECT THE QUANTITIES AND PRESENT VALUE OF OUR RESERVES.


     The process of estimating oil and gas reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown in this prospectus. See "Business and Properties -- Oil and Gas Reserves."


     In order to prepare these estimates, we must project production rates and the timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data, the extent, quality and reliability of which can vary. The process also requires economic assumptions, such as oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and gas reserves are inherently imprecise.

     Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves shown in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.

     You should not assume that the present value of future net cash flows from our proved reserves referred to in this prospectus is the current market value of our estimated oil and gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate.

     Information about reserves constitutes forward-looking information. See "Forward-Looking Statements" for information regarding forward-looking information. The discounted present value of our oil and gas reserves is prepared in accordance with guidelines established by the SEC. A purchaser of reserves would use numerous other factors to value our reserves. The discounted present value of reserves, therefore, does not represent the fair market value of those reserves.

  HEDGING OUR PRODUCTION MAY RESULT IN LOSSES.


     To reduce our exposure to fluctuations in the prices of oil and gas, we may enter into hedging arrangements. See "Plan of Operation -- Liquidity and Capital Resources -- Financial Instruments." Hedging arrangements would expose us to risk of financial loss in some circumstances, including the following:


     - if production is less than expected;

     - if the other party to the hedging contract defaults on its contract obligations; or

     - if there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

     In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for oil and gas.

  COMPLIANCE WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS COULD BE COSTLY AND COULD NEGATIVELY IMPACT PRODUCTION.

     Our operations are subject to numerous laws and regulations governing the operation and maintenance of our facilities and the discharge of materials into the environment or otherwise relating to environmental protection. For a discussion of the environmental regulations applicable to us, see "Business and Properties -- Environmental Regulations." These laws and regulations may:

     - require that we acquire permits before commencing drilling;

     - restrict the substances that can be released into the environment in connection with drilling and production activities;

     - limit or prohibit drilling activities on protected areas such as wetlands or wilderness areas; and

     - require remedial measures to mitigate pollution from former operations, such as dismantling abandoned production facilities.

     Under these laws and regulations, we could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We maintain limited insurance coverage for sudden and accidental environmental damages. We do not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost. Also, we do not believe that insurance coverage for the full potential liability that could be caused by sudden and accidental environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or we may be required to cease production from properties in the event of environmental damages.

  FACTORS BEYOND OUR CONTROL AFFECT OUR ABILITY TO MARKET PRODUCTION AND OUR FINANCIAL RESULTS.

     The ability to market oil and gas from our wells depends upon numerous factors beyond our control. These factors include:

     - the extent of domestic production and imports of oil and gas;

     - the proximity of the gas production to gas pipelines;

     - the availability of pipeline capacity;

     - the demand for oil and gas by utilities and other end users;

     - the availability of alternative fuel sources;

     - the effects of inclement weather;

     - state and federal regulation of oil and gas marketing; and

     - federal regulation of gas sold or transported in interstate commerce.

     Because of these factors, we may be unable to market all of the oil or gas we produce. In addition, we may be unable to obtain favorable prices for the oil and gas we produce.

  WE MAY BE REQUIRED TO TAKE WRITEDOWNS OF THE CARRYING VALUE OF OUR OIL AND GAS PROPERTIES AS A RESULT OF A DECREASE IN OIL AND GAS PRICES.

     We may be required to writedown the carrying value of our oil and gas properties in the future if oil and gas prices decline or if we have substantial downward adjustments to our estimated net proved reserves, increases in our estimates of development costs or deterioration in our exploration results. Under the full cost method we use to account for our oil and gas properties, the net capitalized costs of our oil and gas properties may not exceed the present value, discounted at 10%, of future net cash flows from estimated net proved reserves, using period end oil and gas prices and costs, plus the lower of cost or fair market value of our unproved properties. If net capitalized costs of our oil and gas properties exceed this limit, we must charge the amount of the excess to earnings. This type of charge will not affect our cash flows, but will reduce the book value of our shareholders' equity. We review the carrying value of our properties quarterly, based on prices in effect as of the end of each quarter or at the time of reporting our results. Once incurred, a writedown of oil and gas properties is not reversible at a later date, even if prices increase.

RISK FACTORS RELATED TO OUR COMMON STOCK

  WE DO NOT EXPECT AN ACTIVE MARKET TO DEVELOP FOR OUR COMMON STOCK.

     Before this offering, there has been no market for our common stock. Our common stock will not be listed on any national securities exchange or the NASDAQ stock market. We have not arranged for any broker-dealers to make a market in our stock. We do not expect that an active trading market for our shares will develop. Accordingly, we cannot offer you any assurances as to the liquidity of the market for our common stock or the prices at which you may be able to sell our common stock.

  NO ASSURANCES CAN BE MADE REGARDING THE VALUE OF OUR COMMON STOCK.

     Upon completion of the exchange offer, we will have 2,005,241 shares of common stock outstanding if all unitholders participate in the exchange offer. We anticipate that, to the extent trading in our common stock occurs, it will be sporadic and relatively infrequent. If a trading market in our common stock develops, we anticipate that the price of our common stock will be discounted to reflect its reduced liquidity. The limited nature of any market for our stock that may develop will also cause greater price volatility. The sale of a material number of our shares of common stock in the public market or the perception that such sales could occur could have a material adverse effect on the trading price of our common stock.

  WE HAVE NEVER PAID DIVIDENDS ON OUR COMMON STOCK AND DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE.

     We have never declared or paid cash dividends on our common stock, and we do not anticipate that we will pay dividends in the foreseeable future. We anticipate that future earnings, if any, will be retained for development of our business.

  TIMOTHY M. ROBERSON AND JOSEPH F. LANGSTON, JR. WILL CONTROL US AND WE WILL NOT BE ABLE TO TAKE ANY ACTIONS WITHOUT THEIR APPROVAL.

     Following the exchange offer, assuming all unitholders participate in the exchange offer, Mr. Roberson will own 37.3% of our outstanding common stock and Mr. Langston will own 25.4% of our outstanding common stock. As a result, together they will be able to determine all of the members of our board of directors and will be able to approve all corporate actions requiring the approval of only a majority of the shares present and entitled to vote at a meeting of shareholders. Mr. Roberson and Mr. Langston will be permitted to take shareholder action without soliciting the proxies of other shareholders. In addition, Mr. Roberson will be able to prevent any corporate action that requires a supermajority vote of shareholders. This will allow Mr. Roberson to prevent a change of control or other business combination that would be economically beneficial to our other shareholders.

  BECAUSE OUR COMMON STOCK WILL TRADE AT A MARKET PRICE OF LESS THAN $5 PER SHARE, IT WILL BE DEEMED A "PENNY STOCK" AND YOU MAY BE UNABLE TO RESELL IT IN THE SECONDARY MARKET.

     A "penny stock" is an equity security with a market price of less than $5 per share that is not listed on the NASDAQ stock market or a national securities exchange. Due to the extra risks involved in an investment in penny stocks, federal securities laws and regulations require broker-dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market prior to effecting transactions in penny stocks for a customer. In addition, prior to entering into a transaction in a penny-stock with or on behalf of a customer, a broker-dealer must:

     - have made a special written determination that the penny stock is a suitable investment for the customer;

     - receive the customer's written agreement to the transaction;

     - provide current bid and offer quotations for the penny stock; and

     - disclose the compensation the broker-dealer and persons associated with the broker-dealer will receive in the penny stock transaction.

     Broker-dealers that effect transactions in penny stocks for their customers must also provide their customers with monthly account statements showing the market value of each penny stock held in a customer's account. These additional penny stock disclosure requirements limit the ability of broker-dealers to sell penny stocks and may reduce the trading activity in the market for our common stock since it will be a penny stock. Because of these extra requirements, many broker-dealers are unwilling to sell penny stocks at all. As a result of our common stock being deemed a penny stock, you may be unable to resell our stock and could lose your entire investment.

                 BACKGROUND AND REASONS FOR THE EXCHANGE OFFER

BACKGROUND OF THE TRUST

     The Freeport-McMoRan Oil and Gas Royalty Trust was formed on September 30, 1983. On that date, Freeport-McMoRan, Inc. transferred to a general partnership a net overriding royalty interest that burdened working interests in 18 productive and 12 undeveloped oil and gas properties in exchange for a 99.9% interest in the partnership. The royalty entitled the partnership to receive 90% of the net proceeds attributable to the sale of oil and gas from the working interests owned by Freeport-McMoRan. The net overriding royalty interest is referred to in this prospectus as the "royalty."

     Immediately after Freeport-McMoRan transferred the royalty to the partnership, it conveyed its 99.9% general partnership interest to the Trust in exchange for units of the Trust. Freeport-McMoRan then distributed the units of beneficial interest in the Trust to its stockholders. Units of beneficial interest in the Trust are traded on the over the counter market under the trading symbol "FMOLS."

     IMC Global, Inc. acquired the working interests burdened by the royalty in December 1997 from Freeport-McMoRan. On October 11, 2001, the Trust sold the royalty to us. IMC Global sold the working interests to us on October 12, 2001.

     The general partnership that held title to the royalty was formed under the laws of the State of Texas. The partnership existed for the purpose of holding the royalty, paying the liabilities and expenses of the partnership and disbursing the remaining revenues from the royalty to the Trustee and the managing general partner, who held a 0.1 percent interest in the partnership.

     The Trust is passive, with Chase Manhattan Bank, as Trustee, having only such powers as are necessary for the collection and distribution of revenues attributable to the royalty, the payment of Trust liabilities and the protection of Trust assets. The Trustee cannot engage in any business or investment activity and cannot acquire any asset other than its interest in the partnership and cash being held for payment of liabilities or distribution to unitholders. The Trust Agreement provides generally that the Trust shall terminate upon the sale of all the Trust's interest in the partnership, or the sale by the partnership of all the assets of the partnership, including the royalty. As a result of the sale of the royalty to us, the Trustee is in the process of terminating the Trust.

     The royalty is a non-operating interest which means that the holder does not have any authority to make, or responsibility for making, decisions regarding oil and gas operations. The royalty entitles the owner to receive 90% of the "net proceeds" attributable to the sale of oil and gas from the working interests. Net proceeds is defined as the excess of the sales proceeds of oil and gas less production costs. Production costs consist of all costs incurred in the development, production and marketing of oil and gas, including capital costs. If production costs during any period exceed the proceeds of sales of oil and gas, the royalty owner is not liable for the costs. Such costs must be paid by the owner of the working interests. The owner of the working interests is entitled to carry-forward such costs, plus interest, and recover them in future periods when the proceeds of the sale of oil and gas exceed production costs.

     As a result of capital costs incurred by the working interests in the early 1990s, production costs have greatly exceeded proceeds from the sale of oil and gas and a substantial cost carry-forward has been created. Since 1995, because of the cost carry-forward, there have not been any distributions with respect to the royalty. On September 30, 2001, the cost carry-forward was $13.7 million. Based on the reserve report for the working interests and the royalty, the Trustee determined that the future proceeds from the sale of oil and gas attributable to the working interests would probably be insufficient to fully pay the cost carry-forward. As a result, the Trustee concluded that it was unlikely any amounts would be paid with respect to the royalty prior to the depletion of the working interests.

BACKGROUND OF THE EXCHANGE OFFER

     The Trust has not received any royalty payments since 1995. The Trust Agreement originally stated that the Trustee must sell the Trust's interest in the partnership or cause the partnership to sell the royalty if the amount of cash per year received by the Trust for each of three successive years was less than $3 million. This condition was satisfied at the end of 1998. However, at a special meeting of the unitholders held on March 12, 1999, the unitholders approved a unitholder proposal to amend the Trust Agreement to extend the life of the Trust for at least another two years. The Trust did not receive any royalty payments in 1999 or 2000. Therefore, the Trust Agreement required the Trustee to sell the Trust's interest in the partnership or to cause the partnership to sell the royalty.

     According to the proxy statement filed by the Trust in August 2001, several unitholders contacted the Trustee in September 2000 to request or demand that the Trustee call a special meeting of unitholders to vote on a proposal for a further extension of the life of the Trust. Most unitholders proposed an extension for an additional five years. The unitholders apparently believed that if the Trust's life were extended the Trust might eventually begin receiving royalty payments once again. However, the Trustee was unwilling to approve such an extension because the Trust's expense reserve was inadequate to provide for the Trust's administrative expenses for such a long period, and it was not clear that there would ever be payments made with respect to the royalty. A representative of the Trustee had a number of conversations with the requesting unitholders regarding possible extensions, suggesting that the Trustee might submit an extension proposal to a unitholder vote if the proposal stated that the Trust would terminate on the earlier of the end of a specified extension period or depletion of the Trust's expense reserve below $100,000. These conversations took place over a period of several weeks, but the Trustee reached no clear understanding with any requesting unitholder regarding an extension proposal.

     In December 2000, Roberson Oil Company approached the Trustee regarding a possible transaction whereby Texas Standard, a company to be formed, would effect an exchange offer, registered under the Securities Act of 1933, in which common stock and warrants of Texas Standard would be exchanged for the outstanding units. Texas Standard also offered to issue common stock to the working interest owner in exchange for the working interests. On December 29, 2000, the Trustee received a letter from Roberson Oil detailing its proposal. The letter indicated that Roberson Oil, on behalf of Texas Standard, had offered to purchase the working interest from the working interest owner. The letter requested that the Trustee agree to the proposal by January 3, 2001. Through its counsel, the Trustee responded by informing Roberson Oil that there was no need for the Trustee to agree to the proposal because the transactions described in the letter involved the unitholders and not the Trust itself. In response, Roberson Oil indicated that it needed the cooperation of the Trustee because otherwise the Trustee might proceed to auction the royalty as required by the Trust Agreement. Roberson Oil did not want to proceed with the transaction unless Texas Standard could acquire the royalty as well as the working interest. The terms of the royalty prohibited Texas Standard from acquiring the working interests. Therefore, it was necessary for Texas Standard to acquire the royalty in order to waive the restrictions on its purchase of the working interests. Counsel for the Trustee pointed out that an exchange offer by itself, even if successful, would not result in ownership of the royalty by Texas Standard because the Trustee would be required to act in accordance with the Trust Agreement. The Trust Agreement required the Trustee to auction the royalty and terminate the Trust. Thus, it appeared unlikely that Texas Standard could accomplish its objectives without a vote of unitholders to amend the Trust Agreement. Counsel for the Trustee indicated that the Trustee might be willing to entertain a unitholder proposal on amendments to the Trust Agreement if the unitholder proposal were properly presented in accordance with SEC rules and if the Trustee did not find the proposal objectionable.

     On February 2, 2001, counsel to IMC Global called the Trustee's counsel and indicated that IMC Global had received two non-binding offers for the working interest, one of which was from Roberson Oil on behalf of Texas Standard. Counsel for IMC Global indicated that neither proposal was for an amount in excess of $3 million, that both proposals were contingent on the ability of the acquiring company to acquire the royalty and that the working interest owner wanted to pursue the Roberson Oil proposal, which IMC Global believed was the more well thought out of the two proposals. The Trustee's representatives agreed to meet with representatives of Roberson Oil and IMC Global to discuss Roberson Oil's proposal. On February 5, 2001, representatives of the Trustee and its counsel met with representatives of Roberson Oil and IMC Global to discuss the proposed transaction. At the meeting, the representatives of Roberson

Oil and IMC Global indicated that the two companies had entered into a non-binding letter of intent relating to the acquisition of the working interests by Texas Standard. The representatives of Roberson Oil presented to the Trustee's representatives their ideas regarding a transaction that might lead to the acquisition of the royalty by Texas Standard. They suggested that the Trustee enter into an agreement to sell the royalty to Texas Standard upon completion of an exchange offer in which a specified number of unitholders accepted Texas Standard common stock in exchange for units. The representatives of the Trustee indicated that the Trustee would not be willing to enter into any agreement to sell the royalty or to delay the liquidation and termination of the Trust without being instructed to do so by a unitholder vote. They stated that the Trustee's role as a passive Trustee, with only such powers as are granted to it pursuant to the Trust Agreement, prevented it from sponsoring or advocating any such transaction. The Trustee stated that it would be willing to entertain a unitholder proposal to amend the Trust Agreement in order to provide an opportunity for the unitholders to make a decision regarding whether to accept an exchange offer. The representatives of Roberson Oil expressed an unwillingness to incur the expenses of registration of the exchange offer with the SEC unless the Trustee committed that it would not auction the royalty unless and until the exchange offer proved to be unsuccessful.

     After this meeting, the parties continued communications concerning the details of a possible transaction that would satisfy their respective concerns. Roberson Oil concluded that it would be unwilling for Texas Standard to incur the expenses of registration of the exchange offer until unitholders approved appropriate amendments to the Trust Agreement. The Trustee and its counsel cooperated with representatives of Roberson Oil and its counsel in formulating a proposal from Texas Standard and a related unitholder proposal that would be unobjectionable to the Trustee. Additionally, a representative of Roberson Oil inquired if the Trustee was aware of any unitholders that met the requirements for submitting a unitholder proposal under SEC rules and who might be interested in presenting the unitholder proposal relating to amendments to the Trust Agreement in order to provide an opportunity for the unitholders to make a decision regarding whether to accept an exchange offer. The representative of the Trustee indicated that it was unaware of any such unitholder, but referred Roberson Oil to Robert J. DeBeer, a broker with Paine Webber whose clients included several unitholders. Roberson Oil approached Mr. DeBeer and explained the potential transaction, the Trust's role as a passive trust and the need for a unitholder proposal. Mr. DeBeer agreed to arrange a meeting with Roberson Oil and a client that might be interested in presenting a unitholder proposal. On March 28, 2001, Mr. DeBeer, representatives of Roberson Oil and Greg Haskin, a unitholder, met to discuss the proposed transaction and unitholder proposal. Mr. Haskin subsequently agreed to present the proposed transaction to the Trust as a unitholder proposal. Mr. Haskin and Roberson Oil had no prior relationship or affiliation with each other.

     On March 30, 2001, the Trustee received a letter from Texas Standard, setting forth a proposal relating to its proposed exchange offer. In accordance with Rule 135 under the Securities Act of 1933, the letter contained only limited information regarding the exchange offer. Contemporaneously with the receipt of the letter from us, the Trustee received a unitholder proposal from Mr. Haskin. After reviewing the unitholder proposal, the Trustee determined that it would call a special meeting of unitholders to consider and vote on the proposed amendments to the Trust Agreement set forth in the unitholder proposal. The Trust filed preliminary proxy materials and revised preliminary proxy materials with the SEC and received comments from the staff of the SEC on the preliminary proxy materials, revised preliminary proxy materials and on the Trust's Form 10-K for the year ended December 31, 2000.

     In light of the time required for the SEC staff's review process and the Trust's preparation of responses to comments from the staff, the Trustee concluded that the timetable contemplated by the original letter from us and the original unitholder proposal was unrealistic. The Trustee offered us the opportunity to make additional revised submissions. The Trustee received a revised letter from us dated July 3, 2001, which provided that we would effect an exchange offer as soon as practicable to acquire the units of the Trust in exchange for our common stock and warrants if we purchased the working interest from IMC Global and the royalty from the Trust. The full text of our revised letter is as follows:

July 3, 2001

The Chase Manhattan Bank, Trustee
Freeport-McMoRan Oil and Gas Royalty Trust
700 Lavaca
Austin, Texas 78702

Attn: Michael Ulrich

     Re: Exchange Offer

Ladies and Gentlemen:

     Pursuant to a letter of intent, Texas Standard Oil Company, a Texas corporation (the "TXS"), or its designee, proposes to purchase from IMC Global, Inc ("IMC") certain working interests in oil and gas properties (the "Working Interests"). The letter of intent states that, as consideration for the purchase of the Working Interests, the purchaser will pay to IMC less than $5 million in cash, payable at the closing of the purchase (the "Closing"). The Working Interests consist of all oil and gas properties burdened by the overriding Royalty interest (the "Royalty") owned by Freeport-McMoRan Oil and Gas Royalty Trust (the "Trust"). TXS desires to acquire both the Working Interests and the Royalty.

     If TXS purchases both the Working Interests and the Royalty, as soon as practicable following the Closing, TXS proposes to effect an exchange offer (the "Exchange Offer") pursuant to which it will acquire Units of Beneficial Interest in the Trust (the "Units") in exchange for shares of its common stock, par value $0.01 per share ("TXS Common Stock"), and warrants to purchase Company Common Stock (the "Warrants"). The Exchange Offer is more fully described below.

     TXS understands that a holder of Units has submitted to the Trustee a proposal (the "Shareholder Proposal") to be voted on at a Special Meeting of Unitholders. If the Shareholder Proposal is approved by the requisite vote of Unitholders, the Trustee will be instructed (a) to sell the Royalty to TXS for $1,000 on the same day that TXS purchases the Working Interests from IMC, and
(b) to delay any liquidating distribution of Trust assets until completion of the Exchange Offer or December 31, 2001, whichever first occurs.

     This letter constitutes TXS's commitment to Unitholders that, if the Shareholder Proposal is approved at the Special Meeting by the requisite vote of Unitholders, TXS will use its commercially reasonable efforts (a) to acquire the Working Interests from IMC on or before August 31, 2001, (b) to acquire the Royalty for $1,000 in cash on the same day, (c) to file with the Securities Exchange Commission (the "SEC"), as soon as practicable following such Closing, a registration statement under the Securities Act of 1933 relating the Exchange Offer, (d) to cause such registration statement to become effective as soon as practicable thereafter, (e) upon effectiveness of the registration statement, to make the Exchange Offer on substantially the terms described in this letter and
(f) to complete the Exchange offer as soon as practicable but in any event prior to December 31, 2001.

The Exchange Offer

     The following is a brief summary of the basic terms of the Exchange Offer:

          1. Prospectus. The Exchange offer will be made only by means of a prospectus.

          2. Record Holders of At Least 2,000 Units. All Unitholders holding of record at least 2,000 Units will be offered the opportunity to exchange their Units for securities of TXS as follows: for every 20 Units tendered for exchange, TXS will issue one share of Common Stock. Without consideration of the effects of any exercise of the Warrants, if all eligible Unitholders exchange their units for shares of TXS Common Stock, the Unitholders as a group will own not less than 36% of the total outstanding shares of TXS.

          3. Record Holders of Fewer than 2,000 Units. Unitholders holding of record fewer than 2,000 Units will not be entitled to exchange their units for Common Stock, but upon consummation of the Exchange offer such holders will be issued warrants entitling the holder to purchase shares of Common Stock on terms and for the consideration per share to be set forth in the prospectus.

          4. Minimum Condition. TXS's obligation to exchange shares of Common Stock and to issue Warrants in the Exchange Offer will be subject to the condition that Unitholders holding at least 50% of the total Units outstanding tender their Units for exchange.

          5. Timing of the Exchange Offer. TXS will not effect the Exchange Offer unless the Shareholder Proposal is approved at the Special Meeting. As soon as practicable following such approval and the acquisition of both the Royalty and the Working Interests, it will use commercially reasonable efforts to file with the SEC a registration statement relating to the Exchange Offer. The Exchange Offer will be made promptly following effectiveness of the registration statement. TXS will not commence the Exchange Offer unless the registration statement becomes effective on or prior to November 30, 2001.

          6. Purposes of the Exchange Offer. The purposes of the Exchange Offer are (a) to give Unitholders an incentive to vote in favor of the Shareholder Proposal at the Special Meeting, (b) to give Unitholders the opportunity to continue to participate as owners of interests in the oil and gas properties that the Royalty now burdens and (c) to provide funds for TXS's use (consisting of liquidating distributions on Units acquired in the Exchange Offer and any proceeds from the exercise of Warrants). Any such funds will be used for general corporate purposes and to repay indebtedness.

     TXS is a newly organized entity with no substantial assets, but TXS has obtained commitments that it believes will be sufficient to provide resources necessary to permit it to acquire the Working Interests from IMC and to effect the Exchange Offer. To TXS's knowledge, there is no fact or circumstance relating to TXS, its directors, officers or controlling persons that would prevent TXS's registration statement relating to the Exchange Offer from being declared effective by the SEC.

                                          Very truly yours,

                                          TEXAS STANDARD OIL COMPANY

                                          By: /s/  TIMOTHY M. ROBERSON
                                            ------------------------------------
                                                    Timothy M. Roberson
                                                         President

     The exchange offer described in this document is being made in accordance with our letter dated July 3, 2001. However, in order to comply with Exchange Act Rule 14d-10, we have elected to offer to exchange shares of our common stock for units tendered by any unitholder, regardless of the number of units held of record by such tendering holder. We have not decreased the percentage of shares to be issued to unitholders of record of 2,000 or more units. As a result, if all unitholders participate in the exchange offer, we will issue approximately 37% of our outstanding common stock to unitholders of the Trust.

     The Trustee also received a revised unitholder proposal on the date of our revised letter. The revised unitholder proposal was approved at a special meeting of unitholders on October 5, 2001. The unitholder proposal provided that the Trust Agreement be amended to instruct the Trustee to sell the royalty to us for $1,000 and to delay any liquidating distribution of Trust assets until the earlier of completion of any exchange offer by us and December 31, 2001. We purchased the working interests from IMC Global on October 12, 2001 and the royalty from the Trust on October 11, 2001. On December 26, 2001, the Trustee issued a press release stating that it will not terminate the Trust until the earlier of the completion of our exchange offer or the depletion of the Trust's expense reserve.


     In the proxy statement filed by the Trust on August 30, 2001, the Trustee estimated that the liquidating distribution to unitholders would be between two and two and one-half cents per unit. This estimated liquidating distribution represented the amounts previously set aside to cover the Trustee's expenses that the Trustee believed would not be needed for its anticipated expenses. On September 24, 2001, the Trustee filed an amendment to its proxy statement that revised the anticipated liquidating distribution to one-half of one cent per unit. The Trustee stated that the reduced amount available for the liquidating distribution was due to delays and higher than anticipated costs incurred in responding to SEC comments on the proxy statement. In the Trustee's press release on December 26, 2001, the Trustee stated that the entire amount of the Trust's remaining assets will be needed to pay the costs to wind up the affairs of the Trust. As a result, the Trustee stated that it did not expect to make a liquidating distribution.



     As of December 31, 2000, $588,000 was remaining in the Trust's expense reserve. For the nine month period ended September 30, 2001, the Trust incurred the following expenses:



                                                              ESTIMATED
                                                               AMOUNT
                                                              ---------
Legal Fees..................................................  $116,000
Accounting Fees.............................................   105,000
Trustee Fees................................................    58,000
Solicitation Fees...........................................    32,000
Mailing Costs...............................................    21,000
Printing Costs..............................................    49,000
Miscellaneous Other Fees....................................    31,000
                                                              --------
          Total.............................................   412,000
                                                              ========



     For the year ended December 31, 2001, the Trust incurred total administrative expenses of $581,000 and earned $16,000 in interest. The additional $169,000 of administrative expenses incurred for the three month period ended December 31, 2001 consisted primarily of legal, accounting and trustee fees.


REASONS FOR THE EXCHANGE OFFER

     We are making the exchange offer to comply with the representations in our letter to the Trustee dated July 3, 2001. We agreed to make the exchange offer upon the purchase of the working interests and the royalty, which occurred in October 2001.

OTHER TRANSACTIONS AND RELATIONSHIPS

     Prior to our proposal to purchase the working interest burdened by the royalty from IMC Global and the royalty from the Trust, we did not have any relationship with the Trust. Other than with respect to the transaction discussed above, we have never had any material contacts or negotiations with the Trust regarding a merger, tender offer, purchase of assets or other similar transaction. We do not, to our knowledge the Trustee does not, and none of our officers, directors or affiliates, or any associate or majority owned subsidiary of any of the foregoing do not, beneficially own any units of the Trust. Other than with respect to our exchange offer, to our knowledge, none of the persons or entities described in the preceding sentence has entered into a transaction regarding the Trust's securities during the past 60 days.

ALTERNATIVES TO THE EXCHANGE OFFER

     We are not aware of any alternative to the exchange offer, other than to continue to own units of the Trust. The Trust Agreement requires the Trustee to liquidate the Trust. Based on publicly available information, we do not expect the Trust to make any liquidating or other distributions of cash to the unitholders.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER


     Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all units properly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the expiration date. We are offering to exchange one share of our common stock for every 20 units of the Trust tendered by record holders of units of the Trust. As of the date of this prospectus, 14,975,390 units were issued and outstanding. This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders of the units as of the close of business on April 1, 2002.


     We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Regulation 14D and Rule 14e-1, to the extent applicable. Rule 14e-1 describes unlawful tender practices under the Exchange Act. This section requires us, among other things:

     - to hold our exchange offer open for twenty business days;

     - to keep the exchange offer open for at least 10 business days after we change the percentage of units sought or the consideration we are offering;

     - to promptly pay the consideration offered or return the units tendered after the termination of our exchange offer; and

     - to issue a press release in the event of an extension of the exchange offer.

     If any tendered units are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted units will be returned, at our cost, to the tendering holder of the units or, in the case of existing notes tendered by book-entry transfer, into the holder's account at the Depository Trust Company
(DTC), according to the procedures described below, as promptly as practicable after the expiration date.

     Holders who tender units in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of units in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer.

     NEITHER WE, OUR BOARD OF DIRECTORS OR THE TRUSTEE MAKES ANY RECOMMENDATION TO HOLDERS OF UNITS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR UNITS TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION. HOLDERS OF UNITS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER IN THE EXCHANGE OFFER AND, IF SO, THE AMOUNT OF UNITS TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

ISSUANCE OF SHARES; FRACTIONAL SHARES

     We shall be considered to have accepted units tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving shares of common stock from us and delivering certificates representing shares of our common stock to those holders. Assuming the conditions to the exchange offer are met and the exchange offer is consummated, we will issue shares of common stock to unitholders that have properly tendered and not withdrawn their units as soon as practicable following the expiration date.

     We will not issue any fractional shares in the exchange offer. We will determine the number of shares of common stock to be issued to each tendering unitholder by dividing the number of units tendered by 20 and rounding up to the nearest whole number.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The expiration date for the exchange offer is 5:00 p.m., New York City time, on May 6, 2002, unless extended. We, in our sole discretion, reserve the right to extend the exchange offer. We can extend the exchange offer by giving oral or written notice to the exchange agent. During any extension, all units previously tendered and not withdrawn will remain subject to our offer. We currently do not intend to extend the exchange offer unless an extension is required to comply with any applicable legal requirements.


     Subject to the SEC's rules and regulations, we also expressly reserve the right, in our sole discretion:

     - to delay acceptance for exchange or exchange of any units, or to terminate the exchange offer and to refuse to accept for exchange or exchange any units not previously accepted, if any of the conditions to the exchange offer are not satisfied on the expiration date; or

     - to waive any condition or otherwise amend the terms of the exchange offer in any manner.

     Any delay in acceptance, termination, extension, or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform unitholders of the amendment. Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension, or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely release to Business Wire.

     If we make a material change in the terms of our exchange offer or the information concerning our offer, or if we waive a material condition of our offer, we will extend our offer to the extent required under the Exchange Act. If we make a change in the percentage of units sought or the consideration we are offering and our offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such change is first so published, sent or given, we will extend our exchange offer until the expiration of that ten business day period.

PROCEDURES FOR TENDERING

     Only a registered holder may tender its units in the exchange offer. Any beneficial owner whose units are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his behalf and comply with the instructions in this prospectus and the letter of transmittal. If the beneficial owner wishes to tender on his own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering his units, either make appropriate arrangements to register ownership of the units in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     The tender by a holder will constitute an agreement between the holder, us and the exchange agent according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF UNITS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE UNITHOLDERS. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR UNITS

SHOULD BE SENT TO US. A UNITHOLDER MAY ALSO REQUEST THAT ITS RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT THE TENDER FOR SUCH UNITHOLDER IN EACH CASE AS DESCRIBED IN THIS PROSPECTUS AND IN THE LETTER OF TRANSMITTAL.

  UNITS HELD IN CERTIFICATED FORM

     For a unitholder to validly tender units, the exchange agent must receive, prior to 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus:

     - a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

     - certificates for tendered units.

  UNITS HELD IN BOOK-ENTRY FORM

     We understand that the exchange agent will make a request promptly after the date of the prospectus to establish accounts for the units at DTC for the purpose of facilitating the exchange offer, and subject to their establishment, any financial institution that is a participant in DTC may make book-entry delivery of units by causing DTC to transfer the units into the exchange agent's account for the units using DTC's procedures for transfer.

     If you desire to transfer units held in book-entry form with DTC, the exchange agent must receive, prior to 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of the existing notes into the exchange agent's account at DTC, which is referred to in this prospectus as a "book-entry confirmation," and:

     - a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

     - an agent's message transmitted pursuant to DTC's Automated Tender Offer Program.

  TENDER OF EXISTING NOTES USING DTC'S AUTOMATED TENDER OFFER PROGRAM (ATOP)

     The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer units held in book-entry form to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering units that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender units you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

  SIGNATURES

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or Trust company having an office or correspondent in the

United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the units tendered with the letter of transmittal are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

     - for the account of an institution eligible to guarantee signatures.

     If the letter of transmittal is signed by a person other than the registered holder who is listed as the owner, the units must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the units on behalf of the registered holder who is listed as the owner, signed as the name of the registered holder(s) who appears on the units. If the letter of transmittal or any units or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

  DETERMINATIONS OF VALIDITY

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered units will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all units not properly tendered or any units our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular units. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of units must be cured within the time we shall determine. Although we intend to notify unitholders of defects or irregularities related to tenders of units, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities related to tenders of units nor shall any of them incur liability for failure to give notification. Tenders of units will not be considered to have been made until the irregularities have been cured or waived. Any units received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering unitholder or, in the case of units tendered by book-entry transfer into the holder's account at DTC, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

WITHDRAWAL OF TENDERS


     Except as otherwise provided in this prospectus, tenders of units may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. In addition, you may withdraw any units that we have not previously accepted for exchange and exchanged for our common stock after June 6, 2002. To withdraw a tender of units in the exchange offer, a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below or you must comply with the procedures for DTC's Automated Tender Offer Program. A notice of withdrawal that is being sent prior to the expiration of the exchange offer must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:


     - specify the name of the person having deposited the units to be withdrawn;

     - identify the units to be withdrawn, including the certificate number or numbers and number of units or, in the case of existing notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

     - be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the units were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the transfer agent for the units to register the transfer of the units into the name of the person withdrawing the tender; and

     - specify the name in which any of these units are to be registered and the address to which units should be returned, if different from that of the person who deposited the units to be withdrawn.

     All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us. Our determination will be final and binding on all parties. Any units so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no shares of common stock will be issued in exchange for those units unless the units so withdrawn are validly re-tendered. Any units that have been properly withdrawn and are not accepted for exchange will be returned to the holder of the units or, in the case of units tendered by book-entry transfer into the holder's account at DTC, without cost to the holder. This return or crediting will take place as soon as practicable after withdrawal. Properly withdrawn units may be re-tendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Consummation of the exchange offer is subject to the following conditions:

     - Holders of units representing at least 50% of the total outstanding units must validly tender and not withdraw their units prior to the expiration date.

     - The Trustee must not have completed the liquidation of the Trust prior to the expiration date.

     - The exchange offer must comply with the securities laws or any applicable interpretation of the staff of the Securities and Exchange Commission and the securities law of states where unitholders are citizens and which are applicable to us as a result of this exchange offer.

     - The registration statement of which this prospectus is a part must have become effective and the SEC must not have issued a stop order suspending the effectiveness of the registration statement or initiated or threatened proceedings for the purpose of issuing a stop order suspending the effectiveness of the registration statement.

     - We must have received all necessary state securities law or "blue sky" authorizations.

     - There must not be in effect any temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the exchange offer.

     - There must not have been enacted, entered, promulgated or enforced by any court, administrative agency or commission, or other governmental authority or instrumentality, any statute, rule, regulation, order, injunction or decree that prohibits, restricts or makes illegal the completion of our exchange offer.

     - There must not be pending or threatened any suit, action or proceeding by any governmental entity challenging our exchange offer, seeking to restrain or prohibit the completion of our exchange offer or seeking to obtain from us any damages that are material to us or which is otherwise reasonably likely to have a material adverse effect on us.

     The conditions listed above are solely for our benefit and we may assert them regardless of the circumstances giving rise to any of the conditions, including any action or inaction by us. We may waive any of these conditions in whole or in part. The determination as to whether any condition has been satisfied shall be in our reasonable judgment and will be final and binding. We will determine whether or not all of the conditions have been met, and whether or not to waive any conditions on the expiration date. We, in our sole discretion, will not be required to accept for exchange or exchange any units and may terminate the exchange offer if any of the conditions described above are not met. In the event that any of these conditions are not met and the exchange offer is not consummated, we will return all certificates representing units that have been tendered to us as soon as possible following the expiration date.

EXCHANGE AGENT

     Securities Transfer Corporation has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent. You should send certificates for units, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By Mail:

     Securities Transfer Corporation
     P.O. Box 701629
     Dallas, TX 75370-1629

By Hand Delivery or Overnight Courier:

     Securities Transfer Corporation
     2591 Dallas Parkway, Suite 102
     Frisco, TX 75034
     Facsimile Transmission: (469) 633-0088
     Confirm by Telephone: (469) 633-0069

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS DESCRIBED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     We will bear the expenses of requesting that unitholders tender their units for common stock. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.


     We have retained Morgan Spaulding, Inc. to act as a broker-dealer in those states where state securities laws require offers to be made by a broker-dealer registered in such state. If you are a resident of the state of Texas, you may contact Morgan Spaulding at (972) 889-8001. Other than our retention of a broker-dealer for the purpose of complying with state "blue sky" laws, we have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the units and in handling or forwarding tenders for exchange.


     We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent, accounting and legal fees, and printing costs. The Trust will not pay any portion of the fees and expenses of the exchange offer. We will use our cash flows from operations to cover the expenses of the exchange offer. We estimate that the costs and expenses incurred in connection with the exchange offer will be approximately $625,233, as summarized below:

                                                               ESTIMATED
                                                                AMOUNT
                                                               ---------
SEC Registration Fee........................................   $    233
State "Blue Sky" Registrations Fees.........................     20,000
Broker-Dealer Fees..........................................     40,000
Legal Fees..................................................    350,000
Accounting Fees.............................................     30,000
Reserve Report Preparation Fees.............................     25,000
Printing Costs..............................................     40,000
Mailing Costs...............................................     40,000
Exchange Agent Fees.........................................     50,000
Transfer Agent Fees.........................................     15,000
Information Agent fees......................................      5,000
Miscellaneous Other Fees....................................     10,000
                                                               --------
          Total.............................................   $625,233
                                                               ========

     You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register common stock in the name of, or request that units not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

     The exchange offer will be accounted for as an acquisition of oil and gas interests in exchange for an issuance of equity, using the purchase method of accounting.

NO CONSENTS OR AUTHORIZATIONS

     Under the Texas Trust Code, no vote of the unitholders of the Trust is required in connection with this exchange offer. No vote of our shareholders is required under the Texas Business Corporation Act in connection with the exchange offer. No additional consents or authorizations from either party are necessary for the consummation of this exchange offer.

REGULATORY REQUIREMENTS

     This registration statement on Form S-4 must become effective and we must comply with state securities laws in the states where unitholders are citizens. No other state or federal regulatory requirements have to be complied with or approval obtained in connection with the exchange offer.

NO INDEPENDENT REPRESENTATIVE OR FAIRNESS OPINION

     No independent representative of the unitholders was engaged for purposes of negotiating the terms of the exchange offer, nor was a fairness opinion, appraisal or other report related to the exchange offer obtained from an unaffiliated third party. The absence of these protections was considered, but was not judged to be significant by us, in determining the fairness of the proposed exchange offer to the unitholders. We determined that the likelihood that such an unaffiliated representative of the unitholders or a fairness opinion would add value to the process of structuring the combination transactions was minimal and outweighed the costs of retaining such a representative or fairness opinion. As a result, the exchange rate and other terms of the exchange offer may not be as favorable as the terms that might have been obtained had an independent representative been retained or a fairness opinion requested.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

GENERAL


     The following description of the material federal income tax consequences of the exchange offer that generally should apply to unitholders who are U.S. persons and who hold their units as capital assets within the meaning of Section 1221 of the Internal Revenues Code is the opinion of Haynes and Boone, LLP, our counsel. This summary is based on certain assumptions, representations and reasoning, which are described below. The federal income tax consequences of the exchange offer could differ substantially from those described herein if such assumptions and representations are not true, accurate and complete in all respects or if the Internal Revenue Service rejects the reasoning below. In addition, many aspects of federal income taxation that may be relevant to a particular unitholder, or to types of unitholders who are subject to specific tax treatment, including non-U.S. persons, financial institutions, tax-exempt organizations, insurance companies, broker-dealers and possibly other types of taxpayers, are not addressed. Finally, this summary is based on current provisions of the Internal Revenue Code, existing and proposed regulations under the Internal Revenue Code, and current administrative rulings and court decisions, all of which may be changed retroactively or prospectively.


ASSUMPTIONS AND REPRESENTATIONS

     This summary is based on the following assumptions and representations:

     - On October 5, 2001, we became obligated to acquire the royalty interest and make the exchange offer.

     - On October 5, 2001, the approximate fair market value of the outstanding Trust units was $1,048,277 based on the closing sales price of $0.07 then reported for such units.

     - On October 5, 2001, the approximate amount of the Trust's cash reserves was $217,000.

     - On October 5, 2001, the only assets of the Trust were the partnership interest and cash reserves.

     - On October 5, 2001, the only asset of the partnership was the royalty interest.

     - On October 5, 2001, starting with the $1,048,277 market value of the outstanding Trust units and subtracting the cash reserves of $217,000, there is a difference of $831,277.

     - On October 5, 2001, the estimated liquidating distribution from the Trust, expected to occur on December 31, 2001, was approximately $75,000 to $150,000, or approximately $0.005 to $.01 per unit (including the Trust's share of the proceeds from the sale of the royalty interest to
       us).

     - The $831,277 difference between market value of the outstanding Trust units and the cash reserves logically reflects value attributable to the Trust's partnership interest. The partnership held a single asset, the royalty interest.

     - The value of the royalty interest on October 5, 2001 substantially exceeded $1,000.

NO TAX RULINGS

     No rulings have been requested from the Internal Revenue Service regarding the federal income tax consequences of the exchange offer or related transactions. No assurances can be given that the Internal Revenue Service or the courts will agree with this summary.

     YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER APPLICABLE TO YOU, AND CONCERNING ANY SPECIAL TAX CONSIDERATIONS THAT MAY APPLY TO YOU, INCLUDING ALTERNATIVE MINIMUM, FOREIGN, STATE AND LOCAL TAXES.

SUBSTANCE OVER FORM PRINCIPLES

     The unitholders hold the right to exchange Trust units for our shares. However, the partnership, not the unitholders, transferred value (the royalty interest) to us for the right to exchange Trust units for our shares. We would not have agreed to exchange our shares to the unitholders for Trust units unless the partnership first transferred the royalty interest to us. The imputed value of the royalty interest (Trust market value less cash reserves) was far greater than the $1,000 of cash that we paid to the partnership. The value that we received for our agreement to exchange our shares for units of the Trust was the transfer of ownership of the royalty interest, a partnership asset. For federal income tax purposes, there is substantial authority for treating the unitholders' right to exchange Trust units for our shares pursuant to the exchange offer as part of the consideration we paid for the royalty, under assignment of income and substance-over-form principles, because:

     - The unitholders were the ultimate beneficial owners of 99.9% of the partnership and its assets.

     - The imputed value of the royalty interest on October 5, 2001, when the unitholders approved the amendment to require the Trustee to sell or cause the sale of the royalty interest to us for $1,000, was substantially greater than $1,000.

     - The unitholders received exchange rights worth substantially more than the estimated liquidating distribution from the Trust following the sale of the royalty interest to us.

     - The partnership could not avoid a taxable event by assigning to the unitholders the right to receive proceeds from partnership property because prevention of the assignment of income is a basic principle of the federal income tax system.

     - The exchange rights are options to acquire our shares. In general, for federal income tax purposes, the recipient of an option to acquire shares that is reasonably certain to be exercised is treated as receiving the underlying shares. Unitholders who do not exchange their Trust units for our shares are not expected to receive any consideration for their units when the Trust liquidates. Unitholders who do exchange their Trust units for our shares will own those shares. This economic difference in outcome indicates that the exchange rights are options to acquire shares that are reasonably certain to be exercised. As a result, the shares are treated as following the same ownership path, through the partnership to the unitholders, as the exchange rights.

     Based on these general principles, for federal income tax purposes, the right to acquire our shares pursuant to the exchange offer should be characterized, to reflect economic substance and not just form, as paid to the partnership. The exchange offer should be characterized as most of the consideration that we paid for the royalty interest that we purchased from the partnership on October 5, 2001. As a consequence, share received upon exercise of the exchange rights should be treated for federal income tax purposes as if they were granted to the partnership, distributed to the Trust upon liquidation of the partnership and then distributed by the Trust to the unitholders.

ROYALTY PARTNERSHIP

     The partnership should recognize gain or loss equal to the difference between (1) the consideration we paid to the partnership for the royalty (i.e., the sum of $1,000 plus the fair market value of the shares received upon exercise of the exchange rights, which the partnership should be treated as having received), less (2) the partnership's adjusted tax basis in the royalty interest.

     The partnership is not subject to federal income taxes at the partnership level. Instead, each partner includes its distributive share of the partnership's income, gains, losses, deductions and credits when computing its taxable income. The Trust's distributive share from the partnership is equal to its percentage interest in the partnership, or 99.9%.

     The partnership should not recognize any gain or loss upon distributing the proceeds from the royalty transfer to the Trust and the Managing General Partner in liquidation of the partnership.

     The partnership's holding period with respect to the shares received upon exercise of the exchange rights it is treated as having received should begin on October 12, 2001, the day after the closing of the sale of the royalty interest to us.

ROYALTY TRUST

     The Trust is a grantor trust for federal income tax purposes, meaning that for such purposes the Trust is disregarded and the unitholders are treated as if they directly own undivided interests in the Trust's income and principal. As a result, the Trust is not subject to federal income taxes at the Trust level. Instead, each unitholder includes the income, gains, losses, deductions and credits attributable to such unitholder's share of the Trust's assets, including the Trust's interest in the partnership, when computing its taxable income.

UNITHOLDERS

     A unitholder should include in income its distributive share of the partnership's gain or loss upon the sale of the royalty to us. Except to the extent of the depletion recapture amount described below, any such gain or loss should be a long-term capital gain or loss. If the unitholder is an individual, a long-term capital gain should be taxable at a maximum rate of 20%. The unitholder's ability to use long-term capital losses is subject to substantial restrictions.

     The unitholder must treat as ordinary income its depletion recapture amount, which is the amount equal to the lesser of such gain or the sum of the unitholder's prior depletion deductions with respect to the royalty, but not in excess of the unitholder's initial tax basis in the unitholder's units. If the unitholder is an individual, the depletion recapture amount should be taxable at a maximum rate of 39.6%.

     A unitholder should recognize gain upon the partnership's liquidating distribution to the Trust of the proceeds from the royalty transfer only to the extent that the unitholder's share of the amount of any money distributed, or deemed distributed, exceeds the unitholder's tax basis in the unitholder's units immediately before the distribution, but after adjustment to reflect the unitholder's distributive share of the partnership's gain or loss upon the sale of the royalty to us. If the unitholder is an individual and has held his units for at least 12 months, such gain should be a long-term capital gain taxable at a maximum rate of 20%. No unitholder may recognize any loss upon the partnership's liquidating distribution to the Trust of the proceeds from the royalty transfer because such proceeds should be treated as including property (i.e., the shares received upon exercise of the exchange rights) in addition to money.

     Based upon treating the shares received upon exercise of the exchange rights as consideration paid to the partnership for the royalty interest, for the reasons given above, and except as described above, a unitholder should not recognize any gain or loss upon the exchange of such unitholder's units for shares of our common stock because the unitholder should be treated for federal income tax purposes as if the unitholder received those shares in a liquidating distribution from the partnership. The unitholder's tax basis in such shares should equal the unitholder's tax basis in the unitholder's units, after adjustment to reflect the unitholder's distributive share of the partnership's gain or loss upon the sale of the royalty to us, and after subtracting the amount of any money distributed, or deemed distributed, to the unitholder in liquidation of the partnership. The unitholder's holding period for such shares should include the partnership's holding period for such shares, which began on October 12, 2001 as described above.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     There are no appraisal or dissenters' rights that arise as a result of this exchange offer. Your choice as a unitholder of the Trust is to either participate in the exchange offer and tender all or some of your units for our common stock, or not participate in this exchange offer and retain your units.

ACCESS TO INVESTOR LIST

     Under the Trust Agreement, a unitholder may inspect the list of unitholders in the Trust during reasonable business hours at the offices of the Trustee located at 700 Lavaca, 5th Floor, Austin, Texas 77002. Unitholders also have the right under the Trust Agreement to inspect the books and records of the Trustee at reasonable times.

                     METHOD OF DETERMINING EXCHANGE VALUES

     The terms of the royalty held by the Trust required the owner of the working interests to have an investment grade bond rating. Since we do not have such a rating, this provision of the royalty prevented us from acquiring the working interests. Therefore, it was necessary for us to acquire the royalty in order to waive this prohibition. In addition, acquiring the royalty allows us to save the administrative, reporting and computational burdens associated with the royalty. To induce unitholders to approve the sale of the royalty to us, we offered to exchange our common stock for units of the Trust. We did not use any valuation formula to determine the number of shares of common stock to be offered to unitholders. The exchange ratio of one share of common stock for every 20 units tendered was selected primarily because it would result in the issuance of approximately one-third of the shares of our common stock to unitholders, if all unitholders accepted the offer. We believed that this was a sufficient interest in the company to induce unitholders to approve the sale of the royalty to us. Our decision was not based on an analysis of the relative value of our stock and the Trust units or of the value of our units and the Trust's assets. Therefore, the exchange ratio of one share of our common stock for 20 Trust units could be deemed arbitrary.

     We did not employ a more objective valuation criteria to determine the exchange ratio for the following reasons:

     - The working interest owner was not expected to make any additional payments with respect to the royalty, and the Trust was not expected to make any material distributions to unitholders. This made it difficult to evaluate the value of the royalty and the Trust units.

     - We are a newly formed private company, with no history of operations, and very little likelihood of liquidity in our common stock. We did not believe it was practical to place a meaningful value on our common stock for purposes of establishing an exchange ratio for Trust units.

     The Trust's sole remaining asset consists of cash that will be used to pay the Trustee's fees and expenses. To our knowledge, the Trustee does not hold any units and therefore, will not be participating in the exchange offer.

                         RECOMMENDATION OF THE TRUSTEE

     The Trust is a passive entity and does not engage in an active business. The Trust Agreement does not require the Trustee to accept or reject the exchange offer or take any actions with respect to the offer. The Trustee, therefore, has not expressed an opinion regarding the exchange offer or made a recommendation regarding the acceptance of the offer.


                      SELECTED FINANCIAL DATA OF THE TRUST



     The following table shows selected financial data regarding the Trust for the five years ended December 31, 2001. The financial data for each of the two years in the period ended December 31, 2001 has been derived from the audited statements of assets, liabilities and trust equity, and the related statements of net loss and distributable income, and changes in trust equity that were prepared in accordance with generally accepted accounting principles and are included in this prospectus. The financial data for the three years ended December 31, 1999 has been derived from the Trust's audited financial statements that were prepared on a cash basis and is not necessarily comparable to the financial data for the two years ended December 31, 2001. You should read this data in conjunction with "Texas Standard's Discussion and Analysis of Financial Condition and Results of Operation of the Freeport-McMoRan Oil and Gas Royalty Trust" and the Trust's financial statements and notes thereto included in this prospectus.



                                               YEARS ENDED DECEMBER 31,
                               --------------------------------------------------------
                                 2001       2000       1999        1998         1997
                               --------   --------   --------   ----------   ----------
Royalty Proceeds.............  $     --   $     --   $     --   $       --   $       --
Distributable Cash...........        --         --         --           --           --
Distributable Cash Per
  Unit.......................        --         --         --           --           --
Cash.........................  $ 22,691   $615,459   $896,620   $1,406,603   $1,705,582
Total Assets.................    22,691    615,459    896,620    1,406,603    1,705,582
Trust Corpus.................    22,691    615,459         --           --           --
Interest Income..............  $ 15,936   $ 41,414   $ 50,013   $   72,154   $   78,890
Trust Administrative
  Expenses...................   581,243    339,992    559,995      371,133      356,880
Reserve for Future Trust
  Expenses...................    22,691    587,998    896,620    1,406,603    1,705,582



                  TEXAS STANDARD'S DISCUSSION AND ANALYSIS OF


              FINANCIAL CONDITION AND RESULTS OF OPERATION OF THE


                   FREEPORT-MCMORAN OIL AND GAS ROYALTY TRUST



     The following discussion of the financial condition and results of operation of the Trust for the year ended December 31, 2001 was prepared by Texas Standard. The Trust sold its sole asset, other than a cash expense reserve retained from previous distributions to the Trust, to Texas Standard on October 11, 2001. For a description of the royalty interest that was sold to Texas Standard, see "Background and Reasons for the Exchange Offer."



COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2001 AND
2000



     Royalty Proceeds. There have not been any distributions to the Trust with respect to the royalty since 1995. Based on the reserve report for the working interests and other data available to the Trustee, the Trustee did not believe that any further distributions would be made with respect to the royalty prior to the liquidation of the Trust required by the terms of the Trust Agreement. While gross proceeds attributable to the sale of oil and gas by the working interests burdened by the royalty exceeded total costs by approximately $6.1 million during the nine month period ended September 30, 2001, the cost carry-forward attributable to the royalty prevented any distributions to the Trust. The cost carry-forward decreased from $19.8 million on December 31, 2000 to $13.7 million on September 30, 2001. Because the royalty was sold to Texas Standard on October 11, 2001, there was no cost carry-forward on December 31, 2001.



     During 2000, gross proceeds exceeded total costs by approximately $2.9 million. The increased amounts of net proceeds attributable to the royalty during the nine-months ended September 30, 2001 is due to increased prices received for gas production and reduced lease operating costs, partially offset by decreased production and prices received for oil production.



     Trust Administrative Expenses. Since 1995, the Trust's administrative expenses have been paid from the expense reserve. During 2001, the Trust's expense reserve decreased from $588,000 on December 31, 2000 to $23,000 on December 31, 2001. The Trust incurred total administrative expenses of $581,000 during 2001. These costs were partially offset by $16,000 of interest earned on cash retained in the reserve. For a detailed breakdown of the costs incurred by the Trust during 2001, see "Background and Reasons for the Exchange
Offer -- Background of the Exchange Offer."

     During 2000, the Trust incurred administrative expenses of $322,575, offset by interest on cash retained in the reserve of $41,414. The $258,425 increase in the Trust's administrative expenses during 2001 when compared to 2000 is primarily attributable to increased administrative, legal and accounting costs incurred during 2001. These costs were related to the preparation of the proxy statement for the unitholder's meeting to approve the sale of the royalty to Texas Standard, responding to SEC comments received in connection with the proxy statement, the sale of the royalty to Texas Standard and the winding-up and liquidation of the Trust.



COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND
1999



     Royalty Proceeds. Gross proceeds attributable to the sale of oil and gas by the working interests burdened by the royalty exceeded total costs by approximately $2.6 million for the year ended December 31, 2000. However, the cost carry-forward attributable to the royalty prevented any distributions to the Trust. The cost carry-forward decreased from $22.4 million on December 31, 1999 to $19.8 million on December 31, 2000. During 1999, gross proceeds exceeded total costs by approximately $3.2 million.



     Lease operating expenses, exploration and development costs, interest and accrued abandonment costs are deducted from gross proceeds to determine the amount of net proceeds to be applied to the reduction of the cost carry-forward. Revenues from the sale of gas decreased from $3.7 million during 1999 to $2.5 million during 2000 primarily as a result of the assignment by the owner of the working interests burdened by the royalty of three properties to the operator during 1999. This assignment contributed to the reduction of lease operating expenses from $3.3 million in 1999 to $1.6 million in 2000. Revenues from the sale of oil increased significantly from $2.3 million in 1999 to $8.6 million in 2000 was a result of workovers performed during 2000 and an increase in oil prices in 2000. These workovers resulted in exploration and development costs increasing from $1.4 million in 1999 to $4.2 million in 2000. Interest expense decreased from $2.3 million in 1999 to $2.1 million in 2000. Abandonment costs of $2 million were accrued in 2000. For the year ended December 31, 1999 there was a credit of $4.6 million to abandonment costs as a result of reversing previously accrued abandonment costs associated with the assigned properties.



     Trust Administrative Expenses. Trust administrative expenses decreased by approximately $200,000 during 2000 when compared to 1999. The increased costs in 1999 compared to 2000 are primarily related to administrative, legal and accounting costs incurred during 1999 related to the preparation of proxy statement. The Trust Agreement required the Trustee to terminate the Trust at the end of 1998. The proxy statement was prepared in order to solicit the consent of unitholders to a unitholder proposal to extend the life of the Trust.



LIQUIDITY AND CAPITAL RESOURCES



     Other than interest on cash retained to pay Trust administrative expenses, the royalty was the Trust's sole source of income. As a result of the failure to receive any distributions with respect to the royalty since 1995, the Trust is required to be liquidated and has avoided liquidation at this point only so that the unitholders might have the opportunity to participate in this exchange offer. As discussed under "Background and Reasons for the Exchange
Offer -- Background of the Exchange Offer," the Trust will be liquidated upon the earlier to occur of the consummation of Texas Standard's exchange offer or the depletion of the Trust's expense reserve.



LEGAL PROCEEDINGS



     The Trust is not currently party to any pending material legal proceedings.



ACCOUNTANTS



     During the Trust's two most recent fiscal years, the Trust has not changed its independent accountants.

                               PLAN OF OPERATION


     We were incorporated on March 27, 2001. On October 12, 2001, we acquired working interests ranging from 23% to 35% in three properties in the Gulf of Mexico located in federal waters offshore Louisiana. As of September 30, 2001, there were eight productive oil wells and five productive gas wells on two of these properties. On October 11, 2001, we acquired the royalty interest that burdens the working interests from the Trust. In addition to these acquisitions, we acquired a 21% working interest in a gas well onshore Texas in October, 2001, which is currently not producing and is scheduled to be plugged and abandoned. Prior to acquiring the working interests and the royalty, we had less than $150,000 in assets. We had a net loss of $381,086 for our fiscal year ended September 30, 2001. Prior to October 2001, we did not have any revenues. Our net loss is attributable to general and administrative expenses, consisting primarily of $300,000 in bonuses paid to executive officers in 2001. For the year ended September 30, 2001, we did not have any revenues from operations. We had net operating income from operations of $312,017 for the period ended December 31, 2001.



     We intend to participate in any exploration conducted on and in the development of the properties that we acquired. However, we have a limited amount of funds with which to participate in the development of these properties. As of February 22, 2002, we had approximately $4.9 million of cash and other liquid investments. We intend to reserve approximately 40% of this amount and 40% of future net revenues to pay future plugging and abandonment liabilities associated with the acquired working interests. We believe that anticipated cash flows from operations will be sufficient to fund the exploration and development of our recently acquired properties. We currently anticipate development expenses of $2 million and plugging and abandonment expenses of $1.2 million for fiscal 2002. We do not currently plan to drill any wells in 2002. To the extent that these cash flows are insufficient to fund exploration and development expenses, we may choose, or be required, to elect not to participate in the drilling of wells proposed by the operators of these properties. If this occurs, our working interests could be reduced or forfeited if we choose not to participate in an exploratory well or other operation and our right to receive production may be forfeited or suspended until the other working interest owners recover a specified multiple of their costs if we choose not to participate in the drilling of, or other operation on, a well.


     In addition to exploring and developing our existing properties, we may review potential property acquisitions. At this time, we have not reviewed any available properties, other than those properties that we have already acquired, that we intend to acquire. Currently, we intend to limit any additional acquisitions to properties that can be acquired using funds from current operations. However, we may choose to seek other financing alternatives, such as obtaining a credit agreement or a private debt or equity offering. We have not budgeted any amounts for property acquisitions during 2002. We plan to continually review acquisition opportunities in light of existing and anticipated oil and gas prices, economic conditions, prevailing costs, available financing and other matters. We are not currently engaged in material negotiations to purchase oil and gas properties.

RESULTS OF OPERATIONS

     Our results of operations are primarily influenced by the prices we receive for oil and gas production and the costs we incur to produce oil and gas. The following table shows information about our prices and costs as well as production volumes. We did not have any significant assets until October 11, 2001. All of the information provided below is on a pro forma basis assuming we had acquired the working interests and royalty as of the indicated date. Prices shown below include the effects of our hedging activities.

                                                          PRO FORMA          PRO FORMA
                                                          YEAR ENDED        NINE MONTHS
                                                         DECEMBER 31,   ENDED SEPTEMBER 30,
                                                             2000              2001
                                                         ------------   -------------------
PRODUCTION:
  Oil (Bbls)...........................................      292,345           198,068
  Gas (Mcf)............................................      926,945           699,978
  Total production (Mcfe)..............................    2,681,015         1,888,386
AVERAGE SALES PRICE:
  Oil (per Bbl)........................................   $    30.69        $    27.79
  Gas (per Mcf)........................................         4.02              5.07
  Total production (per Mcfe)..........................         4.76              4.80
AVERAGE COSTS (PER MCFE):
  Lease operating expenses (excluding severance
     taxes)............................................   $     1.05        $      .94

LIQUIDITY AND CAPITAL RESOURCES

  CAPITAL SOURCES AND EXPENDITURES

     We agreed to acquire the working interests from IMC for $1.1 million. Our agreement to acquire the working interests from IMC provided that we would be entitled to the net proceeds of production from January 1, 2001 to the closing date, as a purchase price adjustment. We received a $1.5 million purchase price adjustment in connection with the purchase of our three properties on October 12, 2001. We received $3.8 million of additional amounts representing purchase price adjustments on January 11, 2002. We believe that our cash flows from operations and cash on hand will be sufficient to fund our current operations for the next 12 months. Projected cash flows from operations and cash on hand should be sufficient to fund our anticipated drilling and property acquisition programs for the next 12 months. However, we may obtain a credit facility or utilize conventional debt and equity offerings to finance our capital expenditure program. In addition, other financing options may be considered for future property acquisitions.

  FINANCIAL INSTRUMENTS

     Our revenues are derived from the sale of oil and natural gas. The prices of oil and natural gas are extremely volatile and experience large fluctuations as a result of relatively small changes in supplies. We may periodically use derivative financial instruments to hedge oil and gas price risks. Mr. Roberson and Mr. Langston oversee our hedging program. Mr. Roberson and Mr. Langston periodically consult oil and gas analyst, traders and marketers and review daily and weekly market reports and updates on both oil and gas futures and physical markets activities. Our policy is to mitigate downward price risk by execution of relatively small hedge volumes when we deem market conditions to be favorable. We do not anticipate hedging any further 2002 production at this time. However, we may elect to increase or decrease our currently hedged positions if market conditions or production volumes change. In a typical hedge transaction, we have the right to receive from the counterparties to the hedge the excess of the fixed price specified in the hedge over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, we must pay the counterparties the difference multiplied by the quantity hedged. We must pay the difference between the floating price and the fixed price when the floating price exceeds the fixed price regardless of whether we have sufficient production to cover the quantities specified in the hedge. If there are significant reductions in our production at times when the floating price exceeds the fixed price, we could be required to make payments under the hedge agreements even though these payments are not offset by sales of production. Hedging will also prevent us from receiving the full advantage of increases in oil or gas prices above the amount specified in the hedge. We may also enter into price "collars" to reduce the risk of changes in oil and gas prices. Under a collar, no payments are due by either party so long as the market price is above a floor set in the collar and below a ceiling. If the price falls below the floor, the counterparty to the collar pays the difference to us and if the price is above the ceiling, we pay the counterparty the difference.

     As of February 15, 2002, we have hedged approximately 150 Bbls of oil per day at a price of $20.28 for the twelve month period beginning January 1, 2002 and 200 Bbls per day at a price of $21.01 for the six month period beginning March 1, 2002. In addition we purchased options to sell 2,000 Mcfe of gas per day at a price of $2.00 per Mcfe for the six month period beginning February 1, 2002. For the month of February we have hedged approximately 16% of our estimated oil production and 76% of our estimated gas production, based on February nominations. Based on our March nomination, for 2002 we have hedged approximately 60% of our estimated oil production and 47% of our estimated gas production. None of our hedging contracts are with Enron related entities.

                            BUSINESS AND PROPERTIES

     Texas Standard Oil Company was incorporated in Texas in March 2001. We were formed to acquire and consolidate the working interests and net overriding royalty interest on three properties located in federal waters, offshore Louisiana and offshore Texas. We acquired the royalty on October 11, 2001 and the working interests on October 12, 2001. Prior to October 11, 2001, we had less than $150,000 in assets. All of the information provided below is on a pro forma basis assuming we had acquired the working interests and royalty as of the indicated date.

     As of September 30, 2001, on a pro forma basis, there were eight gross (1.8 net) productive oil wells and five gross (1.4 net) productive gas wells on two properties. We intend to develop these properties and pursue further acquisitions of oil and gas properties. As of September 30, 2001, on a pro forma basis, our estimated net proved reserves were 938,134 BOE, all of which were proved developed.

     The following table provides information about our estimated net proved reserves and production, on a pro forma basis, as of September 30, 2001.

                                                              PRODUCTION
                                                             FOR THE NINE
                                                                MONTHS
                                                                 ENDED       ESTIMATED NET PROVED RESERVES
                                                             SEPTEMBER 30,   -----------------------------
AREA NAME                                PRIMARY OPERATOR        2001          OIL        GAS      TOTAL
---------                               ------------------   -------------   --------   -------   --------
                                                                 (BOE)        (BBLS)    (MMCF)     (BOE)
GULF OF MEXICO OFFSHORE:
  West Cameron Area Block 498.........  El Paso Production      295,100      342,730     2,904    826,730
                                        Company
  West Delta Area Block 34............  Forest Oil               19,374        1,738       658    111,405
                                        Corporation

---------------

(1) Represents the present value of future net cash flows, discounted at 10%, attributable to estimated proved reserves, on a pro forma basis, as of September 30, 2001, as set forth in our independent reserve reports prepared by Ryder Scott Company, L.P., Independent Petroleum Engineers.

PROPERTIES

     As of December 31, 2001, we owned 7,500 gross (1,587 net) acres in two federal block located offshore Louisiana and 100 gross (21 net) acres onshore Texas. As of September 30, 2001, on a pro forma basis, we had an average working interest of 24.7% in thirteen producing wells. As of February 15, 2001, we did not have any wells in the process of being drilled.

     West Cameron Area Block 498. West Cameron Block 498 is located offshore Louisiana in federal waters. We own a 23.1% working interest and a 19.2% net revenue interest in ten producing wells. This property consists of 5,000 gross (962 net) acres. This property has two existing platforms; however, all of the wells on one platform are currently shut-in and there is no production. The second platform consists of ten actively producing wells with 14 completions. Net average daily production for these ten wells during the nine month period ended September 30, 2001 was 1,085 BOE per day. All oil production from this platform is subject to a purchase agreement with a pipeline company. We are required to pay a transportation fee to the pipeline company that is based on the average daily volume of oil produced. If oil production from this area does not meet specified minimum average daily volumes that vary over the term of the agreement, we are required to pay the pipeline company a deficiency payment. During 2001, the minimum average daily volume was 5,167 Bbls per day. The estimated average daily production from this property was 3,400 gross (653 net) Bbls per day for our fiscal year ended September 30, 2001. During 2000, IMC Global, the prior owner of our working interest, paid the pipeline company a deficiency payment of approximately $500,000. We currently anticipate a deficiency penalty of approximately $281,592, or $.35 per net Bbl produced in 2001, being assessed for 2001. This property has never met the minimum volume requirements in the purchase agreement. We anticipate that penalties will continue to be assessed in future years. El Paso Production Company operates this block.

     West Delta Area Block 34. West Delta Area Block 34 is located offshore Louisiana in federal waters. We own a 30.0% working interest and a 25.0% net revenue interest in three producing wells. This property consists of 2,500 gross (625 net) acres. The net average daily production for the three actively producing wells located on this property during the nine month period ended September 30, 2001 was 71 BOE per day. Forest Oil Corporation operates this block.

     High Island Area Block A552. High Island Area Block A552 is located offshore Texas in federal waters. We own a 35% working interest and a 29.2% net revenue interest in this property. This property is currently producing immaterial quantities of oil and does not have any proved reserves attributed to it. The platform on this property is currently being used to process third-party liquids which are being produced from a nearby property. While this processing income serves to offset a portion of the operating costs of this platform, the overall costs of operating the platform still exceed such processing income. The estimated plugging and abandonment costs of this property are $1.3 million. While the operator has control of the timing of when this property will be plugged and abandoned, we have budgeted for the plugging and abandonment of this property in 2002.

     Coles #1. In October, 2001, we acquired a 21% working interest in an exploratory gas well located in Goliad County, Texas. This well was completed in November 2001 and produced limited quantities of gas until it was shut-in on January 7, 2001 in preparation for re-completion. As of February 15, 2002, this well is scheduled to be plugged and abandoned. We do not anticipate incurring any additional costs in connection with the plugging and abandonment of this well. We acquired our working interest from Roberson Oil Company and an unrelated third party for $55,000. The purchase price included the prepayment of estimated dry hole costs. Our share of the completion costs, which are estimated at $34,000, has also been prepaid. Roberson Oil Company, which is wholly-owned by Timothy Roberson, our CEO, has a 16% carried working interest in this well. Roberson Oil Company is the operator of this well. As of December 31, 2001, there were no proved reserves attributable to this well.

OIL AND GAS RESERVES

     Our only assets are the three properties we acquired in October 2001 and the gas well we acquired in October 2001. The following table sets forth information about our pro forma estimated net proved reserves as of the dates set forth below. Ryder Scott Company, L.P., our independent petroleum engineers, prepared these estimates.

                                                          DECEMBER 31,     SEPTEMBER 30,
                                                        ----------------   -------------
                                                         1999     2000         2001
                                                        ------   -------   -------------
Proved developed:
     Oil (MBbls)......................................     518       452         344
     Gas (MMcf).......................................   3,053     3,501       3,562
          Total (BOE) (000s)..........................   1,027     1,036         938
Proved undeveloped:
     Oil (MBbls)......................................      --        --          --
     Gas (MMcf).......................................      --        --          --
Total proved:
     Oil (MBbls)......................................     518       452         344
     Gas (MMcf).......................................   3,053     3,501       3,562
          Total (BOE) (000s)..........................   1,027     1,036         938
Estimated future net cash flows before income taxes...  $6,561   $16,436      $3,491
Standardized measure of discounted future net cash
  flows (000s)........................................   3,790    10,143       2,786

     Our independent reserve engineers prepared the estimates of the proved reserves and the future net cash flows, and the present value and standardized measure thereof, attributable to these proved reserves. There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond our control or the control of the reserve engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner, and the accuracy of any reserve or cash flow estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates by different engineers often vary, sometimes significantly. In addition, physical factors, including the results of drilling, testing and production subsequent to the date of an estimate, as well as economic factors, such as an increase or decrease in product prices that renders production of such reserves more or less economic, may justify revision of such estimates. Accordingly, reserve estimates are different from the quantities of oil and gas that are ultimately recovered.

     We have not filed any reports with other federal agencies which contain an estimate of total proved net oil and gas reserves.

PRODUCTIVE WELLS

     On a pro forma basis, we did not drill any development or exploratory wells during the years ended December 31, 2000 and 1999 and the nine months ended September 30, 2001.

     On a pro forma basis, we owned working interests in eight gross (1.8 net) producing oil and five gross (1.4 net) producing gas wells as of September 30, 2001. A well is categorized as an oil well or a natural gas well based upon the ratio of oil to gas reserves on a Mcfe basis. However, some of our wells produce both oil and gas. At September 30, 2001, we did not have any wells in the process of being drilled. One of our wells has two oil completions and one well has one oil and one gas completion. A well with at least one oil completion is classified as an oil well.

LEASEHOLD ACREAGE

     The following table show our approximate developed and undeveloped gross and net leasehold acreage as of September 30, 2001, on a pro forma basis.

                                                             DEVELOPED     UNDEVELOPED
                                                           -------------   -----------
LOCATION                                                   GROSS    NET    GROSS   NET
--------                                                   -----   -----   -----   ---
FEDERAL WATERS:
     Texas...............................................  5,760   1,680      0      0
     Louisiana...........................................  7,500   1,587      0      0

MAJOR CUSTOMERS

     Our production is sold on month-to-month contracts at prevailing prices. The following table identifies, on a pro forma basis, customers to whom we sold a significant percentage of our total oil and gas production during each of the following periods:

                                                         YEAR ENDED
                                                        DECEMBER 31,
                                                        ------------   NINE MONTHS ENDED
                                                        1999    2000   SEPTEMBER 30, 2001
                                                        ----    ----   ------------------
EOTT Energy Operating L.P.............................   --      67%           47%
Plains Marketing, L.P.................................   46%      6%           --
Coast Energy, Inc. ...................................   54%     26%           46%
Pro Gas Inc. .........................................   --      --             7%


     Because alternative purchasers of oil and gas are readily available, we believe that the loss of any of these purchasers would not result in a material adverse effect on our ability to market future oil and gas production. Enron Corp. controls EOTT in its capacity as EOTT's general partner. However, EOTT has not filed for bankruptcy protection and continues to fully perform its contracts with us.


     We do not have any contracts to sell or hedge our production with Enron Corp. or its subsidiaries. However, Progas, Inc. a purchaser of our gas produced from West Cameron Area Block 498 failed to pay us in full for our November 2001 gas sales because Progas had been selling such gas to an Enron subsidiary and did not receive payment for November 2001 sales. The purchaser owed us $183,202 as of February 15, 2002. We are in negotiations with this purchaser regarding their payment of the amount due by June 2002 in four monthly installments.

TITLE TO PROPERTIES

     We have performed title checks of our oil and gas properties that we believe are in accordance with industry standards. These reviews included searching the Minerals Management Service files for the lease assignments to Freeport-McMoRan, Inc. and any subsequent assignments, examining the merger documents between Freeport-McMoRan, Inc. and IMC Global, examining the history of payments for production, reviewing operating agreements and other contracts affecting production and transportation of oil and gas, and obtaining a special warranty of title from IMC Global. We believe that we own our oil and gas properties in accordance with standards generally accepted in the oil and gas industry, subject to such exceptions which, in our opinion, are not so material as to detract substantially from the use or value of such properties. To the extent that such burdens and obligations affect our rights to production revenues, they have been taken into account in calculating our net revenue interests and in estimating the quantity and value of our reserves. We believe that the burdens and obligations affecting our properties are typical in the industry for properties of the kind owned by us.

COMPETITION

     We operate in the highly competitive areas of oil and gas exploration, development and production. We compete for the purchase of leases in the Gulf of Mexico from the U.S. government and from other oil and gas companies, and from private mineral owners and other oil and gas companies onshore. These leases include exploration prospects as well as properties with proved reserves. Factors that affect our ability to compete in the marketplace include:

     - our access to the capital necessary to drill wells and acquire properties;

     - technology and our ability to acquire and analyze seismic, geological and other information relating to a property;

     - our ability to retain the personnel necessary to properly evaluate seismic and other information relating to a property;

     - the location of, and our ability to access, platforms, pipelines and other facilities used to produce and transport oil and gas production;

     - the standards we establish for the minimum projected return on an investment of our capital; and

     - the availability of alternate fuel sources.

     Our competitors include major integrated oil companies, substantial independent energy companies, affiliates of major interstate and intrastate pipelines and national and local gas gatherers, many of which possess greater financial, technological and other resources than we do.

MARKETS

     Our ability to market oil and gas from our wells depends upon numerous factors beyond our control, including:

     - the extent of domestic production and imports of oil and gas;

     - the proximity of gas production to gas pipelines;

     - the availability of capacity in such pipelines;

     - the demand for oil and gas by utilities and other end users;

     - the availability of alternative fuel sources;

     - the effects of inclement weather; and

     - state and federal regulation of oil and gas production and federal regulation of gas sold or transported in interstate commerce.

The exact effects of these factors cannot be accurately predicted. No assurance can be given that we will be able to market all of the oil and gas produced by us or that favorable prices can be obtained for the oil and gas we produce.

     In view of the many uncertainties affecting the supply and demand for oil, gas and refined petroleum products, we are unable to predict future oil and gas prices and demand or the overall effect such prices and demand will have on us. We do not believe that the loss of any of our oil purchasers would have a material adverse effect on our operations. Additionally, since substantially all of our gas sales are on the spot market, the loss of one or more gas purchasers should not materially and adversely affect our financial condition.

CORPORATE OFFICES

     Our headquarters are located in Houston, Texas, in approximately 1,000 square feet of leased space. Replacement of our leased offices would not result in material expenditures by us as alternative locations to our leased space are anticipated to be readily available.

EMPLOYEES

     We had five full-time and no part-time employees as of December 31, 2001. A union does not represent any of our employees. We believe that our relations with our employees are good.

LEGAL PROCEEDINGS

     From time to time, we may be involved in legal proceedings that arise in the ordinary course of business. As of the date of this prospectus, we are not a party to any pending legal proceedings that we believe could reasonably be expected to have a material effect on our financial position or results of operations.

ENVIRONMENTAL REGULATIONS

     General. Our activities are subject to federal, state and local laws and regulations governing environmental quality and pollution control. Although no assurances can be made, we believe that, absent the occurrence of an extraordinary event, compliance with existing federal, state and local laws, rules and regulations regulating the release of materials in the environment or otherwise relating to the protection of the environment will not have a material effect upon our capital expenditures, earnings or competitive position with respect to our existing assets and operations. We cannot predict what effect additional regulation or legislation, enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from our operations could have on our activities.

     Our activities with respect to natural gas facilities are subject to stringent environmental regulation by state and federal authorities, including the United States Environmental Protection Agency. Such regulation can increase the cost of planning, designing, installing and operating such facilities. In most instances, the regulatory requirements relate to water and air pollution control measures. Although we believe that compliance with environmental regulations will not have a material adverse effect on us, risks of substantial costs and liabilities are inherent in oil and gas production operations, and there can be no assurance that significant costs and liabilities will not be incurred. Moreover, it is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from oil and gas production, would result in us incurring substantial costs and liabilities.

     Solid and Hazardous Waste. We own or lease numerous properties that have been used for the production of oil and gas for many years. Although we have utilized operating and disposal practices standard in the industry at the time, hydrocarbons or other solid wastes may have been disposed or released on or under these properties. In addition, many of these properties have been operated by third parties. We had no control over such entities' treatment of hydrocarbons or other solid wastes and the manner in which such substances may have been disposed or released. State and federal laws applicable to oil and gas wastes and properties have gradually become stricter over time. Under these new laws, we could be required to remove or remediate previously disposed wastes, including wastes disposed or released by prior owners or operators, or property contamination, or to perform remedial plugging operations to prevent future contamination.

     We generate wastes, including hazardous wastes, that are subject to the Federal Resource Conservation and Recovery Act and comparable state statutes. The Environmental Protection Agency has limited the disposal options for certain hazardous wastes and is considering adoption of stricter disposal standards for nonhazardous wastes. Furthermore, it is possible that certain wastes currently exempt from treatment as "hazardous wastes" generated by our oil and gas operations may in the future be designated as "hazardous wastes" under the Federal Resource Conservation and Recovery Act or other applicable statutes and, therefore, may be subject to more rigorous and costly disposal requirements.

     Superfund. The Comprehensive Environmental Response, Compensation and Liability Act, also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons with respect to the release of a "hazardous substance" into the environment. These persons include the owner and operator of a site and persons that disposed or arranged for the disposal of the hazardous substances found at a site. Superfund also authorizes the Environmental Protection Agency and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs of such action. Neither we nor our predecessors has been designated as a potentially responsible party by the Environmental Protection Agency under Superfund with respect to any of our leases.

     Oil Pollution Act. The Oil Pollution Act of 1990 and regulations thereunder impose a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of the area in which an offshore facility is located. The Oil Pollution Act assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in the cleanup, liability limits likewise do not apply. Few defenses exist to the liability imposed by the Oil Pollution Act.

     The Oil Pollution Act also imposes ongoing requirements on a responsible party, including proof of financial responsibility to cover at least some costs in a potential spill. Amendments to the Oil Pollution Act that were enacted in 1996 require owners and operators of offshore facilities that have a worst case oil spill potential of more than 1,000 barrels to demonstrate financial responsibility in amounts ranging from $10 million in specified state waters and $35 million in federal Outer Continental Shelf waters up to $150 million, based upon worst case oil-spill discharge volume calculations. We believe that we currently have established adequate proof of financial responsibility for our offshore facilities.

     Air Emissions. Our operations are subject to state and federal regulations for the control of emissions from sources of air pollution. Administrative enforcement actions for failure to comply strictly with air regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could require us to forego construction or operation of certain air emission sources. We believe that in such case we would have enough permitted or permittable capacity to continue our operations without a material adverse effect on any particular producing field.

     OSHA. We are subject to the requirements of the Federal Occupational Safety and Health Act and comparable state statutes. The Federal Occupational Safety and Health Act hazard communication standard, the Environmental Protection Agency community right-to-know regulations under Title III of the Federal Superfund Amendment and Reauthorization Act and similar state statutes require us to organize and/or disclose information about hazardous materials used or produced in our operations. This information must be provided to employees, state and local governmental authorities and local citizens.

     Water. The Federal Water Pollution Contract Act, or Clean Water Act, imposes restrictions and strict controls regarding the discharge of produced waters and other oil and gas wastes into navigable waters. Such discharges are typically authorized by National Pollutant Discharge Elimination System permits. The Federal Water Pollution Control Act provides for civil, criminal and administrative penalties for any unauthorized discharges and along with the Oil Pollution Act of 1990, imposes substantial potential liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties and liabilities in the case of a discharge of petroleum, its derivatives or hazardous substances into state waters. In addition, the Coastal Zone Management Act authorizes state implementation and development of programs of management measures for non-point source pollution to restore and protect coastal waters. The federal National Pollutant Discharge Elimination System permits applicable to our properties prohibit the discharge of produced water, and other substances generated by the oil and gas industry, from wells located in the coastal waters of Louisiana.

     Protected Species. The Endangered Species Act seeks to ensure that activities do no jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species. Under the Endangered Species Act, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. The Endangered Species Act provides for criminal penalties for willful violations of the Endangered Species Act. Other statutes which provide protection to animal and plant species and which may apply to our operations include, but are not necessarily limited to, the Marine Mammal Protection Act, the Marine Protection, Research and Sanctuaries Act, the Fish and Wildlife Coordination Act, the fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act.

     Wetlands. Pursuant to the Federal Water Pollution Contract Act, The United States Corps of Engineers, with oversight by the EPA, administers a complex program that regulates activities in wetland areas. Some of our operations are in areas that have been designated as wetlands and, as such, are subject to permitting requirements. Failure to properly obtain a permit or violation of permit terms could result in the issuance of compliance orders, restorative injunctions and a host of civil, criminal and administrative penalties. We believe that we are currently in substantial compliance with these permitting requirements.

     Wildlife Refuges/Bird Sanctuaries. Portions of our properties are located in or adjacent to federal and state wildlife refuges and bird sanctuaries. Our operations in such area must comply with regulations governing air and water discharge which are more stringent than in our other areas of operations. We have not been, and do not anticipate that we will be, materially affected by any such requirements.

     Abandonment Costs. We are typically responsible for payment of abandonment costs on the oil and gas properties we own. As of December 31, 2001, total future abandonment costs on our oil and gas properties estimated to be incurred were approximately $4.2 million. Estimates of abandonment costs and their timing may change due to many factors including actual production results, inflation rates and changes in environmental laws and regulations.

     We believe that we are in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements would not have a material adverse impact on us.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     Our executive officers and directors are as follows:

                                   POSITION                                 DIRECTORS TERMS
NAME                         AGE    SINCE              POSITION               EXPIRES IN
----                         ---   --------   ---------------------------   ---------------
Timothy M. Roberson........  44      2001     Chief Executive Officer,           2002
                                              President and Chairman of
                                              the Board of Directors
Joseph F. Langston, Jr. ...  49      2001     Chief Financial Officer and        2002
                                              Director
Charles A. Sharman.........  47      2001     General Counsel, Vice              2002
                                              President of Land and Legal
                                              and Director

     The following is a brief description of the background and principal occupation of each director and executive officer.


     Timothy M. Roberson is our Chief Executive Officer, President and Chairman of our Board of Directors. Mr. Roberson formed Texas Standard in March 2001. Mr. Roberson currently devotes approximately 75% of his time exclusively to the management of the affairs of Texas Standard and 25% of his time to the management of Roberson Oil Company. He anticipates that he will be devoting 90% of his time exclusively to Texas Standard by the end of the year. Mr. Roberson is sole owner and president of Roberson Oil Company, an independent exploration and production company which he formed in 1998. Roberson Oil Company is the successor operator to Pecos Petroleum Company, an independent exploration and production company. Mr. Roberson co-founded Pecos Petroleum Company in October 1987 and has served as President of the company since its inception. Mr. Roberson is the sole owner of Pecos which is currently in the process of being liquidated. Prior to forming Pecos, Mr. Roberson had managed an exploration team of several geologists and consultants for Edge Petroleum Corporation, an independent exploration and production company, from 1984 to 1987. Mr. Roberson gained major oil company experience as a staff landman with Gulf Oil Company from 1982 to 1983 and as a contract landman for ARCO during 1981. Mr. Roberson received a B.B.A. from the University of Texas at Austin in 1980 and conducted post-graduate work at the University of Texas in Petroleum Land Management and Geology. Mr. Roberson is a member of the American Association of Professional Landmen, the Houston Geological Society, the Houston Producers' Forum and the Houston Petroleum Club.



     Joseph F. "Chip" Langston, Jr. is our Chief Financial Officer and a Director. Mr. Langston assisted with the negotiation of the acquisition of the working interests and the royalty prior to, and after, the formation of Texas Standard. Mr. Langston was appointed to his current positions in October 2001. Mr. Langston currently devotes approximately 60% of his time exclusively to the management of the affairs of Texas Standard and 40% of his time to the management of Langston Investments. He anticipates that he will be devoting 90% of his time exclusively to Texas Standard by the end of the year. Mr. Langston has served as President of Langston Investments, Inc., which provides corporate financial advisory services primarily to small exploration and development companies, since he formed Langston Investments in 1984. Mr. Langston served as Vice-President of Corporate Finance and Director of Photonics Corporation, an operator of an internet site for commercial real estate professionals, from November 2000 to June 2001. From July 2001 to October 2001, Mr. Langston served as Vice-President of Corporate Finance and Director of International Cavitation Technologies, Inc., an oilfield services company. In 1989, Mr. Langston formed Search Exploration Inc., an independent exploration and production company, by consolidating 33 limited partnerships. Mr. Langston served as the President and Chairman of the Board of Search until it was merged with Harken Energy Corporation in May 1995. Prior to forming Search, Mr. Langston had served as Vice President of Corporate Finance and a Director of Trans-Western Exploration Inc., an independent exploration and production company, from 1977 until

1983. Mr. Langston received a B.B.A. in Accounting/Finance from the University of Texas at Arlington in 1974. Mr. Langston is a Certified Public Accountant.

     Charles A. Sharman is our Vice President of Land and Legal, General Counsel and a Director. Mr. Sharman has been engaged in the private practice of law since August 1999. Mr. Sharman co-founded Allied Natural Gas Corporation in February 1996 to acquire offshore oil and gas properties for redevelopment. Mr. Sharman served as President of Allied until the company ceased doing business in July 1999. Allied filed for bankruptcy in April 1999. Mr. Sharman filed a personal bankruptcy petition in September 1999. Prior to forming Allied, Mr. Sharman had been engaged in the private practice of law specializing in oil and gas and energy transactions and financing since 1982. Mr. Sharman served as an Assistant Attorney General of Texas from 1979 until he entered private practice in 1981. Mr. Sharman received a B.A., cum laude, from Vanderbilt University in 1975, and a J.D. from the University of Texas School of Law in 1978. He is a member of the State Bar of Texas, the United States District Court for the Southern District of Texas and the United States Court of Appeals for the Fifth Circuit.

     All of our officers and directors are United States citizens.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to our Chief Executive Officer and four most highly compensated executive officers whose salary and bonus exceeded $100,000 for our year ended September 30, 2001.

                                                 ANNUAL COMPENSATION
                                           --------------------------------
                                                               OTHER ANNUAL    ALL OTHER
NAME AND POSITION                   YEAR   SALARY    BONUS     COMPENSATION   COMPENSATION
-----------------                   ----   ------   --------   ------------   ------------
Timothy M. Roberson...............  2001     $0     $150,000        $0             $0
  Chief Executive Officer,
  President and Chairman of
  the Board
Joseph F. Langston, Jr. ..........  2001      0      150,000         0              0
  Chief Financial Officer
  and Director

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     We do not currently have employment agreements with any of our executive officers.

STOCK-BASED PLANS

     On January 4, 2002 our board of directors and shareholders approved our 2002 Equity Incentive Plan. Pursuant to this plan, 300,000 shares of common stock were reserved for issuance upon the exercise of options or grants of restricted stock. The plan is administered by our board of directors. As of January 7, 2002, no awards had been made pursuant to the plan. We do not intend to issue to officers, directors, employees, 5% shareholders, or affiliates non-qualified options with an exercise price of less than 85% of the fair market value of our common stock on the date of grant of such options. We will not issue options to purchase more than 12% of our outstanding common stock prior to the consummation of the exchange offer.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     We did not grant any options to purchase our common stock during our fiscal year ended September 30, 2001 to our Chief Executive Officer or any other executive officer listed in the summary compensation table above.

AGGREGATE OPTION/SAR EXERCISE IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     As of September 30, 2001, we did not have any outstanding options to purchase our common stock. No options to purchase our common stock were exercised by our Chief Executive Officer or any other executive officer listed in the summary compensation table above during our fiscal year ended September 30, 2001.

LONG TERM INCENTIVE PLAN AWARDS

     Other than our 2002 Equity Incentive Plan, we do not have any long-term incentive plans for our employees.

                    BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

     The following table shows the ownership of our common stock, and the pro forma ownership of our common stock immediately after completion of the exchange offer assuming that all eligible unitholders tender their units, by:


     - our chief executive officer and other officers named in the Summary Compensation Table above;


     - all of our directors;

     - all of our executive officers and directors as a group; and

     - anyone who is known by us to beneficially own 5% or more of our outstanding common stock.

     Based on SEC rules, shares of common stock which an individual or group has the right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group. These shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown on this table.

     Unless otherwise indicated, each person named in the following table has the sole power to vote and dispose of the shares listed next to their name. The address of each of our executive officers and directors is 6371 Richmond Avenue, Suite 100, Houston, Texas 77057, unless otherwise indicated. Information in the tables and accompanying text has been provided to us by our directors, executive officers and 5% shareholders. The information provided below is based on information available to us as of February 15, 2002.


                                                                      PRO FORMA ESTIMATED
                                              CURRENT BENEFICIAL           BENEFICIAL
                                            ----------------------   ----------------------
                                                  OWNERSHIP                OWNERSHIP
                                            ----------------------   ----------------------
NAME AND ADDRESS                            NUMBER OF   PERCENTAGE   NUMBER OF   PERCENTAGE
OF BENEFICIAL OWNERS                         SHARES      OF TOTAL     SHARES      OF TOTAL
--------------------                        ---------   ----------   ---------   ----------
Timothy M. Roberson.......................    747,600      59.5%       747,600      37.3%
Joseph F. Langston, Jr. ..................    508,871      40.5%       508,871      25.4%
Charles A. Sharman........................          0        --              0        --
All Directors and Executive Officers as a
  Group (two persons).....................  1,256,471       100%     1,256,471      62.7%



     Timothy M. Roberson. The shares beneficially owned by Mr. Roberson include 747,600 shares held by Roberson LP-1. Mr. Roberson holds a 96% limited partner interest in Roberson LP-1. Roberson GP,

Inc. is wholly-owned by Mr. Roberson and owns a 1% general partner interest in Roberson LP-1. The Roberson Children's Trust, the beneficiaries of which are Mr. Roberson's three children, owns a 3% limited partner interest in Roberson LP.

     Joseph F. Langston, Jr. The shares beneficially owned by Mr. Langston include 508,871 shares held by the Langston Family Limited Partnership. Mr. Langston is the sole managing partner of the Langston Family Limited Partnership.

                              CERTAIN TRANSACTIONS


     Our prior transactions with affiliates were not approved by independent, non-management, directors. At this time, our board of directors does not have, and we do not anticipate appointing, any independent directors. All future transactions with persons and entities affiliated with us will be on terms that are no less favorable than those that could be obtained by unaffiliated third parties. For a period of two years after the consummation of the exchange offer, we will not enter into any transactions with affiliated persons unless such transactions are approved by at least two independent, disinterested directors. We do not intend to make loans to officers, directors, or other controlling persons.


WORKING CAPITAL LOANS

     On July 13, 2001 we executed a $115,000 promissory note payable to Roberson Oil Company. This loan bore interest at 7% and was repaid in October 2001. Roberson Oil Company is wholly owned by Timothy M. Roberson, our Chief Executive Officer and President. Roberson Oil Company provided us with these funds in order for us to pay a $110,000 deposit to IMC Global in connection with the acquisition of the working interests from IMC Global. We repaid the loan when we received funds as a result of the purchase price adjustment paid to us upon the closing of our acquisition of the working interests.

SERVICES AGREEMENTS AND PURCHASE OF ASSETS

     We have entered into an agreement with Roberson Oil Company whereby we will provide accounting and administrative services to Roberson Oil Company for a fee of $3,000 per month. The services we are providing consist of accounting, legal and administrative services. In addition, on November 27, 2001, we purchased furniture, computers, other office equipment and supplies from Roberson Oil Company for $20,000.

GOLIAD COUNTY WELL

     In October 2001, we purchased a 16.8% working interest in an exploratory gas well located in Goliad County, Texas from Roberson Oil Company for $44,000. We later purchased an additional 4.2% working interest in this well from Sook Chung, an unrelated third party for $11,000. The purchase price of $55,000 included the prepayment of estimated dry hole costs. This prospect was assembled and promoted by Roberson Oil Company. Roberson Oil Company received a 16% working interest that did not require Roberson Oil Company to carry any of the costs of the well associated with the wells drilling and evaluation. We acquired our working interest from Roberson Oil Company under the same basic terms and conditions as other participants in the project. This well is currently scheduled to be plugged and abandoned. We do not anticipate incurring any additional costs in connection with the plugging and abandonment of this well.

                    COMPARISON OF SECURITY HOLDER RIGHTS AND
                  CERTAIN CHANGES IN THE RIGHTS OF UNITHOLDERS

     We are incorporated under the laws of the State of Texas, and the Trust is subject to the laws of the state of Texas. The Trust's unitholders who tender their units in the exchange offer, whose rights are currently governed by Texas law and the Trust Agreement, will, upon consummation of the exchange offer, become shareholders whose rights will be governed by Texas law and our articles of incorporation and bylaws. The following is a summary of the material rights of our shareholders as compared with the rights of the Trust unitholders.

                                     THE COMPANY                           THE TRUST
                                     -----------                           ---------
BOARD OF DIRECTORS/       Under Texas law, the powers of a     The trustee is authorized to take
TRUSTEE                   corporation are exercised by or      any action that, in its judgment,
                          under the authority of the board     is necessary or advisable to best
                          of directors. Texas law permits      achieve the purposes of the Trust,
                          any Texas corporation to classify    so long as such modifications or
                          its board of directors into as       settlements do not alter the
                          many as three classes with           nature of the royalty interest or
                          staggered terms of office. Our       alter the partnership agreement in
                          articles do not provide for a        a way that changes the purposes or
                          staggered board.                     scope of activities of the
                                                               partnership.

PURPOSE                   The purpose of the corporation is    The purposes of the Trust are: to
                          to transact any or all lawful        protect and conserve, for the
                          business for which a corporation     benefit of the unitholders, the
                          may be organized by the Texas        Trust estate; to receive the
                          Business Corporation Act.            Trust's share of any distributions
                                                               from the partnership; and to pay,
                                                               or provide for the payment of, any
                                                               liabilities incurred in carrying
                                                               out the purposes of the Trust, and
                                                               thereafter to distribute the
                                                               remaining amounts of cash received
                                                               by the Trust pro rata to the
                                                               unitholders.

OWNERSHIP INTEREST OF     Under Texas law, a common share-     The unitholders own, pro rata, the
SHAREHOLDERS AND          holder owns legal and beneficial     beneficial interest in the Trust
UNITHOLDERS               title to an ownership interest in    described in the Trust Agreement
                          the corporation. The rights          and are entitled to participate
                          appurtenant to that interest are     pro rata in the rights and
                          determined by the Texas Business     benefits of the unitholders under
                          Corporation Act and the articles     the Trust Agreement. No unitholder
                          and bylaws of the corporation,       has any title in any real property
                          which rights, in our case, are       interest that may be considered a
                          described more fully in this         part of the Trust estate,
                          section.                             including the royalty interest or
                                                               any part of the royalty interest,
                                                               or in any asset of the Trust
                                                               estate to the extent that an
                                                               interest in such asset would cause
                                                               the interest of a unitholder to be
                                                               treated as other than an
                                                               intangible personal property
                                                               interest. The sole interest of
                                                               each unitholder is this benefi-
                                                               cial interest and the obligation
                                                               of the trustee to hold, manage and
                                                               dispose of the Trust estate and to
                                                               account for the Trust estate as
                                                               the Trust Agreement provides. No
                                                               unitholder has the right to call
                                                               for or demand or secure any parti-

                                     THE COMPANY                           THE TRUST
                                     -----------                           ---------
                                                               tion during the continuance of the
                                                               Trust or during the period of
                                                               liquidation and winding up.

CHARTER AMENDMENTS        Articles:  Under Texas law, unless   No amendment may be made to any
                          a different amount, not less than    provision of the Trust Agreement
                          a majority, is specified in the      that would increase the power of
                          articles of incorporation, an        the trustee to engage in business
                          amendment to the articles of         or investment activities or alter
                          incorporation requires the           the rights of the unitholders. All
                          approval of the holders of at        other amendments to the provisions
                          least two-thirds of the              of the Trust Agreement may be made
                          outstanding shares of the            only by a vote of the unitholders
                          corporation. Texas does not          present or represented by proxy at
                          require shareholder approval for     a meeting, provided that no
                          the board of directors of a          amendment shall be effective
                          corporation to fix the voting        without the express written
                          powers, designation, preferences,    approval of the trustee.
                          limitations, restrictions and
                          rights of a class of stock
                          provided that the corporation's
                          charter documents grant such power
                          to its board of directors. Our
                          articles grant such authority with
                          respect to the issuance of
                          preferred stock. The holders of
                          the outstanding shares of a
                          particular class are entitled to
                          vote as a class on a proposed
                          amendment if the amendment would
                          alter or change the power,
                          preferences or special rights of
                          one or more series of any class so
                          to affect them adversely. Our
                          articles may only be amended by a
                          two-thirds vote.

                          Bylaws:  Texas law provides that
                          the board of directors has the
                          power to adopt, amend or repeal
                          the bylaws, unless this power is
                          reserved exclusively to the
                          shareholders in the articles of
                          incorporation. Our bylaws may be
                          amended by our board of directors.

MERGERS AND OTHER         Under Texas law, shareholders have   Not applicable to the Trust.
CORPORATE                 the right to vote on all mergers
REORGANIZATIONS           to which the corporation is a
                          party, except for certain
                          parent-subsidiary mergers in which
                          the parent owns at least 90% of
                          the subsidiary and certain mergers
                          in which the corporation is the
                          surviving entity and the
                          shareholders voting power is not
                          diluted by more than 20%. In
                          certain circumstances, different
                          classes of securities may be
                          entitled to vote separately as
                          classes with respect to such
                          transactions. Unless the articles
                          of incorporation provide
                          otherwise, approval of the holders
                          of at least two-thirds of all out-

                                     THE COMPANY                           THE TRUST
                                     -----------                           ---------
                          standing shares entitled to vote
                          is required by Texas law to
                          approve a merger. Our articles
                          provide that a merger requires the
                          approval of two-thirds of our
                          outstanding shares.

BUSINESS COMBINATIONS     We will continue to be subject to    There is no comparable provision
                          the provisions of Part Thirteen of   under the Texas Trust Code.
                          the Texas Business Corporation Act
                          until June 2003. That section
                          prohibits business combinations
                          with a person that has acquired
                          beneficial ownership of 20 per-
                          cent or more of our outstanding
                          voting stock during the past three
                          years unless the transaction is
                          approved by the board of directors
                          or shareholders. For a more
                          detailed description of Part
                          Thirteen of the Texas Business
                          Corporation Act, see "Description
                          of Capital Stock -- Texas
                          Anti-Takeover Law and Article of
                          Incorporation and Bylaw
                          Provisions".

SALES, LEASES, EXCHANGES  Unless otherwise provided in a       If approved by the unitholders
OR OTHER DISPOSITIONS     corporation's articles of            present or represented at a
                          incorporation, the sale, lease,      meeting, the trustee shall sell
                          exchange or other disposition of     that portion of the Trust estate
                          all, or substantially all, of the    as directed by the unitholders at
                          property and assets of a Texas       such meeting. The trustee is also
                          corporation not made in the          authorized to cause the
                          regular course of business           partnership to sell the part-
                          requires the approval of the         nership's interest in an oil and
                          holders of at least two-thirds of    gas lease or a portion of such
                          the outstanding shares of the        interest, if, absent such sale,
                          corporation. Approval by             the partnership's interest in the
                          two-thirds of our shares is          lease would, in the opinion of the
                          required.                            managing general partner of the
                                                               partnership, be lost through
                                                               abandonment.

VOTING RIGHTS             Under Texas law, unless otherwise    The presence in person or by proxy
                          provided in the articles of          of unitholders holding a majority
                          incorporation, with respect to any   of the units outstanding as of the
                          meeting of shareholders, a quorum    record date for determining the
                          is deemed to be present for any      right to receive notice of a
                          matter to be presented at that       meeting constitutes a quorum, and
                          meeting if the holders of a          any matter is deemed to have been
                          majority of the shares entitled to   approved by the unitholders if it
                          vote at the meeting are              is approved by the vote of
                          represented at the meeting in        unitholders holding a majority of
                          person or by proxy.                  the units represented at a
                                                               meeting. Each unitholder is
                          With respect to any matter, other    entitled to one vote for each unit
                          than the election of directors or    owned by him, and any unitholder
                          a matter for which the affirmative   may vote in person or by duly
                          vote of the holders of a specified   executed written proxy. No
                          portion of the shares entitled to    provision is made in the Trust
                          vote is required by the Texas        Agreement for action by written
                          Business Corporation Act, the        consent of the unitholders.
                          affirmative vote of the holders of
                          a majority of the shares entitled
                          to vote on, and that

                                     THE COMPANY                           THE TRUST
                                     -----------                           ---------
                          voted or abstained with respect to
                          that matter at a meeting of
                          shareholders at which a quorum is
                          present, shall be the act of the
                          shareholders, unless otherwise
                          provided in the articles of
                          incorporation or the bylaws of the
                          corporation. Our bylaws provide
                          that if a quorum is present at any
                          meeting, the vote of the holders
                          of a majority of the shares enti-
                          tled to vote, present in person or
                          represented by proxy, shall decide
                          any question brought before such
                          meeting, unless the question is
                          one upon which a different vote is
                          required by law.

                          Any action required by the Texas
                          Business Corporation Act to be
                          taken at any annual or special
                          meeting of shareholders, or any
                          action which may be taken at any
                          annual or special meeting of
                          shareholders, may be taken without
                          a meeting, without prior notice,
                          and without a vote, if a consent
                          or consents in writing, setting
                          forth the action so taken, shall
                          have been signed by the holder or
                          holders of all the shares entitled
                          to vote with respect to the action
                          that is the subject of the
                          consent. The articles of
                          incorporation may provide that any
                          action required by the Texas
                          Business Corporation Act to be
                          taken at any annual or special
                          meeting of shareholders, or any
                          action which may be taken at any
                          annual or special meeting of
                          shareholders, may be taken without
                          a meeting, without prior notice,
                          and without a vote, if a consent
                          or consents in writing, setting
                          forth the action so taken, shall
                          be signed by the holder or holders
                          or shares having not less than the
                          minimum number of votes that would
                          be necessary to take such action
                          at a meeting at which the holders
                          of all shares entitled to vote on
                          the action were present and voted.
                          Our articles of incorporation
                          provide that such written consent
                          must be signed by a majority of
                          the shareholders entitled to vote
                          on the matter.

CUMULATIVE VOTING         Cumulative voting for directors      Not applicable.
                          entitles each shareholder to cast
                          a number of votes that is equal to
                          the number of voting shares held
                          by such shareholder

                                     THE COMPANY                           THE TRUST
                                     -----------                           ---------
                          multiplied by the number of
                          directors to be elected and to
                          cast all such votes for one
                          nominee or distribute such votes
                          among up to as many candidates as
                          there are positions to be filled.
                          Cumulative voting may enable a
                          minority shareholder or group of
                          shareholders to elect at least one
                          representative to the Board of
                          Directors where such shareholders
                          would not be able to elect any
                          directors without cumulative
                          voting. Texas law grants
                          cumulative voting unless the cor-
                          poration expressly denies the
                          right to vote cumulatively in the
                          corporation's articles of
                          incorporation. Our articles
                          expressly deny cumulative voting.

PREEMPTIVE RIGHTS         Under Texas law, except to the       No additional units may be created
                          extent limited or denied by          under the documents creating the
                          statute or by the articles of        Trust; therefore, preemptive
                          incorporation, shareholders have a   rights are not applicable to the
                          preemptive right to acquire addi-    Trust.
                          tional, unissued, or treasury
                          shares of the corporation, or
                          securities of the corporation
                          convertible into or carrying a
                          right to subscribe to or acquire
                          shares, whenever the corporation
                          issues such shares in sufficient
                          numbers so that the shareholder
                          may maintain its ownership
                          percentage in the corporation. Our
                          articles expressly deny preemptive
                          rights.

CLASS VOTING              Under Texas law, class voting is     Not applicable to the Trust.
                          required in connection with
                          - certain amendments of a
                            corporation's articles of
                            incorporation;
                          - a merger or consolidation
                            requiring shareholder approval if
                            the plan of merger or
                            consolidation contains any
                            provision which, if contained in
                            a proposed amendment to a
                            corporation's articles of
                            incorporation, would require
                            class voting; or
                          - certain sales of all or
                            substantially all of the assets of
                            a corporation.

BOARD/TRUSTEE VACANCIES   Under Texas law, vacancies on the    In the event of a vacancy in the
                          Board of Directors during the year   position of the trustee or if a
                          may be filled by the affirmative     trustee has given notice of its
                          vote of a majority of the            intention to resign, the
                          remaining directors then in          unitholders present or represented
                          office, even if less than a          at a meeting may appoint a
                          quorum, or by election at an         successor trustee meeting the
                          annual or special meet-              requirements set forth in

                                     THE COMPANY                           THE TRUST
                                     -----------                           ---------
                          ing of the shareholders called for   the indenture. In the event that a
                          that purpose. The Board of           vacancy in the position of trustee
                          Directors is limited to filling no   continues for 60 days, a successor
                          more than two vacancies per year.    trustee may be appointed by any
                          Any director appointed holds         State or Federal District Court
                          office for the unexpired term of     holding terms in Houston, Harris
                          his predecessor in office.           County, Texas, upon the
                                                               application of any unitholder,
                                                               and, in the event any such
                                                               application is filed, such court
                                                               may appoint a temporary trustee at
                                                               any time after such application is
                                                               filed with it which shall, pending
                                                               the final appointment of a
                                                               trustee, have such powers and
                                                               duties as the court appointing
                                                               such temporary trustee shall
                                                               provide in its order of
                                                               appointment, consistent with the
                                                               provisions of the Trust Agreement.

REMOVAL OF                Under Texas law, the articles of     The trustee may be removed by the
DIRECTORS/TRUSTEE         incorporation or bylaws may          affirmative vote of a majority of
                          provide that holders of a number,    the unitholders present or
                          but not less than a majority, of     represented at a properly called
                          voting shares of each class          meeting.
                          entitled to vote at an election of
                          directors may vote to remove any
                          director or the entire board with
                          or without cause, unless:
                          - the board is a classified board,
                            in which case, unless the articles
                            of incorporation provide
                            otherwise, directors may be
                            removed only for cause;
                          - the corporation has cumulative
                            voting in which case, if less than
                            the entire board is to be
                            removed, no director may be
                            removed if the vote cast against
                            his removal would be enough to
                            elect him; or
                          - a class or series of shares is
                            entitled by the articles of
                            incorporation to elect one or
                            more directors, in which case
                            only the holders of that class
                            or series shall be entitled to
                            vote on removal of any director
                            elected by such holders.
                          Our bylaws allow for the removal
                          of directors by majority vote with
                          or without cause.

RIGHT TO CALL SPECIAL     Under Texas law, a special           A meeting of the unitholders may
MEETINGS OF               shareholders' meeting may be         be called by the trustee or by
SHAREHOLDERS/             called by:                           unitholders owning not less than
UNITHOLDERS                                                    10% of the then outstanding units.
                          - the president, the board of
                            directors, or any other person or
                            persons as may be authorized in
                            the articles of incorpo-

                                     THE COMPANY                           THE TRUST
                                     -----------                           ---------
                            ration; or
                          - the holders of at least 10% of
                            all of the shares entitled to
                            vote, unless the articles of
                            incorporation provide for a
                            number of shares greater than or
                            less than 10%, in which event,
                            special meetings of the
                            shareholders may be called by
                            the holders of at least the
                            percentage of shares so
                            specified in the articles of
                            incorporation, but in no event
                            may the articles of
                            incorporation provide for a
                            number of shares greater than
                            50% that would be required to
                            call a special meeting.
                          Our articles and bylaws provide
                          that a special meeting may be
                          called by our president, a
                          majority of our board of directors
                          or holders of 50% of our out-
                          standing shares.

DISSENTERS' RIGHTS        Under Texas law, dissenting          No corresponding right.
                          shareholders of a corporation
                          engaged in certain major corporate
                          transactions are entitled to
                          appraisal rights. Appraisal rights
                          permit a shareholder to receive
                          cash equal to the fair market
                          value of the shareholder's shares,
                          in lieu of the consideration such
                          shareholder would otherwise
                          receive in any such transaction.

DERIVATIVE SUITS          Under Texas law, a shareholder may   No corresponding provision.
                          bring a derivative action on
                          behalf of the corporation if the
                          shareholder was a shareholder of
                          the corporation at the time of the
                          transaction in question or became
                          a shareholder by operation of law
                          from a person that was a share-
                          holder at that time.

DIVIDENDS AND             Texas law prohibits distributions    There is no comparable limitation
DISTRIBUTIONS             to shareholders if:                  on distributions under the Texas
                                                               Trust Code. The trustee determines
                          - after giving effect to the         the monthly distribution amount
                            distribution, the corporation      based on the excess of proceeds
                            would be insolvent; or             from distributions by the
                                                               partnership over the Trust's
                          - the distribution exceeds the       liabilities for each month. The
                            surplus of the corporation.        trustee distributes the monthly
                            Surplus is defined under Texas     distribution amount, if any,
                            law as the excess of total         quarterly.
                            assets over total debts and
                            stated capital, as such stated
                            capital may be adjusted by the
                            corporation's board of
                            directors.

                                     THE COMPANY                           THE TRUST
                                     -----------                           ---------
                          We do not anticipate paying
                          dividends in the foreseeable
                          future.

INVESTMENT POLICIES       Our Articles of Incorporation        The trustee is prohibited by the
                          permit us to engage in any lawful    Trust Agreement from acquiring any
                          business activity. We intend to      assets other than the Trust's
                          invest in oil and gas properties     interest in the partnership or
                          and related assets. We have not      engaging in any business or
                          identified any assets for purchase   investment activity.
                          or sale at this time. However, we
                          may sell assets in the future. In
                          addition, we may borrow funds or
                          seek other forms of financing to
                          acquire assets or fund operations.

SCOPE OF INDEMNIFICATION  Under Texas law, a corporation is    The trustee is indemnified by, and
OF DIRECTORS AND          permitted to provide                 receives reimbursement from, the
OFFICERS                  indemnification or advancement of    Trust estate against any and all
                          expenses, through a bylaw            liabilities, expenses, claims,
                          provision, agreement, security       damages or losses incurred by it
                          arrangement or otherwise, against    individually or as trustee in the
                          judgments, penalties, fines,         administration of the Trust and
                          settlements and reasonable           the Trust estate, or in the
                          expenses actually incurred by the    performance or omission of any act
                          person in connection with a          occurring on account of its being
                          proceeding. However, if the person   trustee. The trustee is personally
                          is found liable to the               liable only for fraud or acts or
                          corporation, or if the person is     omissions in bad faith or which
                          found liable on the basis that he    constitute gross negligence.
                          received an improper personal        Neither the trustee nor any agent
                          benefit, indemnification under       or employee of the trustee is
                          Texas law is limited to the          entitled to any reimbursement or
                          reimbursement of reasonable          indemnification from any
                          expenses. No indemnification is      unitholder for any liability,
                          available if the person is found     expense, claims, damages or loss
                          liable for willful or in-            incurred by the trustee or any
                          tentional misconduct. Our            such agent or employee. The right
                          directors and officers are           of reimbursement and
                          indemnified to the fullest extent    indemnification, if any, of the
                          permitted by law.                    trustee and its agents and
                                                               employees is limited solely to the
                                                               Trust estate, whether or not the
                                                               Trust estate is exhausted without
                                                               full reimbursement or
                                                               indemnification of the trustee or
                                                               any such agent or employee.

REIMBURSEMENT AND         Under Texas law, reasonable court    If any claim is made against the
ADVANCEMENT OF EXPENSES   costs and attorneys' fees incurred   trustee for which it may be
                          by a director who was, is, or is     entitled to reimbursement from or
                          threatened to be made, a named       indemnification by the Trust
                          defendant or respondent in a         estate, it may cause its ex-
                          proceeding because the person is     penses incurred in defense of such
                          or was a director of such            claim to be paid out of the Trust
                          corporation may be paid or           estate; provided that if it is
                          reimbursed by the corporation in     later determined not to be
                          advance of the final disposition     entitled to reimbursement or
                          of the proceeding after the          indemnification hereunder it shall
                          corporation receives a written       reimburse the Trust estate for all
                          affirmation by the director of his   of its expenses so paid, together
                          good faith belief that he has met    with interest thereon at the prime
                          the standard of conduct necessary    rate. The trustee shall have a
                          for indemnification under Texas      lien upon the Trust estate to
                          law and                              secure it for

                                     THE COMPANY                           THE TRUST
                                     -----------                           ---------
                          a written undertaking by or on       such indemnification and
                          behalf of the director to repay      reimbursement and for compensation
                          the amount paid or reimbursed if     to be paid to the trustee.
                          it is ultimately determined that
                          he has not met those requirements
                          or indemnification for such
                          expenses is precluded under Texas
                          law.

PROCEDURE FOR             Texas law provides that a            The Trust Agreement requires the
INDEMNIFICATION           determination that indemnification   indemnification of the trustee
                          is appropriate under Texas law       from the Trust estate, which is
                          shall be made:                       managed and administered by the
                                                               trustee.
                          - by a majority vote of a quorum
                            consisting of directors who are
                            not party to the proceeding;
                          - if such a quorum cannot be
                            obtained, by a special committee
                            of the board of directors
                            consisting of at least two di-
                            rectors not party to the
                            proceeding;
                          - by special legal counsel; or
                          - by shareholder vote.
                          Our officers and directors are
                          automatically indemnified under
                          our bylaws. We may indemnify
                          others upon a resolution by a
                          majority of the board of
                          directors.

MANDATORY                 Under Texas law, indemnification     The Trust Agreement requires the
INDEMNIFICATION           by the corporation is mandatory      indemnification of the trustee as
                          for a director only if the           discussed above.
                          director is wholly successful on
                          the merits or otherwise, in the
                          defense of the proceeding.
                          However, our bylaws provide for
                          our officers and directors to be
                          indemnified in every case unless
                          the Texas Business Corporation Act
                          prohibits indemnification.

INSURANCE                 Texas law allows a corporation to    No corresponding provision.
                          purchase and maintain insurance on
                          behalf of any person who is or was
                          a director, officer, employee or
                          agent of the corporation against
                          any liability asserted against
                          such person and incurred by such
                          person in such a capacity or
                          arising out of his status as such
                          a person whether or not the
                          corporation would have the power
                          to indemnify him against that
                          liability. In addition, a cor-
                          poration may also establish and
                          maintain arrangements, other than
                          insurance, to protect these
                          individuals, including a trust
                          fund or surety arrangement.

                                     THE COMPANY                           THE TRUST
                                     -----------                           ---------
STANDARD OF CARE          In general, directors are charged    The trustee may act in its
                          with the duty in their               discretion and shall be personally
                          decision-making process and          or individually liable only for
                          oversight responsibilities to act    fraud or acts or omissions in bad
                          as would a reasonably prudent        faith or which constitute gross
                          person in the conduct of such        negligence.
                          person's own affairs. However, we
                          limit our directors' liability in
                          our bylaws. See "Limited Liability
                          of Directors/Trustee."

SHAREHOLDER/ UNITHOLDER   Texas law requires a report to the   No corresponding provision.
REPORTS                   shareholders upon indemnification
                          or advancement of expenses.

LIMITED LIABILITY OF      Texas law permits a corporation to   No corresponding provision.
DIRECTORS/TRUSTEE         eliminate in its charter all
                          monetary liability of a director
                          to the corporation or its
                          shareholders for conduct in the
                          performance of such director's
                          duties. However, Texas law does
                          not permit any limitation of the
                          liability of a director for:
                          - breaching the duty of loyalty to
                            the corporation or its
                            shareholders;
                          - failing to act in good faith;
                          - engaging in intentional
                            misconduct or a known violation of
                            law;
                          - engaging in a transaction from
                            which the director obtains an
                            improper benefit; or
                          - violating applicable statutes
                            which expressly provide for the
                            liability of a director.
                          Our articles contain such a
                          limitation on director liability.

COMPENSATION PAYABLE TO   By resolution of the board of        The trustee receives an annual fee
THE BOARD/TRUSTEE         directors, our directors may be      based on distributions from the
                          paid their expenses for attending    partnership to the trustee and the
                          a meeting of the board and a fixed   number of unitholders of record.
                          sum for attendance at each meeting   The Trustee received $58,225 in
                          or a fixed salary.                   fees from the Trust during the
                                                               period ended September 30, 2001.
                                                               For the years ended December 31,
                                                               2000 and 1999, the Trustee
                                                               received $69,540 and $77,564 in
                                                               fees.

                          DESCRIPTION OF CAPITAL STOCK


     As of April 2, 2002, our authorized capital stock consisted of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of that date, we had 1,256,471 shares of common stock outstanding and no shares of preferred stock outstanding. As of April 2, 2002, we had two shareholders of record of our common stock. We summarize below the key terms and provisions of our capital stock. We encourage you to read the actual provisions of our articles of incorporation, as amended, and our bylaws, as amended, that relate to your individual investment strategy. We are filing our articles of incorporation and bylaws with the SEC with this registration statement.


PREFERRED STOCK

     Issuance. Our Articles authorize us to issue up to ten million shares of preferred stock. Currently, we do not have any issued or outstanding shares of preferred stock. Our board of directors can, without approval of shareholders, issue a series of preferred stock. The board of directors can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any wholly unissued series of preferred stock, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in our control and make it harder to remove present management. In addition, the voting and conversion rights of a series of preferred stock issued by our board of directors could adversely affect the voting power of our common shareholders. Unless the issuance of a series of preferred stock is approved by the majority of our disinterested directors, we will only issue preferred stock to promoters on the same terms as such series of preferred stock is offered to other offerees of preferred stock. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

     Fully Paid. The preferred stock will, when issued, be fully paid and non-assessable.

COMMON STOCK

     Voting Rights. Each share of our common stock is entitled to one vote in the election of directors and other matters. A majority of the issued and outstanding common stock constitutes a quorum at any meeting of shareholders. The vote by the holders of two-thirds of the outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our articles of incorporation. Common shareholders are not entitled to cumulative voting rights.

     Dividends. Common shareholders may receive dividends if the board of directors declares them out of legally available funds. We may pay dividends in cash, stock or another form.

     Liquidation. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and any preferred shareholders.

     Fully Paid. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

     Preemption Rights. The holders of common stock have no preemptive rights to purchase shares of stock.

     Other Rights. We will notify common shareholders of any shareholders' meetings according to applicable law.

     Listing. There is not an active trading market for our common stock. Upon completion of the exchange offer, we anticipate that our common stock will be traded on the OTC Bulletin Board.

TEXAS ANTI-TAKEOVER LAW AND ARTICLES OF INCORPORATION AND BYLAW PROVISIONS

     We are a Texas corporation. The Texas Business Corporation Act and our articles of incorporation and bylaws contains certain provisions that could discourage potential takeover attempts and make it more difficult for our shareholders to change management or receive a premium for their shares.

  TEXAS LAW

     Although we have amended our articles of incorporation to elect not to be subject to the provisions of Part Thirteen of the Texas Business Corporation Act, we will remain subject to such provisions until June 2003. That section provides that we may not, directly or indirectly, enter into or engage in a merger, sale of assets, issuance of shares or similar transaction with a person that has beneficially owned during the past three years, 20 percent or more of our outstanding voting shares, or any affiliate or associate of such affiliated shareholder, during the three-year period immediately following the date such affiliated shareholder first acquired 20 percent or more of our shares unless:

     - the business combination or the purchase or acquisition of shares that resulted in the affiliated shareholder acquiring 20 percent or more of our shares is approved by our board of directors before such acquisition; or

     - the business combination is approved, by the affirmative vote of the holders of at least two-thirds of our outstanding voting shares not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders and not by written consent, duly called for that purpose at least six months after the date that the affiliated shareholder first acquired 20 percent or more of our shares.

  CHARTER AND BYLAW PROVISIONS

     Our articles of incorporation and bylaws provide that any action required or permitted to be taken by our shareholders may be effected either at a duly called annual or special meeting of the shareholders or by a written consent of the shareholders executed by the number of shareholders required to approve the action assuming all shareholders entitled to vote on the matter were present and voted at a duly called meeting of shareholders. Special meetings of shareholders may be called by our president, our board of directors or by 50% of our shareholders.

     Our articles of incorporation do not provide for the division of our board of directors into classes. Each year at the annual meeting of shareholders, all directors are elected to hold office until the next succeeding annual meeting of shareholders. The number of directors is fixed by resolution of our board, but is required under the bylaws to be at least one. The size of the board is currently fixed at three members.

     Directors may be removed with the approval of the holders of a majority of the shares entitled to vote at a meeting of shareholders. Directors may be removed by shareholders with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, a sole remaining director, or the holders of a majority of the shares entitled to vote at a meeting of shareholders.

LIMITATION OF LIABILITY; INDEMNIFICATION

     Our articles of incorporation contain provisions permitted under the Texas Business Corporation Act relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty. A director will continue to be personally liable for:

     - breaching the duty of loyalty to the corporation or its shareholders;

     - failing to act in good faith;

     - engaging in intentional misconduct or a known violation of law;

     - engaging in a transaction from which the director obtains an improper benefit; or

     - violating applicable statutes which expressly provide for the liability of a director.

     These provisions do not limit or eliminate our rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

     Our bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Texas Business Corporation Act. The indemnification provisions may require us, among other things, to indemnify the officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. These provisions also may require us to advance the expenses incurred by the officers and directors as a result of any proceeding against them as to which they could be indemnified. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Securities Transfer Corporation.

                          MARKET FOR THE TRUST'S UNITS


     The Trust's units are traded on the over-the-counter market under the symbol "FMOLS." As of April 1, 2002, 14,975,390 units were outstanding and held of record by, 7,958 unitholders. The high and low sales prices of the units as reported on the OTC Bulletin Board for each quarterly period of 2001 and 2000 were:


                                                               UNITS OF
                                                              BENEFICIAL
                                                               INTEREST
                                                              -----------
QUARTER ENDED                                                 HIGH   LOW
-------------                                                 ----   ----
December 31, 2001...........................................  $.10   $.05
September 30, 2001..........................................   .10    .05
June 30, 2001...............................................   .11    .05
March 31, 2001..............................................   .13    .06
December 31, 2000...........................................   .07    .03
September 30, 2000..........................................   .13    .05
June 30, 2000...............................................   .25    .11
March 31, 2000..............................................    .5    .07

                          MARKET FOR OUR COMMON STOCK
                      AND SHARES ELIGIBLE FOR FUTURE SALE


     Our common stock is not currently listed on any national securities exchange or the NASDAQ National Market and there is not an established trading market for our common stock. As of February 15, 2002, we had two shareholders of record. If all unitholders participate in the exchange offer, we will have a total of 2,005,241 shares of common stock outstanding following the exchange offer. The shares issued in exchange for units of the Trust will be freely tradable unless they are issued to our "affiliates," as defined in Rule 144 under the Securities Act. In January 2003, 647,600 shares of common stock held by Timothy M. Roberson and 440,804 shares held by Joseph F. Langston, Jr. will be eligible for resale pursuant to Rule 144 under the Securities Act. Currently, 100,000 of the shares held by Mr. Roberson are eligible for resale pursuant to Rule 144. In October 2002, 68,067 of the shares held by Mr. Langston will be eligible for resale pursuant to Rule 144. Rule 144 will limit the amount of stock that Mr. Roberson and Mr. Langston may sell and the manner in which they may sell their stock while they are our affiliates.

     As of April 2, 2002, we did not have any outstanding options or warrants to purchase, or securities convertible into, our common stock.


     We have not paid dividends since our incorporation in March 2001 and do not anticipate paying cash dividends in the foreseeable future. Any future payment of cash dividends will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors.

                                 LEGAL MATTERS

     The validity of our common stock offered hereby will be passed upon by Haynes and Boone, LLP.

                              INDEPENDENT AUDITORS

     The audited financial statements of Texas Standard as of September 30, 2001 and for the year then ended, the historical summaries of revenues and direct operating expenses of the working interests purchased by Texas Standard from IMC Global, Inc. for the nine months ended September 30, 2001 and the year ended December 31, 2000, and the financial statements of the Freeport-McMoRan Oil and Gas royalty Trust are included in this prospectus in reliance upon the report of Hein + Associates LLP, independent public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                               RESERVE ENGINEERS

     Information about our estimated net proved reserves and the future net cash flows attributable to these reserves was prepared by Ryder Scott Company, L.P., Independent Petroleum Engineers, and are included in this prospectus in reliance upon their authority as experts in reserves and present values.

            WHERE YOU CAN FIND MORE INFORMATION ABOUT TEXAS STANDARD

     We have filed a registration on Form S-4 with the SEC in connection with this exchange offer. In addition, on December 10, 2001, we also filed with the SEC a statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act to furnish information about our offer. Upon consummation of the exchange offer, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the Schedule TO and any other documents we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site at "http://www.sec.gov."

     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

     Upon consummation of the exchange offer, we expect to provide annual reports to our stockholders that include financial information examined and reported on by our independent public accountants.

                         GLOSSARY OF OIL AND GAS TERMS

TERMS USED TO DESCRIBE QUANTITIES OF OIL AND NATURAL GAS

     - Bbl -- One stock tank barrel, or 42 US gallons liquid volume, of crude oil or other liquid hydrocarbons.

     - Bcf -- One billion cubic feet of natural gas.

     - BOE -- One barrel of oil equivalent, converting gas to oil at the ratio of 6 Mcf of gas to 1 Bbl of oil.

     - MBbl -- One thousand Bbl.

     - Mcf -- One thousand cubic feet of natural gas.

     - Mcfe -- One thousand cubic feet of natural gas equivalent, converting oil to gas at the ratio of 1 Bbl of oil to 6 Mcf of gas.

     - MMcf -- One million cubic feet of natural gas.

TERMS USED TO DESCRIBE OUR INTERESTS IN WELLS AND ACREAGE

     - Gross oil and gas wells or acres -- Our gross wells or gross acres represents the total number of wells or acres in which we own a working interest.

     - Net oil and gas wells or acres -- Determined by multiplying "gross" oil and natural gas wells or acres by the working interest that we own in such wells or acres represented by the underlying properties.

TERMS USED TO ASSIGN A PRESENT VALUE TO OUR RESERVES

     - Standardized measure of proved reserves -- The present value, discounted at 10%, of the pre-tax future net cash flows attributable to estimated net proved reserves. We calculate this amount by assuming that we will sell the oil and gas production attributable to the proved reserves estimated in our independent engineer's reserve report for the prices we received for the production on the date of the report, unless we had a contract to sell the production for a different price. We also assume that the cost to produce the reserves will remain constant at the costs prevailing on the date of the report. The assumed costs are subtracted from the assumed revenues resulting in a stream of future net cash flows. Estimated future income taxes using rates in effect on the date of the report are deducted from the net cash flow stream. The after-tax cash flows are discounted at 10% to result in the standardized measure of our proved reserves. The standardized measure of our proved reserves is disclosed in our financial statements as supplemental data.

TERMS USED TO CLASSIFY OUR RESERVE QUANTITIES

     - Proved reserves -- The estimated quantities of crude oil, natural gas and natural gas liquids which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions. The SEC definition of proved oil and gas reserves, per Article 4-10(a)(2) of Regulation S-X, is as follows:

     Proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

          (a) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
     (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          (b) Reserves which can be produced economically through application of improved recovery, techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          (c) Estimates of proved reserves do not include the following: (1) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (2) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (3) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (4) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

     - Proved developed reserves -- Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     - Proved undeveloped reserves -- Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required.

TERMS WHICH DESCRIBE THE COST TO ACQUIRE OUR RESERVES

     - Finding costs -- Our finding costs compare the amount we spent to acquire, explore and develop our oil and gas properties, explore for oil and gas and to drill and complete wells during a period, with the increases in reserves during the period. This amount is calculated by dividing the net change in our evaluated oil and property costs during a period by the change in proved reserves plus production over the same period.

TERMS WHICH DESCRIBE THE PRODUCTIVE LIFE OF A PROPERTY OR GROUP OF PROPERTIES

     - Reserve life -- A measure of the productive life of an oil and gas property or a group of oil and gas properties, expressed in years. Reserve life equals the estimated net proved reserves attributable to a property or group of properties divided by production from the property or group of properties for the four fiscal quarters preceding the date as of which the proved reserves were estimated.

TERMS USED TO DESCRIBE THE LEGAL OWNERSHIP OF OUR OIL AND GAS PROPERTIES

     - Royalty interest -- A real property interest entitling the owner to receive a specified portion of the gross proceeds of the sale of oil and natural gas production or, if the conveyance creating the interest provides, a specific portion of oil and natural gas produced, without any deduction for the costs to explore for, develop or produce the oil and natural gas. A royalty interest owner has no right to consent to or approve the operation and development of the property, while the owners of the working interest have the exclusive right to exploit the mineral on the land.

     - Working interest -- A real property interest entitling the owner to receive a specified percentage of the proceeds of the sale of oil and natural gas production or a percentage of the production, but requiring the owner of the working interest to bear the cost to explore for, develop and produce such oil and natural gas. Aworking interest owner who owns a portion of the working interest may participate either as operator or by voting his percentage interest to approve or disapprove the appointment of an operator and drilling and other major activities in connection with the development and operation of a property.

TERMS USED TO DESCRIBE SEISMIC OPERATIONS

     - Seismic data -- Oil and gas companies use seismic data as their principal source of information to locate oil and gas deposits, both to aid in exploration for new deposits and to manage or enhance production from known reservoirs. To gather seismic data, an energy source is used to send sound waves into the subsurface strata. These waves are reflected back to the surface by underground formations, where they are detected by geophones which digitize and record the reflected waves. Computers are then used to process the raw data to develop an image of underground formations.

                           TEXAS STANDARD OIL COMPANY

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              -----
FINANCIAL STATEMENTS OF TEXAS STANDARD OIL COMPANY
  Independent Auditor's Report..............................    F-2
  Balance Sheets as of September 30, 2001 and December 31,
     2001 (unaudited).......................................    F-3
  Statement of Operations for the Period from March 27, 2001 to September 30, 2001 and for the Three Months Ended
     December 31, 2001 (unaudited)..........................    F-4
  Statement of Stockholders' Deficit for the Period from
     March 27, 2001 to September 30, 2001 and for the Three
     Months Ended December 31, 2001 (unaudited).............    F-5
  Statement of Cash Flows for the Period from March 27, 2001 to September 30, 2001 and for the Three Months Ended
     December 31, 2001 (unaudited)..........................    F-6
  Notes to Financial Statements.............................    F-7
REVENUES AND DIRECT OPERATING EXPENSES OF PROPERTIES
  ACQUIRED IN OCTOBER 2001
  Independent Auditor's Report..............................   F-10
  Historical Summaries of Revenues and Direct Operating
     Expenses of Properties Acquired in October 2001........   F-11
  Notes to Historical Summaries of Revenues and Direct
     Operating Expenses of Properties Acquired in October
     2001...................................................   F-12
UNAUDITED PRO FORMA FINANCIAL INFORMATION
  Unaudited Pro Forma Financial Information.................   F-14
  Unaudited Pro Forma Consolidated Balance Sheet as of
     December 31, 2001......................................   F-15
  Unaudited Pro Forma Consolidated Statement of Income for
     the Three Months Ended December 31, 2001...............   F-16
  Unaudited Pro Forma Consolidated Statement of Income for
     the Nine Months Ended September 30, 2001...............   F-17
  Notes to Unaudited Pro Forma Financial Information........   F-18
FINANCIAL STATEMENTS OF THE FREEPORT-MCMORAN OIL AND GAS
  ROYALTY TRUST
  Independent Auditor's Report..............................   F-19
  Statements of Assets, Liabilities and Trust Equity as of
     December 31, 2001 and 2000.............................   F-20
  Statements of Net Loss and Distributable Income for the
     Years Ended December 31, 2001 and 2000.................   F-21
  Statement of Changes in Trust Equity......................   F-22
  Statements of Cash Flows..................................   F-23
  Notes to Financial Statements.............................   F-24

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Texas Standard Oil Company
Houston, Texas

     We have audited the accompanying balance sheet of Texas Standard Oil Company as of September 30, 2001, and the related statements of operations, changes in stockholders' deficit and cash flows for the period from inception (March 27, 2001) to September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Texas Standard Oil Company as of September 30, 2001, and the results of its operations and its cash flows for the period then ended, in conformity with accounting principles generally accepted in the United States of America.

                                                  HEIN + ASSOCIATES LLP

Dallas, Texas
November 30, 2001

                           TEXAS STANDARD OIL COMPANY

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2001           2001
                                                              ------------   -------------
                                                              (UNAUDITED)
                                          ASSETS

CURRENT ASSETS:
  Cash......................................................  $    777,779     $   6,659
  Restricted cash...........................................       160,000            --
  Marketable securities, at fair market value...............       605,220            --
  Oil and gas sales receivable..............................       422,599            --
  Receivable from purchase and sale agreement...............     3,243,000            --
  Note receivable...........................................       227,092            --
                                                              ------------     ---------
          TOTAL CURRENT ASSETS..............................     5,435,690         6,659
PROPERTY AND EQUIPMENT:
  Oil and gas properties (full cost method).................       111,966            --
  Furniture and equipment...................................        20,000            --
  Less accumulated depletion and depreciation...............       (12,320)           --
                                                              ------------     ---------
  Net property and equipment................................       119,646            --
DEFERRED TAX ASSET..........................................       115,000            --
DEPOSIT ON PURCHASE AND SALE AGREEMENT......................            --       110,000
                                                              ------------     ---------
          TOTAL ASSETS......................................  $  5,670,336     $ 116,659
                                                              ============     =========

                          LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................  $  1,577,143     $ 381,745
  Note payable -- related party.............................            --       115,000
  Income tax payable........................................       115,000            --
  Deferred revenue..........................................        11,553            --
                                                              ------------     ---------
          TOTAL CURRENT LIABILITIES.........................     1,703,696       496,745
PLUG AND ABANDONMENT LIABILITY..............................     4,200,000            --
COMMITMENTS (Note 5)........................................            --            --
STOCKHOLDERS' DEFICIT:
  Preferred stock, 10,000,000 shares authorized, no shares
     issued.................................................            --            --
  Common stock, $.01 par value; 100,000,000 shares
     authorized; 168,067 and 100,000 shares issued and
     outstanding, respectively..............................         1,681         1,000
  Additional paid in capital................................       131,976            --
  Accumulated deficit.......................................      (367,017)     (381,086)
                                                              ------------     ---------
          TOTAL STOCKHOLDERS' DEFICIT.......................      (233,360)     (380,086)
                                                              ------------     ---------
          TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT.......  $  5,670,336     $ 116,659
                                                              ============     =========

             See accompanying notes to these financial statements.

                           TEXAS STANDARD OIL COMPANY

                            STATEMENTS OF OPERATIONS

                                                                FOR THE        PERIOD FROM
                                                              THREE MONTHS      INCEPTION
                                                                 ENDED       (MARCH 27, 2001)
                                                              DECEMBER 31,   TO SEPTEMBER 30,
                                                                  2001             2001
                                                              ------------   ----------------
                                                              (UNAUDITED)
OIL AND GAS REVENUE.........................................   $1,327,247       $      --
COSTS AND EXPENSES:
  Production expense........................................      584,451              --
  Well insurance expense....................................      133,687              --
  Depletion and depreciation................................       12,320
  General and administrative................................      284,772         380,171
                                                               ----------       ---------
          Total expenses....................................    1,015,230         380,171
OPERATING INCOME (LOSS).....................................      312,017        (380,171)
OTHER INCOME (EXPENSE):
  Non-recurring offering costs..............................     (244,240)             --
  Unrealized loss on marketable securities..................      (71,555)             --
  Interest income...........................................       17,847             830
  Interest expense..........................................           --          (1,745)
                                                               ----------       ---------
                                                                 (297,948)           (915)
                                                               ----------       ---------
INCOME TAX PROVISION:
  Current expense...........................................     (115,000)             --
  Deferred benefit..........................................      115,000              --
                                                               ----------       ---------
NET INCOME (LOSS)...........................................   $   14,069       $(381,086)
                                                               ==========       =========

             See accompanying notes to these financial statements.

                           TEXAS STANDARD OIL COMPANY

                       STATEMENT OF STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM INCEPTION (MARCH 27, 2001) TO DECEMBER 31, 2001 (UNAUDITED)

                                             COMMON STOCK     ADDITIONAL
                                           ----------------    PAID IN     ACCUMULATED
                                           SHARES    AMOUNT    CAPITAL       DEFICIT       TOTAL
                                           -------   ------   ----------   -----------   ---------
                                                                 (UNAUDITED)
BALANCES:
  March 27, 2001.........................       --   $   --                 $      --    $      --
  Issuance of common stock...............  100,000    1,000                        --        1,000
     Net loss............................       --       --                  (381,086)    (381,086)
                                           -------   ------    --------     ---------    ---------
BALANCES:
  September 30, 2001.....................  100,000    1,000                  (381,086)    (380,086)
  Issuance of common stock (unaudited)...   68,067      681     131,976            --      132,657
  Net income (unaudited).................       --       --                    14,069       14,069
                                           -------   ------    --------     ---------    ---------
BALANCES:
  December 31, 2001 (unaudited)..........  168,067   $1,681    $131,976     $(367,017)   $(233,360)
                                           =======   ======    ========     =========    =========

             See accompanying notes to these financial statements.

                           TEXAS STANDARD OIL COMPANY

                            STATEMENT OF CASH FLOWS

                                                                FOR THE        FOR THE PERIOD
                                                              THREE MONTHS     FROM INCEPTION
                                                                 ENDED        (MARCH 27, 2001)
                                                              DECEMBER 31,    TO SEPTEMBER 30,
                                                                  2001              2001
                                                              ------------   -------------------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................   $   14,069         $(381,086)
  Depletion, depreciation and amortization..................       12,320                --
  Unrealized loss on marketable securities..................       71,555                --
  Deferred tax benefit......................................     (115,000)               --
  Purchase of trading securities............................     (676,775)               --
  Stock compensation........................................      131,976                --
  Changes in assets and liabilities:
     Accounts receivable and accrued income.................     (649,691)               --
     Accounts payable and accrued expenses..................      735,789           381,745
                                                               ----------         ---------
          NET CASH PROVIDED BY (USED IN) OPERATING
            ACTIVITIES......................................     (475,757)              659
CASH FLOWS FROM INVESTING ACTIVITIES:
  Deposit on purchase and sale agreement....................           --          (110,000)
  Restricted cash...........................................     (160,000)               --
  Cash received in oil and gas property purchase............    1,500,000                --
  Additions to property and equipment.......................       21,196                --
                                                               ----------         ---------
          NET CASH (PROVIDED BY) USED IN INVESTING
            ACTIVITIES......................................    1,361,196          (110,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (repayments of) related party note..........     (115,000)          115,000
  Proceeds from sale of common stock........................          681             1,000
                                                               ----------         ---------
          NET CASH PROVIDED (USED) BY FINANCING
            ACTIVITIES......................................     (114,319)          116,000
                                                               ----------         ---------
NET CHANGE IN CASH..........................................      771,120             6,659
CASH:
  Beginning of year.........................................        6,659                --
                                                               ----------         ---------
CASH:
  End of year...............................................   $  777,779         $   6,659
                                                               ==========         =========

             See accompanying notes to these financial statements.

                           TEXAS STANDARD OIL COMPANY

                         NOTES TO FINANCIAL STATEMENTS
           (THE PERIOD SUBSEQUENT TO SEPTEMBER 30, 2001 IS UNAUDITED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND NATURE OF OPERATIONS

     Texas Standard Oil Company (the "Company") was incorporated in Texas in March 2001. The Company is engaged in the acquisition and development of oil and gas properties in federal waters offshore Texas and Louisiana.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents.

  OIL AND GAS PROPERTIES

     The Company uses the full cost method of accounting for its oil and gas properties. The Company's properties are all located in the United States federal waters both onshore and offshore Texas and Louisiana, and therefore its costs are capitalized in one cost center. Under the full cost method, all costs related to the acquisition, exploration or development of oil and gas properties are capitalized into the "full cost pool". Such costs include those related to lease acquisitions, drilling and equipping of productive and non-productive wells, delay rentals, geological and geophysical work and certain internal costs directly associated with the acquisition, exploration or development of oil and gas properties. Upon the sale or disposition of oil and gas properties, no gain or loss is recognized, unless such adjustments of the full cost pool would significantly alter the relationship between capitalized costs and proved reserves.

     Under the full cost method of accounting, a "full cost ceiling test" is required wherein net capitalized costs of oil and gas properties cannot exceed the present value of estimated future net revenues from proved oil and gas reserves, discounted at 10%, less any related income tax effects.

     Amortization of oil and gas properties is computed using the unit-of-production method based on estimated proved oil and gas reserves. Amortizable costs include estimated future development costs of proved reserves and estimated dismantlement and abandonment costs, and exclude the costs of unevaluated oil and gas properties.

  INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized. The Company had a deferred tax asset of approximately $130,000, which was fully reserved, and no material deferred tax liabilities, at September 30, 2001. At December 31, 2001, the Company had a net deferred tax asset of $700,000, of which $585,000 is reserved as it cannot be ascertained that it is more likely than not such asset will be realized.

                           TEXAS STANDARD OIL COMPANY

  UNAUDITED INFORMATION

     The balance sheet as of December 31, 2001 and the statement of operations for the three months ended December 31, 2001 were taken from the Company's books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) which are necessary to properly reflect the financial position of the Company as of December 31, 2001 and the results of operations for the three months ended December 31, 2001.

  USE OF ESTIMATES AND CERTAIN SIGNIFICANT ESTIMATES

     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. Significant assumptions are required in the valuation of proved oil and gas reserves, which as described above may affect the amount at which oil and gas properties are recorded. It is at least reasonably possible those estimates could be revised in the near term and those revisions could be material.

2.  ACQUISITION OF OIL AND GAS PROPERTIES

     In October 2001, the Company acquired interests in certain producing properties in federal waters offshore Texas and Louisiana for consideration of $1,101,000. The effective date of the transaction was January 1, 2001, and pre-closing net revenue from the properties after the effective date was about $6,000,000. Therefore, the Company had a receivable from the seller of approximately $4,900,000 (subject to final negotiated purchase price adjustments) upon closing. As of December 31, 2001, the Company had received payment for $1,500,000 of the receivable. As part of the Agreement, the Company assumes all future abandonment costs associated with the properties, which were estimated at closing to be approximately $4,200,000, and all contracts associated with the properties, including the transportation agreement discussed at Note 5.

3.  RELATED PARTY TRANSACTIONS

     In July 2001, the Company received proceeds of $115,000 in exchange for a note payable from a stockholder. The note carries interest at 7% and was paid with accrued interest at final maturity November 1, 2001.

     In October 2001, the Company acquired a 21% interest in the Coles No. 1 prospect for approximately $89,000 which includes prepayment of its share of estimated drilling and completion costs. The Company is responsible for paying its share of additional drilling and completion costs, as billed by the operator, Roberson Oil Company, a company controlled by a Company stockholder.

4.  STOCKHOLDERS' EQUITY

     In October 2001, the Company issued 68,067 shares of its $.001 par value common stock with an estimated fair value of $132,657 for cash consideration of $681, increasing total outstanding shares to 168,067.

     Also subsequent to September 30, 2001, the Company amended its articles of incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock. Preferred shares may be issued in series and with rights and preferences as determined by the Company's board of directors.

     In December 2001, the Company's board of directors adopted the Equity Incentive Plan (the "Plan"), under which 300,000 shares of stock were reserved for issuance upon the exercise of options or grant of restricted stock. No options had been granted under the Plan.

                           TEXAS STANDARD OIL COMPANY

     The Company has proposed to offer shares of its common stock to unitholders of the Freeport-McMoRan Oil & Gas Royalty Trust in exchange for the units in the Trust. In connection with this proposed transaction, the Company executed a forward split of its common stock resulting in the issuance of an additional 1,088,404 shares to its existing stockholders subsequent to December 31, 2001.

5.  COMMITMENTS AND CONTINGENCIES

     As part of the property acquisition discussed at Note 2, the Company assumed an obligation under an agreement with an oil pipeline company to deliver on a daily basis specified quantities of crude oil from West Cameron 498. Under the terms of the agreement, the Company is required to pay a transportation fee calculated at a sliding monthly rate based upon the total average daily volumes delivered from West Cameron 498 during the month. Should the annual minimum delivery volume not be met, a deficiency payment is assessed by the pipeline. During 2000, the Working Interest Owner did not deliver the minimum volume under the agreement; therefore, in February 2001, the pipeline company billed the Working Interest Owner approximately $500,000 for the 2000 deficiency. Based on 2001 projected production, the minimum delivery volumes will not be met in 2001. However, should production exceed the 2001 minimum, the Company is entitled to receive transportation without cost up to the cumulative prior undelivered volumes.

     In February 2002, suit was filed against the Company relating to certain rights to proceeds from the acquisition of the working and royalty interests (Note 2). The suit was settled by the Company agreeing to pay the claimant a sum of $250,000 which is reflected in accrued liabilities at December 31, 2001.

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors
Texas Standard Oil Company
Houston, Texas

     We have audited the accompanying historical summaries of revenue and direct operating expenses of properties acquired in October 2001, for the nine months ended September 30, 2001 and the year ended December 31, 2000. The historical summaries are the responsibility of the Company's management. Our responsibility is to express an opinion on the historical summaries based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the historical summaries are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the historical summaries. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall historical summaries presentation. We believe that our audit provides a reasonable basis for our opinion.

     The accompanying historical summaries were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form S-4 of Texas Standard Oil Company) as described in Note 1 and are not intended to be a complete presentation of the properties' revenues and expenses.

     In our opinion, the historical summaries referred to above present fairly, in all material respects, the revenue and direct operating expenses of the properties acquired in October 2001, in conformity with accounting principles generally accepted in the United States.

                                                  HEIN + ASSOCIATES LLP

November 20, 2001
Dallas, Texas

                           TEXAS STANDARD OIL COMPANY

         HISTORICAL SUMMARIES OF REVENUES AND DIRECT OPERATING EXPENSES
                     OF PROPERTIES ACQUIRED IN OCTOBER 2001

                                                            FOR THE YEAR ENDED   FOR THE NINE MONTHS
                                                               DECEMBER 31,      ENDED SEPTEMBER 30,
                                                                   2000                 2001
                                                            ------------------   -------------------
Oil and gas sales.........................................     $12,769,000           $9,056,000
Direct operating expenses.................................       2,820,000            1,774,000
                                                               -----------           ----------
     Net revenue..........................................     $ 9,949,000           $7,282,000
                                                               ===========           ==========

                See accompanying notes to historical summaries.

                           TEXAS STANDARD OIL COMPANY

              NOTES TO HISTORICAL SUMMARIES OF REVENUES AND DIRECT OPERATING EXPENSES OF PROPERTIES ACQUIRED IN OCTOBER 2001

1.  BASIS OF PREPARATION

     The accompanying historical summaries of revenues and direct operating expenses relate to the operations of the oil and gas properties acquired by Texas Standard Oil Company (the "Company") in October 2001 from IMC Global, Inc. The properties were acquired for approximately $1,100,000, before purchase adjustments.

     Revenues are recorded when the Company's share of oil or natural gas and related liquids are sold. Direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include lease operating expenses, transportation, ad valorem taxes and production taxes. Depreciation and amortization of oil and gas properties, general and administrative expenses and income taxes have been excluded from operating expenses in the accompanying historical summaries because the amounts would not be comparable to those resulting from proposed future operations.

     The historical summaries presented herein were prepared for the purpose of complying with the financial statement requirements of a business acquisition to be filed on Form S-4 as promulgated by Regulation S-B Item 3-10 of the Securities Exchange Act of 1934.

2.  SUPPLEMENTAL INFORMATION ON OIL AND GAS RESERVES (UNAUDITED)

     Proved oil and gas reserves consist of those estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     The following estimates of proved reserves have been made by independent engineers. The estimated net interest in proved reserves are based upon subjective engineering judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. There can be no assurance that such estimates will not be materially revised in subsequent periods.

     The changes in proved reserves of the properties acquired in October 2001 for the year ended December 31, 2000 and the nine months ended September 30, 2001 are summarized as follows:

                                                                 OIL      NATURAL GAS
                                                              ---------   -----------
                                                                           (THOUSAND
                                                              (BARRELS)   CUBIC FEET)
Reserves at January 1, 2000.................................   518,000     3,053,000
Revisions and other.........................................   226,000     1,375,000
Production..................................................  (292,000)     (927,000)
                                                              --------     ---------
Reserves at December 31, 2000...............................   452,000     3,501,000
Revisions and other.........................................    90,000       761,000
Production..................................................  (198,000)     (700,000)
                                                              --------     ---------
Reserves at September 30, 2001..............................   344,000     3,562,000
                                                              ========     =========

                           TEXAS STANDARD OIL COMPANY

                   NOTES TO HISTORICAL SUMMARIES OF REVENUES
                  AND DIRECT OPERATING EXPENSES OF PROPERTIES
                    ACQUIRED IN OCTOBER 2001 -- (CONTINUED)

     The standardized measure of discounted estimated future net cash flows related to proved oil and gas reserves at December 31, 2000 and September 30, 2001 is as follows:

                                                               2000           2001
                                                           ------------   ------------
Future cash inflows......................................  $ 30,596,000   $ 15,849,000
Future production and development costs..................   (14,160,000)   (12,358,000)
                                                           ------------   ------------
Future net cash flows, before income tax.................    16,436,000      3,491,000
Future income taxes......................................    (5,588,000)    (1,187,000)
                                                           ------------   ------------
Future net cash flows....................................    10,848,000      2,304,000
10% annual discount......................................      (705,000)       482,000
                                                           ------------   ------------
Standardized measure of discounted future net cash
  flows..................................................  $ 10,143,000   $  2,786,000
                                                           ============   ============

     The primary changes in the standardized measure of discounted estimated future net cash flows for the years ended December 31, 2000 and the nine months ended September 30, 2001, were as follows:

                                                               2000           2001
                                                            -----------   ------------
Beginning of period.......................................  $ 3,970,000   $ 10,143,000
Sales of oil and gas produced, net of production costs....   (9,949,000)    (7,282,000)
Effect of change in prices................................   11,266,000    (15,693,000)
Accretion of discount.....................................      397,000      1,014,000
Net change in income taxes................................   (3,139,000)     5,320,000
Revision of estimates and other...........................    7,598,000      9,284,000
                                                            -----------   ------------
End of period.............................................  $10,143,000   $  2,786,000
                                                            ===========   ============

     Estimated future cash inflows are computed by applying year-end prices of oil and gas to year-end quantities of proved reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. Estimated future income tax expense is calculated by applying year-end statutory tax rates to estimated future pre-tax net cash flows related to proved oil and gas reserves, less the tax basis of the properties involved.

     The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

                           TEXAS STANDARD OIL COMPANY

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     In October 2001, Texas Standard Oil Company (the "Company") acquired working and net overriding royalty interests in certain producing properties located in federal waters, offshore Louisiana and offshore Texas from IMG Global, Inc. and the Freeport-McMoRan Oil and Gas Royalty Trust (the "Trust") for consideration of $1,101,000. The Company has also proposed to offer shares of its common stock to the unitholders of the Trust in exchange for the units in the Trust. The following unaudited pro forma financial statements have been prepared to demonstrate the effect on the Company's financial position and results of operations as if the exchange offer with the Trust unitholders was completed as of December 31, 2001 (with respect to the pro forma balance sheet) and at the beginning of the periods (with respect to the pro forma statements of income). The acquisition of the property interests are included in the pro forma statement of income for the nine months ended September 30, 2001 as if it had occurred at the beginning of the period. The pro forma financial statements should be read in conjunction with the historical summaries of revenues and direct operating expenses of the acquired properties and with the financial statements of the Company included herein. The financial statements of the Trust have not been included in the pro forma financial statements because the net assets and operations included in those financial statements will not have an impact on the ongoing operations of the Company. The pro forma financial statements should not be construed as a reflection of the financial position or results of operations that actually would have occurred if the acquisition would have occurred on the above dates.

                           TEXAS STANDARD OIL COMPANY

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 2001


                                                                       EXCHANGE
                                                                       OFFER PRO
                                                           TEXAS         FORMA
                                                          STANDARD    ADJUSTMENTS     PRO FORMA
                                                         ----------   -----------     ----------
                                             ASSETS

CURRENT ASSETS:
  Cash.................................................  $  777,779   $       --      $  777,779
  Restricted cash......................................     160,000           --         160,000
  Marketable securities, at fair market value..........     605,220           --         605,220
  Oil and gas sales receivable.........................     422,599           --         422,599
  Receivable from purchase and sale agreement..........   3,243,000           --       3,243,000
  Note receivable......................................     227,092           --         227,092
                                                         ----------   ----------      ----------
          TOTAL CURRENT ASSETS.........................   5,435,690           --       5,435,690
PROPERTY AND EQUIPMENT:
  Oil and gas properties (full cost method)............     111,966    4,048,000(1)    4,159,966
  Furniture and equipment..............................      20,000           --          20,000
  Less accumulated depletion and depreciation..........     (12,320)          --         (12,320)
                                                         ----------   ----------      ----------
       Net property and equipment......................     119,646    4,048,000       4,167,646
  Deferred tax asset...................................     115,000           --         115,000
                                                         ----------   ----------      ----------
          TOTAL ASSETS.................................  $5,670,336   $4,048,000      $9,718,336
                                                         ==========   ==========      ==========

                             LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable and accrued expenses................  $1,577,143   $       --      $1,577,143
  Income tax payable...................................     115,000           --         115,000
  Deferred revenue.....................................      11,553      (11,553)(1)          --
                                                         ----------   ----------      ----------
          TOTAL CURRENT LIABILITIES....................   1,703,696      (11,553)      1,442,143
PLUG AND ABANDONMENT LIABILITY.........................   4,200,000           --       4,200,000
STOCKHOLDERS' EQUITY (DEFICIT):........................    (233,360)   4,059,553(1)    3,826,193
                                                         ----------   ----------      ----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
            (DEFICIT)..................................  $5,670,336   $4,048,000      $9,718,336
                                                         ==========   ==========      ==========


           See accompanying notes to pro forma financial statements.

                           TEXAS STANDARD OIL COMPANY

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      THREE MONTHS ENDED DECEMBER 31, 2001

                                                           TEXAS       PRO FORMA
                                                          STANDARD    ADJUSTMENTS     PRO FORMA
                                                         ----------   -----------     ----------
REVENUE:
  Oil and gas sales....................................  $1,327,247   $       --      $1,327,247
COSTS AND EXPENSES:
  Production expense...................................     718,138           --         718,138
  Depletion and depreciation...........................      12,320      563,000(2)      575,320
  General and administrative...........................     284,772           --         284,772
                                                         ----------   ----------      ----------
          Total costs and expenses.....................   1,015,230      563,000       1,578,230
OPERATING INCOME (LOSS)................................     312,017     (563,000)       (250,983)
OTHER INCOME (EXPENSE).................................    (297,948)     244,240(4)      (53,708)
                                                         ----------   ----------      ----------
INCOME (LOSS) BEFORE INCOME TAXES......................      14,069     (318,760)       (304,691)
INCOME TAX PROVISION...................................          --           --              --
                                                         ----------   ----------      ----------
NET INCOME (LOSS)......................................  $   14,069   $ (318,760)     $ (304,691)
                                                         ==========   ==========      ==========
BASIC EARNINGS PER SHARE...............................  $      .09   $     (.17)(6)  $     (.15)
                                                         ==========   ==========      ==========
DILUTED EARNINGS PER SHARE.............................  $      .09   $     (.17)(6)  $     (.15)
                                                         ==========   ==========      ==========
WEIGHTED AVERAGE SHARES BASIC..........................     165,042    1,840,199(6)    2,005,241
                                                         ==========   ==========      ==========
WEIGHTED AVERAGE SHARES DILUTED........................     165,042    1,840,199(6)    2,005,241
                                                         ==========   ==========      ==========

           See accompanying notes to pro forma financial statements.

                           TEXAS STANDARD OIL COMPANY

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 2001

                                                         (5)
                                            TEXAS      ACQUIRED     PRO FORMA
                                          STANDARD    PROPERTIES   ADJUSTMENTS       PRO FORMA
                                          ---------   ----------   -----------      -----------
REVENUE:
  Oil and gas sales.....................  $      --   $9,056,000   $        --      $ 9,056,000
COSTS AND EXPENSES:
  Production expense....................         --    1,774,000            --        1,774,000
  Depletion and depreciation............         --           --       955,000(2)       955,000
  General and administrative............    380,171           --       300,000(3)       680,171
                                          ---------   ----------   -----------      -----------
          Total costs and expenses......    380,171    1,774,000     1,255,000        3,409,171
OTHER INCOME (EXPENSE):
  Interest income (expense), net........       (915)          --            --             (915)
  Miscellaneous.........................         --           --            --               --
                                          ---------   ----------   -----------      -----------
          Total other income
            (expense)...................       (915)          --            --             (915)
                                          ---------   ----------   -----------      -----------
INCOME (LOSS) BEFORE INCOME TAXES.......   (381,086)   7,282,000    (1,255,000)       5,645,914
INCOME TAX PROVISION....................                            (1,940,000)(4)   (1,940,000)
                                          ---------   ----------   -----------      -----------
NET INCOME (LOSS).......................  $(381,086)  $7,282,000   $(3,195,000)     $ 3,705,914
                                          =========   ==========   ===========      ===========
BASIC EARNINGS PER SHARE................  $   (3.81)               $      1.68(6)   $      1.84
                                          =========                ===========      ===========
DILUTED EARNINGS PER SHARE..............  $   (3.81)               $      1.68(6)   $      1.84
                                          =========                ===========      ===========
WEIGHTED AVERAGE SHARES BASIC...........    100,000                  1,905,241(6)     2,005,241
                                          =========                ===========      ===========
WEIGHTED AVERAGE SHARES DILUTED.........    100,000                  1,905,241(6)     2,005,241
                                          =========                ===========      ===========

           See accompanying notes to pro forma financial statements.

                           TEXAS STANDARD OIL COMPANY

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

     (1) Adjustment to reflect completion of the acquisition transaction in exchange for the stock of Texas Standard, recorded at estimated fair market value of the interests acquired.

     (2) Adjustment to reflect depletion as if the properties had been acquired and exchange offer occurred at the beginning of the period.

     (3) Adjustment to reflect estimated general and administrative expenses as if the properties had been acquired and exchange offer occurred at the beginning of the period.

     (4) Adjustment to remove non-recurring costs related to this exchange transaction that are included in the Company's statement of operations.

     (5) Oil and gas sales and direct operating expenses of the acquired properties for the period.

     (6) Adjustment assumes exchange of all unitholders at a ratio of 1 share of common stock for each 20 units (748,770 shares). The adjustment also includes the effect of the 68,067 shares issued by the Company in October 2001 and the issuance of 1,088,404 shares to existing shareholders on January 4, 2002. The adjustments are as if all the shares were issued at the beginning of the respective periods.

                          INDEPENDENT AUDITOR'S REPORT

The Trustee and Unitholders
Freeport-McMoRan Oil & Gas Royalty Trust

     We have audited the accompanying statement of assets, liabilities and trust equity of Freeport-McMoRan Oil and Gas Royalty Trust as of December 31, 2001, and the related statements of net loss and distributable income, and changes in trust equity for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Trustee. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the assets, liabilities and trust equity of Freeport-McMoRan Oil and Gas Royalty Trust as of December 31, 2001, and the net loss and distributable income, and changes in trust equity for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     As described in Note 1, the Trust has sold its interest in the royalty during October 2001.

                                                  HEIN + ASSOCIATES LLP

Dallas, Texas
February 27, 2002

                   FREEPORT-MCMORAN OIL AND GAS ROYALTY TRUST

               STATEMENTS OF ASSETS, LIABILITIES AND TRUST EQUITY

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  2001           2000
                                                              ------------   -------------
                                          ASSETS

Cash and cash equivalents...................................    $22,691      $     615,459
Net overriding royalty interest in oil and gas properties...         --        189,875,741
Less accumulated amortization and impairment of net
  overriding royalty interest...............................         --       (189,875,741)
                                                                -------      -------------
          Total assets......................................    $22,691      $     615,459
                                                                =======      =============

                               LIABILITIES AND TRUST EQUITY
Accrued liabilities.........................................    $    --      $      27,461
Trust Equity:
Reserve for future Trust expenses...........................     22,691            587,998
Trust corpus (14,975,390 Units of Beneficial Interest
  authorized, issued and outstanding).......................         --                 --
                                                                -------      -------------
                                                                 22,691            587,998
                                                                -------      -------------
          Total liabilities and trust equity................    $22,691      $     615,459
                                                                =======      =============

   The accompanying notes are an integral part of these financial statements.

                   FREEPORT-MCMORAN OIL AND GAS ROYALTY TRUST

                STATEMENTS OF NET LOSS AND DISTRIBUTABLE INCOME

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
INCOME:
  Oil and gas royalty proceeds..............................  $        --   $        --
  Interest income...........................................       15,936        41,414
                                                              -----------   -----------
          TOTAL INCOME......................................       15,936        41,414
EXPENSES:
  Trust administrative expenses.............................     (581,243)     (339,992)
                                                              -----------   -----------
          Net loss..........................................  $  (565,307)  $  (298,578)
                                                              ===========   ===========
          Net loss per unit.................................  $      (.04)  $      (.02)
                                                              ===========   ===========
Distributable income........................................  $        --   $        --
                                                              ===========   ===========
Distributable income per Unit...............................  $        --   $        --
                                                              ===========   ===========
Units outstanding...........................................   14,975,390    14,975,390
                                                              ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                   FREEPORT-MCMORAN OIL AND GAS ROYALTY TRUST

                     STATEMENTS OF CHANGES IN TRUST EQUITY

                                                           RESERVE FOR
                                                           FUTURE TRUST                  TOTAL TRUST
                                                             EXPENSES     TRUST CORPUS     EQUITY
                                                           ------------   ------------   -----------
January 1, 2000..........................................   $ 886,576        $  --        $ 886,576
     NET LOSS............................................    (298,578)          --         (298,578)
                                                            ---------        -----        ---------
December 31, 2000........................................     587,998           --          587,998
     NET LOSS............................................    (565,307)          --         (565,307)
                                                            ---------        -----        ---------
December 31, 2001........................................   $  22,691        $  --        $  22,691
                                                            =========        =====        =========

   The accompanying notes are an integral part of these financial statements.

                   FREEPORT-MCMORAN OIL AND GAS ROYALTY TRUST

                            STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 2001          2000
                                                              -----------   -----------
Cash flows from operating activities:
     NET LOSS...............................................   $(565,307)    $(298,578)
Change in accrued liabilities...............................     (27,461)       17,417
                                                               ---------     ---------
Net change in cash from operating activities................    (592,768)     (281,161)
Cash and cash equivalents, beginning of period..............     615,459       896,620
                                                               ---------     ---------
Cash and cash equivalents, end of period....................   $  22,691     $ 615,459
                                                               =========     =========

   The accompanying notes are an integral part of these financial statements.

                   FREEPORT-MCMORAN OIL AND GAS ROYALTY TRUST

                         NOTES TO FINANCIAL STATEMENTS

1.  BACKGROUND AND STATUS


     Freeport-McMoRan Oil and Gas Royalty Trust (the "Trust") was created effective September 30, 1983. On that date, Freeport-McMoRan Inc. ("FTX") transferred to a Partnership (the "Partnership") a net overriding royalty interest in certain offshore oil and gas properties (the "Royalty Properties") equal to 90 percent of the Net Proceeds (as defined in the Conveyance referred to below) from FTX's working interests in such properties and conveyed a 99.9 percent general partnership interest in the Partnership to the Trust. Such net overriding royalty interest is referred to herein as the "Royalty". The Overriding Royalty Conveyance which created the Royalty is referred to herein as the "Conveyance". IMC Global Inc. ("IMC") succeeded to FTX effective December 22, 1997, following the merger of FTX into IMC. Until October 12, 2001, IMC was the working interest owner in the properties. However, on October 21, 2001, IMC sold the oil and gas interests burdened by the Royalty to Texas Standard Oil Company, a Texas corporation ("TXS"). TXS is the owner of the oil and gas interests burdened by the Royalty as of the date of this report.



     The Conveyance provides that the owner of the interests burdened by the Royalty (the "Working Interest Owner") will calculate and pay monthly to the Partnership an amount equal to 90 percent of the net proceeds for the preceding month. Net Proceeds generally consist of the excess of gross revenues received from the Royalty Properties (Gross Proceeds), on a cash basis, over operating costs, capital expenditures and other charges, on an accrual basis. The Trust is passive, with JP Morgan Chase Bank as Trustee. The Trustee has only such powers as are necessary for the collection and distribution of revenues attributable to the Royalty, the payment of Trust liabilities and the protection of Trust assets.



     The Trust Indenture provides generally that the Trust shall terminate upon the first to occur of: (i) the sale of all the Trust's interest in the Partnership, or the sale by the Partnership of all the assets of the Partnership including the Royalty, or (ii) a decision to terminate the Trust by the affirmative vote of Unitholders representing a majority of the Units. The Trust Indenture originally stated that the Trust must also terminate if the amount of cash per year received by the Trust for each of three successive years commencing after December 31, 1990 is less than $3 million. The Trust's cash receipts were less than $3 million in 1996, 1997 and 1998. However, at a special meeting of the Unit holders held on March 12, 1999, the Unit holders approved a shareholder proposal to amend the Trust Indenture to extend the life of the Trust for at least two years. This extension expired on December 31, 2000, as there were no payments in respect of the Royalty during 1999 and 2000. Therefore, the Trust Indenture provided that the Trustee must sell the Trust's interest in the Partnership or cause the Partnership to sell the Royalty.



     At a Special Meeting of Unitholders held on October 5, 2001, the Unitholders approved a shareholder proposal to amend the Trust Indenture instructing the Trustee to cause the Partnership to sell the Royalty to TXS, and to delay any liquidating distribution of Trust assets, less amounts withheld by the Trustee for contingent liabilities of the Trust, until completion of an exchange offer by TXS or December 31, 2001, whichever occurs first. On October 11, 2001, in accordance with a shareholder proposal approved at the Special Meeting of the Unitholders held on October 5, 2001, the Trustee caused the Partnership to sell the Royalty to TXS for $1,000 in cash.



     The Trust's remaining assets are the proceeds from the sale to TXS and the expense reserve established by the Trustee to pay the Trust's ongoing administrative expenses. The combined amount of these assets was $54,008.49 on December 31, 2001. Because TXS did not complete its proposed exchange offer for the outstanding units of the Trust prior to December 31, 2001, and in order that the Unitholders might still have an opportunity to participate in the exchange offer with TXS, the Trustee currently anticipates it will not terminate the Trust until completion of the exchange offer by TXS or depletion of the Trust's expense reserve, whichever occurs first.

                   FREEPORT-MCMORAN OIL AND GAS ROYALTY TRUST

     The Trustee anticipates that the entire amount of the Trust's remaining assets will be needed to pay the costs to wind up the affairs of the Trust, including the additional administrative expenses the Trust will incur until the Trust is terminated upon completion of the exchange offer by TXS or depletion of the Trust's expense reserve, whichever occurs first. Therefore, the Trustee is withholding the remaining amount of the expense reserve to pay the expenses associated with the termination of the Trust and does not expect to make a liquidating distribution.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS

     The Trust considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Trust's funds are invested in certificates of deposits which mature every thirty days.

  ROYALTY INTEREST IN OIL AND GAS PROPERTIES


     As stated in Note 1 above, the Trustee caused the Partnership to sell the Royalty to TXS and the Trust has no further rights in the Royalty.



     The initial carrying amount of the Royalty represented the Working Interest Owner's net book value applicable to the interest in the properties conveyed to the Trust on the date of creation of the Trust. Amortization of the Royalty was recorded using the future net revenue method. This method provides for calculating amortization by dividing the unamortized portion of the Royalty by estimated future net revenues from proved reserves and applying the resulting rate to the Trust's share of royalty proceeds.



     The carrying value of the Royalty was limited to the discounted present value (at 10 percent) of estimated future net cash flows. Any excess carrying value was reduced and the adjustment was charged to expense. The carrying value of the Royalty was $0 at September 30, 2001 and December 31, 2000. The carrying value was not necessarily indicative of the fair market value of the Royalty.


  INCOME TAXES


     Because the Trust is a grantor trust which is not a taxable entity, no income taxes are reported in the Trust's financial statements. The tax consequences of owning Units are included in the federal, state and local income tax returns of the individual Unitholders.


3.  COST CARRYFORWARD


     As a result of the capital costs incurred in recent years, a cumulative excess Class A cost carryforward of $13.7 million and $19.8 million existed as of September 30, 2001 and December 31, 2000, respectively. The cost carryforward was subject to and included an interest amount at the prime rate, which totaled $7.8 million and $6.8 million net to the Trust at September 30, 2001 and December 31, 2000, respectively. This excess Class A cost carryforward would had to have been recouped by the Working Interest Owner out of future Gross Proceeds before distributions to the Unitholders could have resumed. See Note 1. This recoupment did not occur before the Trustee caused the Partnership to sell the Royalty to TXS.


4.  GAS BALANCING ARRANGEMENTS


     As a result of past curtailments in gas takes by the principal purchaser of production from the Royalty Properties, certain quantities of gas were sold by other parties with interests in the Royalty Properties pursuant to gas balancing arrangements. Proceeds from gas produced from the Royalty Properties but sold

                   FREEPORT-MCMORAN OIL AND GAS ROYALTY TRUST by other parties pursuant to such balancing arrangements (underproduction) were not included in Gross Proceeds for purposes of calculating the Royalty. As of September 30, 2001 and December 31, 2000, the unrecovered quantity of gas sold by third parties pursuant to such gas balancing arrangements since inception of the Trust was approximately .2 billion cubic feet (bcf), net to the Trust. Because the Trustee has caused the Partnership to sell the Royalty, the Unitholders have no rights to these future proceeds.


5.  GAS CONTRACT SETTLEMENT


     The Working Interest Owner has brought suit against a prior gas purchaser, seeking reimbursement as excess royalty of a portion of amounts paid to the Minerals Management Service ("MMS") by the Working Interest Owner to settle claims made by the MMS for additional royalty resulting from the Working Interest Owner's compromise of claims against the gas purchaser. The Trust's interest in the proceeds of the gas contract settlement was included in the Trust's Gross Proceeds and the funds paid to the MMS reduced the Trust's Gross Proceeds. Discovery in this suit is proceeding and the trial date which was set for August 28, 2001 has been postponed with no firm date set. The amount of any recovery with respect to this claim is presently indeterminable. Because the Trustee has caused the Partnership to sell the Royalty, the Trust will not benefit from any recovery in the lawsuit.


6.  ESTABLISHMENT OF AN EXPENSE RESERVE

     Because of the decline in Royalty income, at certain times since late 1993 the Trust was unable to pay its ongoing administrative expenses. To permit the Trust to pay its routine administrative expenses, the Trustee, in accordance with the Trust Indenture, established an expense reserve of $2.4 million of which $.2 million and $.6 million remained as of September 30, 2001 and December 31, 2000, respectively. During the first nine months of 2001, $.4 million was withdrawn from the expense reserve to pay Trust administrative expenses, including expenses related to the shareholder proposal and the special meeting of Unitholders at which the proposal was approved, and $.3 million was withdrawn from the expense reserve during 2000 to pay Trust administrative expenses.

     The funding for this reserve is deposited with JP Morgan Chase Bank and invested in JP Morgan Chase Bank collateralized certificates of deposit. The average interest rate earned on these funds was 5.5 percent for 2000.


     The expense reserve is established at the Trust level and was unrelated to the items, including the cost carryforward, that were taken into account by the Working Interest Owner in determining whether amounts were payable pursuant to the Royalty.


7.  RESERVE FOR FUTURE ESTIMATED ABANDONMENT COSTS


     While the Trust had rights in the Royalty, the estimated future abandonment costs were accrued over the life of the Trust's properties based on current laws and regulations. Such costs are by their nature imprecise and can be expected to be revised over time because of changes in general and specific cost levels, government regulations, operations or technology. As of September 30, 2001 and December 31, 2000, the estimated remaining aggregate abandonment costs that would have been incurred for all of the Trust's properties totaled $4.2 million net to the Trust, all of which was taken into account in computing the Class A cost carryforward. See Note 3.


8.  TRANSPORTATION AGREEMENT

     In December 1997, the Working Interest Owner entered into a crude oil agreement with an oil pipeline company to deliver on a daily basis specified quantities of crude oil from West Cameron 498. Under the terms of the agreement the Working Interest Owner agreed to pay a transportation fee

                   FREEPORT-MCMORAN OIL AND GAS ROYALTY TRUST calculated at a sliding monthly rate based upon the total average daily volumes delivered from West Cameron 498 during the month. Should the annual minimum delivery volume not be met, a deficiency payment is assessed by the pipeline.


     During 2000 and 1999, the Working Interest Owner did not deliver the minimum volume under the agreement, therefore, the pipeline company billed the Working Interest Owner for the deficiencies. In 2001 the pipeline company billed the Working Interest Owner approximately $.5 million for the 2000 deficiency. This amount was taken into account in computing the cost carryforward of $19.8 million at December 31, 2000. See Note 3.


9.  SUPPLEMENTARY PROVED OIL AND GAS RESERVE INFORMATION (UNAUDITED)


     Pursuant to the Financial Accounting Standards Board's ("FASB") and SEC's disclosure standards for oil and gas producing activities, the Trust is required to include, as supplementary information, estimates of quantities of proved oil and gas reserves that were attributable to the Trust. Since the Royalty was a net profits interest, the Partnership did not own and was not entitled to receive any specific volume of reserves. Reserves that were attributable to the Partnership have been estimated based on projections of reserves and future net cash flows that were attributable to the combined interests of the Working Interest Owner and the Partnership, and a formula based upon estimates of future net cash flows. As a result of estimating reserve volumes by using a formula based upon estimates of future net cash flows, such reserves are affected by changes in various economic factors including prices, costs and the level and timing of capital expenditures on the properties. Therefore, the reserve volume estimates are hypothetical and are not comparable to estimates of reserves attributable to a working interest.



     The reserve volume and cash flow amounts are for the interest in the Royalty that was attributable to the Trust, based on the Trust's 99.9 percent interest in the Partnership. Estimates of proved oil and gas reserves that were attributable to the Trust's interest are based on a report of Ryder Scott Company L.P. ("Ryder Scott"). In accordance with the requirements of the FASB, the reserve estimates were calculated using year-end oil and gas prices being received and current operating and abandonment cost levels. In preparing its estimates, Ryder Scott did not take into account (a) revenues received after November 30 attributable to production during the fourth quarter of the respective year, (b) as of December 31, 2000 and 1999, approximately .2 billion cubic feet of natural gas at each date, sold by other parties pursuant to certain gas balancing arrangements and (c) an excess cost carryforward of $19.8 million and $22.4 million at December 31, 2000 and 1999, respectively. For purposes of the reserve volume and cash flow amounts, the estimates of Ryder Scott were adjusted to take into account the foregoing factors, based on calculations supplied by the Working Interest Owner. In making such adjustment, the Working Interest Owner subtracted amounts attributable to the items referred to in (a), (b) and (c) of the preceding sentence. Based on the estimates of Ryder Scott, as adjusted for the effect of the cost carryforward and as calculated in accordance with the FASB's and SEC's standards, at December 31, 2000 and 1999 there were no proved reserves and no estimated future net cash flow attributable to the Royalty.


     It is emphasized that this supplementary information represents estimates which may be imprecise, and extreme caution should accompany its use and interpretation. The estimates were based on various assumptions, many of which are subject to uncertainties, and therefore, the estimates should not be considered to be a prediction of actual amounts to be received. Additionally, as required under FASB's and SEC's standards, the supplementary information excludes consideration of anticipated future oil and gas prices and costs and does not consider additional potentially recoverable oil and gas reserves not currently classified as proved. Such factors should be considered in estimating the cash flows which ultimately could be derived from production of the related oil and gas reserves or sale of the reserves in-place.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           TEXAS STANDARD OIL COMPANY

                     DEALER PROSPECTUS DELIVERY OBLIGATION


     UNTIL JULY 8, 2002, ALL DEALERS THAT EFFECT TRANSACTIONS IN THE COMMON STOCK OF TEXAS STANDARD OIL COMPANY, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he was, is, or is threatened to be made a named defendant or respondent by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation's best interests; and, in all other cases, that such conduct was at least not opposed to the corporation's best interests. In the case of any criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is found liable to the corporation, or is found liable on the basis that he received an improper personal benefit, indemnification is limited to the reimbursement of reasonable expenses actually incurred. No indemnification is available if the officer or director is found liable for willful or intentional misconduct in the performance of his duty to the corporation. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

     Our certificate of incorporation and bylaws allows us to indemnify each of our directors and our officers to the fullest extent permitted by applicable law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


       EXHIBIT
ITEM   NUMBER                        EXHIBIT DESCRIPTION
----   -------                       -------------------
  1              Underwriting agreement*
  2              Plan of acquisition, reorganization, arrangement,
                 liquidation, or succession
         2.1     Purchase and Sale Agreement dated August 7, 2001 between IMC
                 Global, Inc. and Texas Standard Oil Company+
  3              Articles of Incorporation and By-laws
         3.1     Articles of Incorporation of Texas Standard Oil Company+
         3.2     Articles of Amendment of Articles of Incorporation of Texas
                 Standard Oil Company+
         3.3     Bylaws of Texas Standard Oil Company+
  4              Instruments defining the rights of holders, including
                 indentures
         4.1     Form of common stock certificate+
  5              Opinion regarding legality
         5.1     Opinion of Haynes and Boone, LLP+
  8              Opinion regarding tax matters
         8.1     Tax Opinion of Haynes and Boone, LLP+
  9              Voting trust agreement*
 10              Material contracts
        10.1     Promissory Note payable to Roberson Oil Company dated July
                 31, 2001+
        10.2     Purchase and Sale Agreement dated August 27, 2001 between
                 IMC Global, Inc. and Texas Standard Oil Company (included in exhibit 2.1)+
        10.3     Texas Standard Oil Company 2002 Equity Incentive Plan+
 11              Statement regarding computation of per share earnings*
 13              Annual or Quarterly Reports*
 15              Letter regarding unaudited interim financial information*

       EXHIBIT
ITEM   NUMBER                        EXHIBIT DESCRIPTION
----   -------                       -------------------
 16              Letter on change in certifying accountant*
 21              Subsidiaries of the registrant*
 23              Consent of experts and counsel
        23.1     Consent of Haynes and Boone, LLP (included in Exhibit 5.1)+
        23.2     Consent of Hein + Associates LLP+
        23.3     Consent of Ryder Scott Company, L.P.+
 24              Power of attorney
        24.2     Power of Attorney (included on the signature page of this
                 Registration Statement)+
 25              Statement of eligibility of Trustee*
 26              Invitations for competitive bids*
 99              Additional exhibits
        99.1     Form of Letter to Record Holders
        99.2     Form of Letter to Clients
        99.3     Form of Letter of Transmittal


---------------

* Inapplicable to this filing
+ Previously filed

ITEM 22.  UNDERTAKINGS

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus under Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on April 3, 2002.


                                          TEXAS STANDARD OIL COMPANY
                                          (Registrant)

                                          By:    /s/ TIMOTHY M. ROBERSON
                                            ------------------------------------
                                                    Timothy M. Roberson
                                                      Chief Executive
                                                   Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURE                                    CAPACITIES                    DATE
                    ---------                                    ----------                    ----

             /s/ TIMOTHY M. ROBERSON                 President, Chief Executive Officer    April 3, 2002
 ------------------------------------------------               and Chairman
               Timothy M. Roberson                      (principal executive officer)


           /s/ JOSEPH F. LANGSTON, JR.*                  Chief Financial Officer and       April 3, 2002
 ------------------------------------------------     Director (principal financial and
             Joseph F. Langston, Jr.                         accounting officer)


             /s/ CHARLES A. SHARMAN*                              Director                 April 3, 2002
 ------------------------------------------------
                Charles A. Sharman


 *By:            /s/ TIMOTHY M. ROBERSON
        ------------------------------------------
                   Timothy M. Roberson,
             pursuant to a power of attorney

                                 EXHIBIT INDEX


       EXHIBIT
ITEM   NUMBER                        EXHIBIT DESCRIPTION
----   -------                       -------------------
  1              Underwriting agreement*
  2              Plan of acquisition, reorganization, arrangement,
                 liquidation, or succession
         2.1     Purchase and Sale Agreement dated August 7, 2001 between IMC
                 Global, Inc. and Texas Standard Oil Company+
  3              Articles of Incorporation and By-laws
         3.1     Articles of Incorporation of Texas Standard Oil Company+
         3.2     Articles of Amendment of Articles of Incorporation of Texas
                 Standard Oil Company+
         3.3     Bylaws of Texas Standard Oil Company+
  4              Instruments defining the rights of holders, including
                 indentures
         4.1     Form of common stock certificate+
  5              Opinion regarding legality
         5.1     Opinion of Haynes and Boone, LLP+
  8              Opinion regarding tax matters
         8.1     Tax Opinion of Haynes and Boone, LLP+
  9              Voting trust agreement*
 10              Material contracts
        10.1     Promissory Note payable to Roberson Oil Company dated July
                 31, 2001+
        10.2     Purchase and Sale Agreement dated August 27, 2001 between
                 IMC Global, Inc. and Texas Standard Oil Company (included in exhibit 2.1)+
        10.3     Texas Standard Oil Company 2002 Equity Incentive Plan+
 11              Statement regarding computation of per share earnings*
 13              Annual or Quarterly Reports*
 15              Letter regarding unaudited interim financial information*
 16              Letter on change in certifying accountant*
 21              Subsidiaries of the registrant*
 23              Consent of experts and counsel
        23.1     Consent of Haynes and Boone, LLP (included in Exhibit 5.1)+
        23.2     Consent of Hein + Associates LLP+
        23.3     Consent of Ryder Scott Company, L.P.+
 24              Power of attorney
        24.2     Power of Attorney (included on the signature page of this
                 Registration Statement)+
 25              Statement of eligibility of Trustee*
 26              Invitations for competitive bids*
 99              Additional exhibits
        99.1     Form of Letter to Record Holders
        99.2     Form of Letter to Clients
        99.3     Form of Letter of Transmittal


---------------

* Inapplicable to this filing
+ Previously filed